As filed with the Securities and Exchange Commission on March 27, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TH International Limited
(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

702 Central Plaza

227 Huangpi North Road

Shanghai, People’s Republic of China, 200003

+86-021-6136-6616

(Address and telephone number of Registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, New York 10168
(800) 221-0102

(Name, address, and telephone number of agent for service)

Copies to:

Steve Lin, Esq.
Han Kun Law Offices LLP
Rooms 4301-10, 43/F., Gloucester Tower
The Landmark
15 Queen’s Road Central
Hong Kong
+852-2820-5600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 27, 2026

US$30,000,000

Ordinary Shares
Preferred Shares
Warrants

Subscription Rights

Units

Up to 82,107,312 Ordinary Shares Offered by the Selling Shareholders Named Herein

We may from time to time in one or more offerings offer and sell our preferred shares, warrants, subscription rights and/or units, or ordinary shares.

Each time we sell our securities pursuant to this prospectus, we will provide specific terms of any offered securities and offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

In addition, this prospectus also covers the sale by certain selling shareholders described herein of up to (i) 27,902,414 Ordinary Shares (as defined below) beneficially owned by certain legacy shareholders of the Company and their affiliates; (ii) 16,174,250 Ordinary Shares issuable upon conversion of the Series A convertible subordinated notes due 2029 (the “Series A Convertible Notes”) at a conversion price of US$2.7822 per share, which were issued to Tim Hortons Restaurants International GmbH (“THRI”), Pangaea Three Acquisition Holdings IV Limited (“P3AHIV”), and Pangaea Two Acquisition Holdings XXIIA Limited (“PTAHXXIIA”), whereby with THRI, P3AHIV and PTAHXXIIA purchased an aggregate principal amount of US$25.0 million, US$10.0 million, and US$10.0 million Series A Convertible Notes, respectively; (iii) 35 Ordinary Shares issuable upon conversion of 0.2 Series A-2 convertible preferred share (the “Series A-2 Convertible Preferred Share”) which was issued to THRI, whereby THRI purchased 0.2 Series A-2 Convertible Preferred Share at US$99.99; (iv) 5,657,875 Ordinary Shares issuable upon conversion of the Series A-1 convertible subordinated notes due 2029 (the “Series A-1 Convertible Notes”) at a conversion price of US$2.7822 per share, which were issued to P3AHIV, whereby P3AHIV acquired an aggregate principal amount of $15,741,340 Series A-1 Convertible Notes; and (v) 32,320,538 Ordinary Shares issuable upon conversion of the 2025 senior secured convertible notes due 2029 (the “2025 Senior Secured Convertible Notes”) at a conversion price of US$2.7822 per share, which were issued to THRI, Sona Credit Master Fund Limited (“SONA Credit Fund”), and Sona Blue Peak, Ltd. (“SONA Blue”) whereby THRI, SONA Credit Fund, and SONA Blue purchased an aggregate principal amount of US$32,500,000, US$52,254,203, and US$5,167,998 2025 Senior Secured Convertible Notes, respectively. We will not receive any proceeds from the sale of our Ordinary Shares by selling shareholders. We will not receive any proceeds from the conversion of the Series A Convertible Notes, the Series A-2 Convertible Preferred Share, the Series A-1 Convertible Notes, and the 2025 Senior Secured Convertible Notes.

These securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our securities, their compensation and any over-allotment options held by them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution of these securities, see the section entitled “Plan of Distribution” beginning on page 72 of this prospectus.

Pursuant to General Instruction I.B.5 of Form F-3, in no event will we sell the securities covered hereby in a public primary offering with a value exceeding more than one-third of the aggregate market value of our ordinary shares in any 12-month period so long as the aggregate market value of our issued and outstanding ordinary shares held by non-affiliates remains below US$75,000,000. The aggregate market value of our issued and outstanding ordinary shares held by non-affiliates, as of the date of this prospectus, was approximately US$21.55 million, which was calculated based on 10,668,524 ordinary shares held by non-affiliates and the per Ordinary Share price of US$2.02, which was the closing price of our Ordinary Shares on March 20, 2026. During the 12 calendar months prior to and including the date of this prospectus, we have not offered or sold any securities pursuant to General Instruction I.B.5 of Form F-3.

Our Ordinary Shares were listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “THCH” on September 29, 2022. On March 20, 2026, the closing price of our Ordinary Shares on Nasdaq was US$2.02 per share.

TH International Limited (“we,” “us,” the “Company” or “THIL”) is a Cayman Islands holding company that conducts its operations in mainland China through wholly owned subsidiaries. THIL is not a Chinese operating company and does not directly own any substantive business operations in mainland China. The securities registered hereby are securities of THIL, not those of its operating companies. Therefore, investors in THIL will not directly hold any equity interests in its operating companies. This holding company structure involves unique risks to investors. For example, regulatory authorities in the People’s Republic of China (“PRC”) could disallow this operating structure and limit or hinder THIL’s ability to conduct its business through, receive dividends from or transfer funds to the operating companies or maintain listing on a U.S. or other foreign exchange, which could cause the value of THIL’s securities to significantly decline or become worthless.

In addition, THIL and its subsidiaries incorporated under the laws of the PRC (the “PRC Subsidiaries”) face various legal and operational risks associated with doing business in China. For a detailed description of the risks related to THIL’s holding company structure and doing business in China, see “Risk Factors — Risks Related to Doing Business in China” in our annual report on Form 20-F for the fiscal year ended December 31, 2024, which is incorporated by reference in this prospectus. These risks arise from, among other things, PRC governmental authorities’ significant oversight and discretion over the business and financing activities of its PRC Subsidiaries, the complex and evolving PRC legal system, frequent changes in laws, regulations and government policies with little advance notice, uncertainties and inconsistencies regarding the interpretation and enforcement of laws and regulations, difficulties or delays in obtaining regulatory approvals for listing on a foreign stock exchange or conducting certain business activities and increasing oversight on cybersecurity and data privacy and potential anti-monopoly actions related to the PRC government’s recently issued statements and instituted regulatory actions. These risks could result in a material change in the operations of THIL’s PRC Subsidiaries and significantly limit or completely hinder THIL’s ability to maintain listing on a U.S. or other foreign stock exchange, to accept foreign investments and to offer or continue to offer securities to foreign investors.

THIL and its PRC Subsidiaries are also subject to various restrictions on intercompany fund transfers and foreign exchange control under current PRC laws and regulations and could be subject to additional, more onerous restrictions under new PRC laws and regulations that may come into effect in the future. For example, THIL’s PRC Subsidiaries may pay dividends only out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with PRC accounting standards and regulations; each of the PRC Subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital; the PRC Subsidiaries are required to complete certain procedural requirements related to foreign exchange control in order to make dividend payments in foreign currencies; a withholding tax, at the rate of 10% or lower, is payable by the PRC Subsidiaries upon dividend remittance; approval from or registration with competent PRC government authorities is required where Renminbi is to be converted into foreign currency and remitted out of mainland China to pay capital expenses, such as the repayment of loans denominated in foreign currencies; loans by THIL to its PRC Subsidiaries to finance their operations shall not exceed certain statutory limits and must be registered with the local counterpart of the State Administration of Foreign Exchange (the “SAFE”) and/or the National Development Reform Committee (“NDRC”) (with respect to foreign debts with a maturity of more than 1 year); and any capital contribution from THIL to its PRC Subsidiaries is required to be registered with the competent PRC government authorities. Due to the existing and/or potential interventions in or the imposition of restrictions and limitations by the PRC government on the ability of THIL or its PRC Subsidiaries to transfer cash and/or non-cash assets based on existing or new PRC laws and regulations, cash and/or non-cash assets located in mainland China or held by THIL’s PRC Subsidiaries, such as Tim Hortons (China) Holdings Co., Ltd. (“Tim Hortons China”) and Tim Hortons (Shanghai) Food and Beverage Management Co., Ltd., may not be available to fund THIL’s foreign currency needs or any foreign operations that THIL may have in the future or for other uses outside of mainland China, and THIL may not be able to effectively utilize the proceeds from the offerings of its listed securities to fund the operations or liquidity needs of its PRC Subsidiaries. For a detailed description of the restrictions and related risks, see “Summary — Corporate Structure,” “Risk Factors — Risks Related to Doing Business in China — Restrictions on our subsidiaries on paying dividends or making other payments to us under existing or new laws and regulations of the PRC and the HKSAR may restrict our ability to satisfy our liquidity requirements” and “Risk Factors —Risks Related to Doing Business in China — Foreign exchange controls may limit our ability to effectively utilize our revenues and the proceeds from the offerings of our listed securities and adversely affect the value of your investment” in our annual report on Form 20-F for the fiscal year ended December 31, 2024, which is incorporated by reference in this prospectus. Based on the experience of its management team, THIL does not believe that remittance of cash and/or non-cash assets from Hong Kong, including cash and/or non-cash assets held by TH Hong Kong International Limited (“THHK”), a wholly-owned subsidiary of THIL incorporated under the laws of the Hong Kong Special Administrative Region (the “HKSAR”), is subject to the aforementioned interventions, restrictions and limitations by the PRC government or similar interventions, restrictions or limitations from the government of the HKSAR, nor does THIL believe such interventions, restrictions and limitations will be imposed on THHK or any future Hong Kong subsidiary that THIL may have in the foreseeable future. To the extent that THIL’s cash and/or non-cash assets in Hong Kong or any cash and/or non-cash assets held by its Hong Kong Subsidiaries (as defined below) are subject to the aforementioned interventions, restrictions and limitations by the PRC government or the government of the HKSAR, then, as a result of such interventions, restrictions and limitations, such cash/assets may not be available to pay dividends to THIL, to fund the operations of THIL’s subsidiaries outside Hong Kong or to be used outside of Hong Kong for other purposes. As of the date of this prospectus, neither THIL nor any of its subsidiaries has made any dividends or distributions to its parent company or any investor, and there has been no transfer of capital expenses among THIL and its subsidiaries. As of the date of this prospectus, THIL has transferred an aggregate of US$309.1 million in cash to THHK as capital injections and shareholder loans, and THHK has transferred an aggregate of US$297.7 million in cash to Tim Hortons China, a wholly-owned PRC subsidiary of THHK, and US$7.4 million in cash to Tim Hortons (Shanghai) Food and Beverage Management Co., Ltd., a wholly-owned PRC subsidiary of Tim Hortons China, as capital injections and shareholder loans. THIL currently does not have a specific timetable on when to settle the amounts owed within the Company and plans to distribute cash dividends after it becomes profitable. Any determination to pay dividends in the future will be at the discretion of the Board. THIL does not currently have any cash management policy that dictates how funds shall be transferred between THIL and its subsidiaries, including its PRC Subsidiaries, THHK and any other non-PRC subsidiaries that it may have in the future, or among its subsidiaries.

In addition, THIL faces risks related to the fact that its auditor is an independent registered accounting firm based in mainland China. Under the Holding Foreign Companies Accountable Act, or the HFCAA, if the SEC determines that THIL has filed audit reports issued by a registered public accounting firm that has not been subject to inspections for three consecutive years, the SEC shall prohibit its securities from being traded on a national securities exchange or in the over the counter trading market in the U.S. On December 2, 2021, the SEC adopted final amendments implementing the disclosure and submission requirements under the HFCAA, pursuant to which the SEC will identify an issuer as a “Commission-Identified Issuer” if the issuer has filed an annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in the foreign jurisdiction and will impose a trading prohibition on an issuer after it is identified as a Commission-Identified Issuer for three consecutive years. The Accelerating Holding Foreign Companies Accountable Act, or the AHFCAA, which was passed by the U.S. Senate on June 22, 2021 and enacted on December 23, 2022 shortens the three-consecutive-year compliance period under the HFCAA to two consecutive years and, as a result, reduces the time before the potential trading prohibition against or delisting of THIL’s securities. On December 29, 2022, the Consolidated Appropriations Act was signed into law, which contains, among other things, an identical provision to AHFCAA that reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two. On December 16, 2021, the PCAOB issued a report notifying the SEC of its determination that it was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China or Hong Kong, including THIL’s auditor. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong and THIL continues to use an accounting firm headquartered in one of these jurisdictions to issue an audit report on its financial statements filed with the SEC, it would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that THIL would not be identified as a Commission-Identified Issuer for any future fiscal year, and if it were so identified for two consecutive years, it would become subject to the prohibition on trading under the HFCAA. For a detailed description of the related risks, see “Risk Factors—Risks Related to Doing Business in China—The PCAOB had historically been unable to inspect our auditors in relation to their audit work. Our securities likely will be delisted under the HFCAA if the PCAOB is unable to inspect our auditors for two consecutive years after we are identified by the SEC as a Commission-Identified Issuer. The delisting of our securities, or the threat of our securities being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections will deprive investors of the benefits of such inspections” in our annual report on Form 20-F for the fiscal year ended December 31, 2024, which is incorporated by reference in this prospectus.

Investing in these securities involves risks. See the “Risk Factors” section contained in the applicable prospectus supplement and the documents we incorporate by reference in this prospectus to read about factors you should consider before investing in our securities.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of securities or passed upon the accuracy or adequacy of the disclosures in this prospectus, including any prospectus supplement and documents incorporated by reference. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________, 2026

You should rely only on the information contained or incorporated by reference into this prospectus, in the applicable prospectus supplement or in any free writing prospectus filed by us with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference into this prospectus and any prospectus supplement or in any free writing prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

We and the selling shareholders are not making an offer to sell the securities or soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.

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ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC. By using a shelf registration statement, we or any selling shareholder may, at any time and from time to time, offer and/or sell the securities as described in this prospectus in one or more offerings. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus or the prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should carefully read this document and any applicable prospectus supplement. You should also read the documents we have referred you to under “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference” below for information on our company, the risks we face and our financial statements. The registration statement and exhibits can be read on the SEC’s website as described under “Where You Can Find More Information About Us.”

In this prospectus, unless otherwise indicated or unless the context otherwise requires, references to:

●	“Board” means the board of directors of THIL.

●	“Business Combination” means THIL’s business combination with Silver Crest, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 13, 2021, by and among Silver Crest, THIL, and Miami Swan Ltd, a Cayman Islands exempted company and a wholly-owned subsidiary of THIL (“Merger Sub”), as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of January 30, 2022, Amendment No. 2 to the Agreement and Plan of Merger, dated March 9, 2022, Amendment No. 3 to the Agreement and Plan of Merger, dated as of June 27, 2022, and Amendment No. 4 to the Agreement and Plan of Merger, dated as of August 30, 2022, in each case by and among Silver Crest, THIL and Merger Sub.

●	“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

●	“Company,” “we,” “our,” “us,” “THIL” or similar terms means TH International Limited and/or its subsidiaries. All references to “THIL” with respect to business operations shall mean THIL’s PRC Subsidiaries, unless otherwise indicated.

●	“China” and the “PRC” are to the People’s Republic of China, excluding, for the purposes of this prospectus only, Taiwan, the Hong Kong Special Administrative Region and the Macao Special Administrative Region.

●	“ESA” means the Equity Support Agreement, dated March 8, 2022, between THIL and Shaolin Capital Management LLC, which assigned all of its rights and obligations under the agreement to Shaolin Capital Partners Master Fund Ltd, DS Liquid DIV RVA SCM LLC, MAP 214 Segregated Portfolio, a segregated portfolio of LMA SPC, and Shaolin Capital Partners SP, a segregated portfolio of PC MAP SPC on May 25, 2022, as amended by Amendment No. 1 to the Equity Support Agreement, dated July 28, 2022.

●	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

●	“Hong Kong Subsidiaries” means TH Hong Kong International Limited and any other Hong Kong incorporated subsidiary that THIL may have in the future.

●	“Ordinary Shares” means the ordinary shares, par value of US$0.00000939586994067732 prior to the Reverse Stock Split (as defined below) and US$0.0000469793497033866 per share after the Reverse Stock Split, of THIL.

●	“PCAOB” means the Public Company Accounting Oversight Board.

●	“PLK” means PLK APAC Pte. Ltd., a company organized and existing under the laws of Singapore, PLKC HK International Limited, a limited liability company organized under the laws of Hong Kong, and PLKC International Limited.

●	“Popeyes China” means PLKC International Limited, a Cayman Islands exempted company.

●	“Popeyes Shanghai” means Bobipai (Shanghai) Catering Management Co.

●	“PRC Subsidiaries” means Tim Hortons (China) Holdings Co., Ltd., Shanghai Donuts Enterprise Management Co., Ltd., Tim Hortons (Shanghai) Food and Beverage Management Co., Ltd., Tim Hortons (Beijing) Food and Beverage Services Co., Ltd., Tim Coffee (Shenzhen) Co., Ltd., Tim Hortons (Shenzhen) Food and Beverage Co., Ltd., and Popeyes China, PLK and Popeyes Shanghai from March 30, 2023 to June 28, 2024 and/or any other PRC-incorporated subsidiary that THIL may have in the future.

●	“Public Warrants” means the 17,250,000 redeemable warrants issued by THIL in connection with the Business Combination to holders of Silver Crest’s warrants issued in its initial public offering, each entitling the holder to purchase one Ordinary Share of THIL at an exercise price of US$57.50 per share (subject to adjustment).

●	“Reverse Stock Split” means the 1-for-5 reverse stock split of the Company’s Ordinary Shares that became effective as of 5:00 p.m. Eastern Time on December 31, 2024, pursuant to which every five Ordinary Shares issued and outstanding immediately prior to such effective time were combined into one Ordinary Share, with the Company’s authorized share capital becoming US$5,000 divided into 100,000,000.00 Ordinary Shares with a nominal or par value of US$0.0000469793497033866 each and 6,429,740.547038 shares with a nominal or par value of US$0.0000469793497033866 each of such class or classes (however designated) as the Board may determine in accordance with the THIL Articles.

●	“RMB” or “Renminbi” are to the legal currency of China.

●	“SEC” means the U.S. Securities and Exchange Commission.

●	“Securities Act” means the Securities Act of 1933, as amended.

●	“Silver Crest” means Silver Crest Acquisition Corporation, a Cayman Islands exempted company.

●	“Sponsor” refers to Silver Crest Management LLC, a Cayman Islands limited liability company.

●	“THIL Articles” means the second amended and restated memorandum and articles of association of THIL.

●	“US$,” “U.S. dollars,” or “dollars” are to the legal currency of the United States.

●	“U.S. GAAP” means accounting principles generally accepted in the United States of America.

Unless otherwise stated, all translations from RMB to US$ were made at the rate of RMB7.1190 to US$1.00, representing the exchange rate in effect as of September 30, 2025 as set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System.

References in any prospectus supplement to “the accompanying prospectus” are to this prospectus and to “the prospectus” are to this prospectus and the applicable prospectus supplement taken together.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain statements of a forward-looking nature. All statements other than statements of historical facts are forward-looking statements. These forward-looking statements are made under the “safe harbor” provision under Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and as defined in the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. These forward-looking statements relate to, among others:

●	our markets are rapidly evolving and may decline or experience limited growth;

●	our ability to retain and expand its customer base;

●	our reliance on third-party suppliers;

●	our ability to compete effectively in the markets in which it operates;

●	our quarterly results of operations may fluctuate for a variety of reasons;

●	failure to maintain and enhance the Tim Hortons brand;

●	our ability to successfully and efficiently manage its current and potential future growth;

●	our dependence upon the continued growth of e-commerce and usage of mobile devices;

●	our ability to ensure food safety and quality control;

●	failure to prevent security breaches or unauthorized access to THIL’s or its third-party service providers’ data;

●	the rapidly changing and increasingly stringent laws, contractual obligations and industry standards relating to privacy, data protection and data security;

●	substantial doubt on going concerns;

●	the effects of health epidemics, including the COVID-19 pandemic; and

●	other risk factors discussed under “Risk Factors” included in the applicable prospectus supplement or under similar headings in other documents which are incorporated by reference in this prospectus.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs.

You should read these statements in conjunction with the risks discussed under the heading “Risk Factors” included in the applicable prospectus supplement or under similar headings in other documents which are incorporated by reference in this prospectus. Moreover, we operate in an emerging and evolving environment. New risks may emerge from time to time, and it is not possible for our management to predict all risks, nor can we assess the impact of such risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ materially from those contained in any forward-looking statements. The forward-looking statements made in this prospectus and the documents incorporated by reference herein relate only to events or information as of the date on which the statements are made in this prospectus and such incorporated documents. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents incorporated by reference herein and have filed as exhibits to this prospectus and the incorporated documents, completely and with the understanding that our actual future results may be materially different from what we expect.

OUR COMPANY

Overview

We are a leading coffee and bakery shop in China. Our vision is as simple as it is ambitious: to build the premier coffee and bake shop in mainland China. Founded by affiliates of Cartesian and THRI, the owner of the Tim Hortons brand, we are the parent company of the master franchisee of, and hold the right to operate, Tim Hortons coffee shops in mainland China, Hong Kong and Macau. Tim Hortons, one of the largest coffee, donut, and tea restaurant chains in the world, is deeply rooted in core values of inclusivity and community. We opened our first coffee shop in China in February 2019 and have grown dramatically since then, selling high-quality coffee and freshly prepared food items at attractive price points through company owned and operated stores and franchised stores. As of September 30, 2025, we had 1,030 system-wide stores in mainland China.

As of the date of this prospectus, we do not have any stores outside of mainland China. In addition to our physical store network, we have built a rapidly expanding base of loyal customers and a robust technology infrastructure that facilitates digital ordering and supports the efficient growth of our business. In 2022, 2023, 2024 and nine months ended September 2025, digital orders, including both delivery and mobile ordering for self pick-up, accounted for approximately 80.1%, 82.1%, 86.1% and 91.0% of our revenues from company owned and operated stores. We also have a popular loyalty program, which has experienced tremendous growth since its establishment in 2019, reaching 11.3 million, 18.5 million, 24.0 million and 27.9 million members as of December 31, 2022, 2023, 2024 and September 30, 2025, respectively.

Our Holding Company Structure

TH International Limited is a Cayman Islands holding company that conducts its operations in mainland China through wholly owned subsidiaries. THIL is not a Chinese operating company and does not directly own any substantive business operations in mainland China. The securities registered hereby are securities of THIL, not those of its operating companies. Therefore, investors in THIL will not directly hold any equity interests in its operating companies. This holding company structure involves unique risks to investors. For example, regulatory authorities in the PRC could disallow this operating structure and limit or hinder THIL’s ability to conduct its business through, receive dividends from or transfer funds to the operating companies or maintain listing on a U.S. or other foreign exchange, which could cause the value of THIL’s securities to significantly decline or become worthless.

The following diagram illustrates THIL’s corporate structure as of the date of this prospectus.

In addition, THIL and its subsidiaries incorporated under the laws of the PRC (the “PRC Subsidiaries”) face various legal and operational risks associated with doing business in China. For a detailed description of the risks related to THIL’s holding company structure and doing business in China, see “Risk Factors — Risks Related to Doing Business in China” in our annual report on Form 20-F for the fiscal year ended December 31, 2024, which is incorporated by reference in this prospectus. These risks arise from, among other things, PRC governmental authorities’ significant oversight and discretion over the business and financing activities of its PRC Subsidiaries, the complex and evolving PRC legal system, frequent changes in laws, regulations and government policies with little advance notice, uncertainties and inconsistencies regarding the interpretation and enforcement of laws and regulations, difficulties or delays in obtaining regulatory approvals for listing on a foreign stock exchange or conducting certain business activities and increasing oversight on cybersecurity and data privacy and potential anti-monopoly actions related to the PRC government’s recently issued statements and instituted regulatory actions. These risks could result in a material change in the operations of THIL’s PRC Subsidiaries and significantly limit or completely hinder THIL’s ability to maintain listing on a U.S. or other foreign stock exchange, to accept foreign investments and to offer or continue to offer securities to foreign investors.

Regulatory Matters

Substantially all of THIL’s revenue is derived from the operations of its PRC Subsidiaries in mainland China. THIL and its PRC Subsidiaries are subject to PRC laws relating to, among others, restrictions over foreign investments and data security. The PRC government has been seeking to exert more control and impose more restrictions on companies based in mainland China raising capital offshore and such efforts may continue or intensify in the future. The PRC government’s exertion of more control over offerings conducted overseas and/or foreign investment in issuers based in mainland China could result in a material change in the operations of THIL’s PRC Subsidiaries, significantly limit or completely hinder THIL’s ability to offer or continue to offer securities to investors, and cause the value of THIL’s securities to significantly decline or be worthless. Based on the opinion of THIL’s PRC counsel, Han Kun Law Offices, according to its interpretation of the currently in-effect PRC laws and regulations, THIL believes that the issuance of THIL’s securities to foreign investors does not require permission or approval from any PRC governmental authority. However, as PRC governmental authorities have significant discretion in interpreting and implementing statutory provisions, there is no assurance that such approval or permission will not be required under existing PRC laws, regulations or policies if the relevant PRC governmental authorities take a contrary position or adopt new interpretations, or under any new laws or regulations that may be promulgated in the future. Below is a summary of potential PRC laws and regulations that, in the opinion of Han Kun Law Offices according to its interpretation of the currently in-effect PRC laws and regulations, could be interpreted by the in-charge PRC government authorities, namely, the CSRC, the CAC and their enforcement agencies, to require THIL to obtain permission or approval or complete certain filing procedures in order to issue securities to foreign investors. Based on the experience of THIL’s management team, THIL does not believe that any permission or approval is required under any laws or regulations of the HKSAR for it to issue securities to non-PRC investors or for any of its PRC Subsidiaries to conduct their business operations in mainland China. However, there is no assurance that such approval or permission will not be required under HKSAR laws, regulations or policies if the relevant HKSAR governmental authorities take a contrary position, nor can THIL predict whether or how long it will take to obtain such approval.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors adopted by six PRC regulatory agencies, including the Ministry of Commerce of the PRC, the State-Owned Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, currently known as the PRC State Administration for Market Regulation (the “SAMR”), the CSRC, and the SAFE in 2006 and amended in 2009, as well as some other regulations and rules concerning mergers and acquisitions (collectively, the “M&A Rules”) include provisions that purport to require that an offshore special purpose vehicle that is controlled by PRC domestic companies or individuals and that has been formed for the purpose of an overseas listing of securities through acquisitions of PRC domestic companies or assets to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles. While the application of the M&A Rules remains unclear, THIL believes, based on the advice of its PRC legal counsel and its understanding of the current PRC laws and regulations, that the CSRC approval is not required. However, there can be no assurance that the relevant PRC government agencies, including the CSRC, would reach the same conclusion as THIL’s PRC legal counsel.

On February 17, 2023, the CSRC promulgated the Trial Measures and several related rules, collectively the New Filing Rules, which became effective on March 31, 2023. Under the New Filing Rules, an overseas-listed issuer may be subject to filing or report obligations. Failure to comply with the filing requirements or any other requirements under the New Filing Rules could result in warnings, a fine ranging from RMB1 million to RMB10 million, and our controlling shareholders, actual controllers, any person who is directly in charge and other directly liable persons could also be subject to administrative penalties, such as warnings and fines. If THIL fails to receive or maintain any requisite permission or approval from or complete the required filing procedure with the CSRC for any future offerings, or the waiver for such permission, approval or filing requirement, in a timely manner, or at all, or inadvertently concludes that such permission, approval or filing is not required, or if applicable laws, regulations or interpretations change and obligate it to obtain such permission or approvals in the future, THIL or its PRC Subsidiaries may be subject to fines and penalties (the details of which are unknown at this point), limitations on its business activities in mainland China, delay or restrictions on the contribution of the proceeds from THIL’s offerings of its listed securities into the PRC, or other sanctions that could have a material adverse effect on its business, financial condition, results of operations, reputation and prospects. The CSRC may also take actions requiring THIL, or making it advisable for THIL, to halt future offerings of THIL’s securities to foreign investors. For a more detailed analysis, see “Risk Factors—Risks Related to Doing Business in China—The approval and/or other requirements of Chinese governmental authorities may be required in connection with our future issuance of securities to foreign investors under PRC laws, regulations or policies” in our annual report on Form 20-F for the fiscal year ended December 31, 2024, which is incorporated by reference in this prospectus.

Furthermore, in April 2020, the PRC government promulgated the Cybersecurity Review Measures (the “2020 Cybersecurity Review Measures”), which came into effect on June 1, 2020. On September 24, 2024, the State Council of China published the Regulations on Network Data Security Administration, which took effect on January 1, 2025. The Regulations on Network Data Security Administration provides that network data processing operators engaging in network data processing activities that affect or may affect national security must be subject to security review in accordance with the relevant PRC regulations. “Network data processing activities” refers to the collection, retention, use, processing, transmission, provision, disclosure, deletion, and other activities of network data. On December 28, 2021, the PRC government promulgated amended Cybersecurity Review Measures (the “2022 Cybersecurity Review Measures”), which came into effect and replaced the 2020 Cybersecurity Review Measures on February 15, 2022. According to the 2022 Cybersecurity Review Measures, (i) critical information infrastructure operators that purchase network products and services and internet platform operators that conduct data processing activities shall be subject to cybersecurity review in accordance with the 2022 Cybersecurity Review Measures if such activities affect or may affect national security; and (ii) internet platform operators holding personal information of more than one million users and seeking to have their securities list on a stock exchange in a foreign country shall file for cybersecurity review with the Cybersecurity Review Office. Based on the opinion of THIL’s PRC counsel, Han Kun Law Offices, according to its interpretation of the currently in-effect PRC laws and regulations, THIL believes that neither THIL nor any of its PRC Subsidiaries is subject to cybersecurity review, reporting or other permission requirements by the CAC under the applicable PRC cybersecurity laws and regulations with respect to this offering or the business operations of its PRC Subsidiaries, because neither THIL nor any of its PRC Subsidiaries qualifies as a critical information infrastructure operator or has conducted any data processing activities that affect or may affect national security or holds personal information of more than one million users. However, as PRC governmental authorities have significant discretion in interpreting and implementing statutory provisions and there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations, there is no assurance that THIL or any of its PRC Subsidiaries will not be deemed to be subject to PRC cybersecurity review or that THIL or any of its PRC Subsidiaries will be able to pass such review. If THIL or any of its PRC Subsidiaries fails to receive any requisite permission or approval from the CAC for its business operations, or the waiver for such permission or approval, in a timely manner, or at all, or inadvertently concludes that such permission or approval is not required, or if applicable laws, regulations or interpretations change and obligate it to obtain such permission or approvals in the future, THIL or its PRC Subsidiaries may be subject to fines, suspension of business, website closure, revocation of business licenses or other penalties, as well as reputational damage or legal proceedings or actions against THIL or its PRC Subsidiaries, which may have a material adverse effect on its business, financial condition or results of operations. In addition, THIL and its PRC Subsidiaries could become subject to enhanced cybersecurity review or investigations launched by PRC regulators in the future pursuant to new laws, regulations or policies. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance with applicable laws and regulations may result in fines, suspension of business, website closure, revocation of business licenses or other penalties, as well as reputational damage or legal proceedings or actions against THIL or its PRC Subsidiaries, which may have a material adverse effect on their business, financial condition or results of operations. For a more detailed analysis, see “Risk Factors—Risks Related to THIL’s Business and Industry—We and our PRC Subsidiaries are subject to a variety of laws and regulations regarding cybersecurity and data protection, and any failure to comply with applicable laws and regulations could have a material adverse effect on our business, financial condition and results of operations” in our annual report on Form 20-F for the fiscal year ended December 31, 2024, which is incorporated by reference in this prospectus.

In addition, with respect to their business operations, THIL’s PRC Subsidiaries are required to maintain various approvals, licenses and permits to operate the company owned and operated stores and engage in commercial franchising activities in accordance with relevant PRC laws and regulations. In the opinion of Han Kun Law Offices according to its interpretation of the currently in-effect PRC laws and regulations, THIL’s PRC Subsidiaries are required to obtain and maintain the following approvals, licenses and permits for the operation of THIL’s company owned and operated stores: (i) business licenses issued by the local SAMR, (ii) food operation licenses issued by the competent food safety supervision and administration department, and (iii) for some stores, fire safety inspection permits from the local fire department. These approvals, licenses and permits can be obtained upon satisfactory compliance with, among other things, the applicable laws and regulations. Any PRC Subsidiary that is engaged in commercial franchising is required to (i) register as a commercial franchisor with the commerce department of the local government within fifteen days after entering into a franchise agreement with a franchisee located in mainland China for the first time; (ii) file with the in-charge authority information regarding franchise agreements entered into, withdrawn, renewed or amended each year by March 31 of the following year; and (iii) report any changes to its previously filed registration information and information on its operational resources and the geographical distribution of its franchisees’ stores in mainland China within 30 calendar days following such change.

As of September 30, 2025, out of the 1,030 stores operated by THIL, 14 stores had not obtained the requisite business licenses or the requisite food operation licenses, which stores represented less than 1% of THIL’s total revenues for nine months ended September 30, 2025. Local governments have significant discretion in promulgating, interpreting and implementing fire safety rules and policies. As a result, there is no assurance that the fire safety inspection permit will not be required for certain company owned and operated stores that THIL believes, based on evaluations conducted by external fire safety specialists, are not required to obtain a fire safety inspection permit under existing PRC laws, regulations or policies if relevant PRC governmental authorities take a contrary position or adopt new interpretations, or under any new laws or regulations that may be promulgated in the future. Based on evaluations conducted by fire safety specialists engaged by THIL, 14 of THIL’s stores have not obtained those fire safety inspection permits that THIL believes are required under the applicable laws and regulations. THIL’s PRC Subsidiaries are still in the process of applying for these outstanding licenses and permits, and how soon these licenses and permits can be obtained is subject to regulatory approvals and certain other factors that are beyond their control. Failure to obtain the necessary licenses, permits and approvals could subject THIL’s PRC Subsidiaries to fines, confiscation of gains derived from the stores, or the suspension of operations of the stores. Specifically, (i) for stores without a business license, the in-charge government authorities may order such stores to rectify the non-compliance and impose a fine of up to RMB500,000 for each store; (ii) for stores without a food operation license, the in-charge government authorities may confiscate the income of such stores and their food, beverage and packaged products, raw materials and equipment and impose fines based on a multiple of the value of the food, beverage and packaged products of such store; and (iii) for stores that operate without the requisite fire safety inspection permit, the in-charge government authorities may order such stores to rectify the non-compliance, suspend their operations and impose a fine ranging from RMB30,000 to RMB300,000 for each store. Except for the outstanding licenses and permits mentioned above, none of THIL’s PRC Subsidiaries have been denied or are missing any of such approvals, licenses and permits for the company owned and operated stores that they operate, nor have they been subject to any fines or penalties with respect to the lack of such approvals, licenses and permits.

Tim Hortons China, the only PRC Subsidiary of THIL that is, or has been, engaged in commercial franchising, has received the requisite governmental approval to be registered as a commercial franchisor and has fulfilled its annual and ongoing reporting obligations as of the date of this prospectus. In general, if a commercial franchisor fails to comply with the annual filing requirement by the filing deadline, it could be ordered by the in-charge authority to rectify the non-compliance and be subject to a fine ranging from RMB10,000 to RMB50,000.

THHK, a wholly-owned subsidiary of THIL incorporated under the laws of the HKSAR, does not currently have any business operations. THHK holds the requisite business license and has not been required by the HKSAR government to hold any other license, permit or approval under the laws and regulations of the HKSAR. Based on the experience of its management team, THIL does not believe that THHK is required to obtain such license, permit or approval. However, there is no assurance that the relevant HKSAR governmental authorities will not take a contrary position or that THHK can obtain such license, permit or approval, if required. If THHK fails to obtain such license, permit or approval in a timely manner, or at all, THIL’s business and results of operations could be materially and adversely affected. For a more detailed analysis, see “Risk Factors—Risks Related to Doing Business in China—Any lack of requisite approvals, licenses or permits applicable to our business may have a material adverse effect on our business, financial condition and results of operations” in our annual report on Form 20-F for the fiscal year ended December 31, 2024, which is incorporated by reference in this prospectus.

The Holding Foreign Companies Accountable Act

THIL faces risks related to the fact that its auditor is an independent registered accounting firm based in mainland China. Under the Holding Foreign Companies Accountable Act, or the HFCAA, if the SEC determines that THIL has filed audit reports issued by a registered public accounting firm that has not been subject to inspections for three consecutive years, the SEC shall prohibit its securities from being traded on a national securities exchange or in the over the counter trading market in the U.S. On December 2, 2021, the SEC adopted final amendments implementing the disclosure and submission requirements under the HFCAA, pursuant to which the SEC will identify an issuer as a “Commission-Identified Issuer” if the issuer has filed an annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in the foreign jurisdiction and will impose a trading prohibition on an issuer after it is identified as a Commission-Identified Issuer for three consecutive years. The Accelerating Holding Foreign Companies Accountable Act, or the AHFCAA, which was passed by the U.S. Senate on June 22, 2021 and enacted on December 23, 2022 shortens the three-consecutive-year compliance period under the HFCAA to two consecutive years and, as a result, reduces the time before the potential trading prohibition against or delisting of THIL’s securities. On December 29, 2022, the Consolidated Appropriations Act was signed into law, which contains, among other things, an identical provision to AHFCAA that reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two. On December 16, 2021, the PCAOB issued a report notifying the SEC of its determination that it was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China or Hong Kong, including THIL’s auditor. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong and THIL continues to use an accounting firm headquartered in one of these jurisdictions to issue an audit report on its financial statements filed with the SEC, it would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that THIL would not be identified as a Commission-Identified Issuer for any future fiscal year, and if it were so identified for two consecutive years, it would become subject to the prohibition on trading under the HFCAA. For a detailed description of the related risks, see “Risk Factors—Risks Related to Doing Business in China—The PCAOB had historically been unable to inspect our auditors in relation to their audit work. Our securities likely will be delisted under the HFCAA if the PCAOB is unable to inspect our auditors for two consecutive years after we are identified by the SEC as a Commission-Identified Issuer. The delisting of our securities, or the threat of our securities being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections will deprive investors of the benefits of such inspections” in our annual report on Form 20-F for the fiscal year ended December 31, 2024, which is incorporated by reference in this prospectus.

Cash and Asset Flows through Our Organization

THIL and its PRC Subsidiaries are subject to various restrictions on intercompany fund transfers and foreign exchange control under current PRC laws and regulations and could be subject to additional, more onerous restrictions under new PRC laws and regulations that may come into effect in the future. Due to the existing and/or potential interventions in or the imposition of restrictions and limitations detailed below by the PRC government on the ability of THIL or its PRC Subsidiaries to transfer cash and/or non-cash assets based on existing or new PRC laws and regulations, cash and/or non-cash assets located in mainland China or held by its PRC Subsidiaries, such as Tim Hortons China and Tim Hortons (Shanghai) Food and Beverage Management Co., Ltd., may not be available to fund THIL’s foreign currency needs or any foreign operations that THIL may have in the future or for other uses outside of mainland China, and THIL may not be able to effectively utilize the proceeds from the offerings of its listed securities to fund the operations or liquidity needs of its PRC Subsidiaries.

Dividends. Dividends from its subsidiaries is an important source of financing for THIL. Restrictions on THIL’s PRC Subsidiaries’ ability to pay dividends to an offshore entity primarily include: (i) the PRC Subsidiaries may pay dividends only out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with PRC accounting standards and regulations; (ii) each of the PRC Subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital; (iii) the PRC Subsidiaries are required to complete certain procedural requirements related to foreign exchange control in order to make dividend payments in foreign currencies; and (iv) a withholding tax, at the rate of 10% or lower, is payable by the PRC subsidiary upon dividend remittance. Such restrictions under current PRC laws and regulations, or any new restrictions that could be imposed by new PRC laws and regulations that may come into effect in the future, could have a material and adverse effect on THIL’s ability to distribute profits to its shareholders. As of the date of this prospectus, neither THIL nor any of its subsidiaries has made any dividends or distributions to its parent company or any U.S. investor. THIL is not subject to any restrictions under Cayman Islands law on dividend distribution to its shareholders and currently intends to distribute cash dividends after it becomes profitable. Any determination to pay dividends in the future will be at the discretion of the Board.

Capital expenses. Approval from or registration with competent government authorities is required where Renminbi is to be converted into foreign currency and remitted out of mainland China to pay capital expenses, such as the repayment of loans denominated in foreign currencies. As a result, THIL’s PRC Subsidiaries are required to obtain approval from the SAFE or complete certain registration process in order to use cash generated from their operations to pay off their respective debt in a currency other than Renminbi owed to entities outside mainland China, or to make other capital expenditure payments outside mainland China in a currency other than Renminbi. As of the date of this prospectus, there has been no transfer of capital expenses among THIL and its subsidiaries.

Shareholder loans and capital contributions. THIL’s subsidiaries may only access THIL’s proceeds from the offerings of its listed securities through loans or capital contributions from THIL. Loans by THIL to its PRC Subsidiaries to finance their operations shall not exceed certain statutory limits and must be registered with the local counterpart of the SAFE and/or the NDRC (with respect to foreign debts with a maturity of more than 1 year), and any capital contribution from THIL to its PRC Subsidiaries is required to be registered with the competent PRC governmental authorities. As of the date of this prospectus, THIL has transferred an aggregate of US$309.1 million in cash to TH Hong Kong International Limited (“THHK”) as capital injections and shareholder loans, and THHK has transferred an aggregate of US$297.7 million in cash to Tim Hortons China and US$7.4 million in cash to Tim Hortons (Shanghai) Food and Beverage Management Co., Ltd. as capital injections and shareholder loans.

Based on the experience of its management team, THIL does not believe that remittance of cash and/or non-cash assets from Hong Kong, including cash and/or non-cash assets held by THHK, an intermediary holding company with no current business operations, is subject to the aforementioned interventions, restrictions and limitations by the PRC government or similar interventions, restrictions or limitations from the government of the HKSAR, nor does THIL believe such interventions, restrictions and limitations will be imposed on THHK or any future Hong Kong subsidiary that THIL may have in the foreseeable future. To the extent that THIL’s cash and/or non-cash assets in Hong Kong or any cash and/or non-cash assets held by its Hong Kong Subsidiaries are subject to the aforementioned interventions, restrictions and limitations by the PRC government or the government of the HKSAR, then, as a result of such interventions, restrictions and limitations, such cash/assets may not be available to pay dividends to THIL, to fund the operations of THIL’s subsidiaries outside Hong Kong or to be used outside of Hong Kong for other purposes. THIL does not currently have any cash management policy that dictates show funds shall be transferred between THIL and its subsidiaries, including its PRC Subsidiaries, THHK and any other non-PRC subsidiaries that it may have in the future, or among its subsidiaries.

Summary of Risk Factors

Investing in our securities involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our securities. Below please find a summary of the principal risks we face, organized under relevant headings. For detailed discussions, see “Risk Factors” in this prospectus and “Item 3. Key Information—D. Risk Factors” in our annual report on Form 20-F for the fiscal year ended December 31, 2024, which is incorporated by reference in this prospectus.

Risks Related to THIL’s Business and Industry

Risks and uncertainties related to our business and industry include, but are not limited to, the following:

●	THIL has a limited operating history in China, which makes it difficult to predict its business, financial performance and prospects, and THIL may not be able to maintain its historical growth rates in future periods.

●	THIL may not be able to successfully execute its strategies, sustain its growth or manage the increasing complexity of its business.

●	Economic conditions have adversely affected, and may continue to adversely affect, consumer discretionary spending, which could negatively impact THIL’s business, financial condition and results of operations.

●	Uncertainties relating to the growth of China’s coffee industry and food and beverage sector could adversely affect THIL’s results of operations and business prospects.

●	Food safety concerns and concerns about the health risk of THIL’s products may have an adverse effect on its business.

●	If relations between China and the United States or China and Canada deteriorate, THIL’s business, results of operations and financial condition could be adversely affected.

●	If THIL is unable to maintain or increase prices, it may fail to maintain a positive margin; and

●	Substantially doubt on THIL’s going concern.

Risks Related to Doing Business in China

In addition, THIL and its PRC Subsidiaries face various other legal and operational risks associated with doing business in China, which could result in a material change in the operations of THIL’s PRC Subsidiaries, cause the value of THIL’s securities to significantly decline or become worthless, and significantly limit or completely hinder its ability to accept foreign investments and offer or continue to offer securities to foreign investors. These risks include, but are not limited to, the following:

●	The offering of THIL securities may be subject to additional disclosure requirements and review that the SEC or other regulatory authorities in the United States may adopt for companies with China-based operations, which could increase THIL’s compliance costs, subject it to additional disclosure requirements, and/or suspend or terminate its future securities offerings. See “Risk Factors—Risks Related to Doing Business in China—Additional disclosure requirements to be adopted by and regulatory scrutiny from the SEC in response to risks related to companies with substantial operations in China, which could increase our compliance costs, subject us to additional disclosure requirements, and/or suspend or terminate our future securities offerings, making capital-raising more difficult” in our annual report on Form 20-F for the fiscal year ended December 31, 2024, which is incorporated by reference in this prospectus.

●	Regulatory developments in mainland China, in particular with respect to restrictions on companies based in mainland China raising capital offshore and the government-led cybersecurity reviews of certain companies, may lead to additional PRC regulatory review over THIL’s financing and capital raising activities in the United States. The approval and/or other requirements of PRC governmental authorities, such as the China Securities Regulatory Commission (the “CSRC”) and the Cyberspace Administration of China (the “CAC”), may be required under PRC laws, regulations or policies. See “Risk Factors—Risks Related to Doing Business in China—The approval and/or other requirements of Chinese governmental authorities may be required in connection with our future issuance of securities to foreign investors under PRC laws, regulations or policies” in our annual report on Form 20-F for the fiscal year ended December 31, 2024, which is incorporated by reference in this prospectus.

●	PRC governmental authorities have significant oversight and discretion over the business operations of THIL’s PRC Subsidiaries and may seek to intervene or influence such operations at any time that the government deems appropriate to further its regulatory, political and societal goals. In addition, the PRC governmental authorities may also exert more control over offerings that are conducted overseas and/or foreign investment in issuers based in mainland China. The PRC government’s exertion of more control over offerings conducted overseas and/or foreign investment in issuers based in mainland China could result in a material change in the operations of THIL’s PRC Subsidiaries, significantly limit or completely hinder THIL’s ability to offer or continue to offer securities to investors, and cause the value of THIL’s securities to significantly decline or be worthless. See “Risk Factors—Risks Related to Doing Business in China—PRC governmental authorities’ significant oversight and discretion over our business operations could result in a material adverse change in our operations and the value of our securities” in our annual report on Form 20-F for the fiscal year ended December 31, 2024, which is incorporated by reference in this prospectus.

●	THIL’s business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China, including, among others, overall economic growth, level of urbanization and level of per capita disposable income. See “Risk Factors—Risks Related to Doing Business in China—Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations” in our annual report on Form 20-F for the fiscal year ended December 31, 2024, which is incorporated by reference in this prospectus.

●	THIL is subject to significant uncertainty and inconsistency regarding the interpretation and enforcement of many PRC laws and regulations, and these laws and regulations can change quickly with limited advance notice. See “Risk Factors—Risks Related to Doing Business in China—The business operations of our PRC Subsidiaries are subject to various PRC laws and regulations, the interpretation and enforcement of which involve significant uncertainties as the PRC legal system is evolving rapidly” in our annual report on Form 20-F for the fiscal year ended December 31, 2024, which is incorporated by reference in this prospectus.

●	Due to the existing and/or potential interventions in or the imposition of restrictions and limitations by the PRC government on the ability of THIL or its PRC Subsidiaries to transfer cash and/or non-cash assets based on existing or new PRC laws and regulations, THIL’s cash and/or non-cash assets located in mainland China or held by THIL’s PRC Subsidiaries, such as Tim Hortons China and Tim Hortons (Shanghai) Food and Beverage Management Co., Ltd., may not be available to fund its foreign currency needs or any foreign operations that it may have in the future or for other uses outside of mainland China, and THIL may not be able to effectively utilize the proceeds from the offerings of its listed securities to fund the operations or liquidity needs of its PRC Subsidiaries. For example, payment of dividends by THIL’s PRC Subsidiaries is subject to various restrictions, loans by THIL to its PRC Subsidiaries to finance their operations are subject to certain statutory limits and must be registered with the local counterpart of the SAFE and/or the NDRC (with respect to foreign debts with a maturity of more than 1 year), and any capital contribution from THIL to its PRC Subsidiaries is required to be registered with the competent PRC governmental authorities. Based on the experience of its management team, THIL does not believe that remittance of cash and/or non-cash assets from Hong Kong, including cash and/or non-cash assets held by THHK, a wholly-owned subsidiary of THIL incorporated under the laws of the HKSAR with no current business operations, is subject to the aforementioned interventions, restrictions and limitations by the PRC government or similar interventions, restrictions or limitations from the government of the HKSAR. To the extent that THIL’s cash and/or non-cash assets in Hong Kong or any cash and/or non-cash assets held by its Hong Kong Subsidiaries are subject to the aforementioned interventions, restrictions and limitations by the PRC government or the government of the HKSAR, then, as a result of such interventions, restrictions and limitations, such cash/assets may not be available to pay dividends to THIL, to fund the operations of THIL’s subsidiaries outside Hong Kong or to be used outside of Hong Kong for other purposes. See “Risk Factors—Risks Related to Doing Business in China—Restrictions on our subsidiaries on paying dividends or making other payments to us under existing or new laws and regulations of the PRC and the HKSAR may restrict our ability to satisfy our liquidity requirements” and “—Foreign exchange controls may limit our ability to effectively utilize our revenues and the proceeds from the offerings of our listed securities and adversely affect the value of your investment” in our annual report on Form 20-F for the fiscal year ended December 31, 2024, which is incorporated by reference in this prospectus.

●	The PCAOB had been unable to inspect THIL’s auditors. THIL’s securities will likely be prohibited from trading in the United States under the HFCAA if the PCAOB is unable to inspect or investigate completely auditors located in China. See “Risk Factors—Risks Related to Doing Business in China—The PCAOB had historically been unable to inspect our auditors in relation to their audit work. Our securities likely will be delisted under the HFCAA if the PCAOB is unable to inspect our auditors for two consecutive years after we are identified by the SEC as a Commission-Identified Issuer. The delisting of our securities, or the threat of our securities being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections will deprive investors of the benefits of such inspections” in our annual report on Form 20-F for the fiscal year ended December 31, 2024, which is incorporated by reference in this prospectus.

●	THIL is a Cayman Islands exempted company that acts as a holding company and conducts its operations in mainland China through its PRC Subsidiaries. A majority of THIL’s assets, its entire management team and two of its directors are based in mainland China, and one of its directors is based in Hong Kong. Therefore, it may be difficult or costly for you to effect service of process within the U.S., enforce judgments of U.S. courts against THIL, its officers or these directors based upon the civil liability provisions of the U.S. federal securities laws or bring an original action in an appropriate foreign court to enforce liabilities against THIL, its officers or these directors or any person based upon the U.S. federal securities laws. See “Risk Factors—Risks Related to Doing Business in China—Your ability to effect service of legal process, enforce judgments or bring actions against us or certain of our officers and directors outside the U.S. will be limited and additional costs may be required” in our annual report on Form 20-F for the fiscal year ended December 31, 2024, which is incorporated by reference in this prospectus.

Risks Related to THIL’s Securities

Risks and uncertainties related to our securities include, but are not limited to, the following:

●	The price of our securities may be volatile, and the value of our securities may decline.

●	A market for our securities may not develop or be sustained, which would adversely affect the liquidity and price of our securities.

●	If we do not meet the expectations of equity research analysts, if they do not publish research reports about our business or if they issue unfavorable commentary or downgrade our securities, the price of our securities could decline.

●	Sales of a substantial number of our securities in the public market by the selling shareholders and/or by our existing shareholders could cause the price of our securities to fall.

●	Future resales and/or issuances of Ordinary Shares may cause the market price of our securities to drop significantly.

Summary of Financial Information

The following summary consolidated statements of operations data for the years ended December 31, 2022, 2023 and 2024, summary consolidated balance sheet data as of December 31, 2023 and 2024, and summary consolidated cash flow data for the years ended December 31, 2022, 2023 and 2024 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated statements of operations data for the nine months ended September 30, 2024 and 2025, summary consolidated balance sheet data as of September 30, 2025, and summary consolidated cash flow data for the nine months ended September 30, 2024 and 2025 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The consolidated financial statements are prepared and presented in accordance with U.S. GAAP.

The historical results are not necessarily indicative of results expected for future periods. You should read this summary of financial information section together with the consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The following table sets forth a summary of our condensed consolidated results of operations for the periods presented, both in absolute amount and as a percentage of the total revenues for the periods presented.

	For the year ended December 31,				For the Nine Months Ended September 30,
	2022	2023	2024		2024		2025
	RMB	RMB	RMB	US$	RMB	%	RMB	%
	(in thousands)
Revenues:
Company owned and operated stores	938,097	1,389,641	1,188,293	162,796	918,141	86.7%	819,515	81.3%
Other revenues	72,967	170,365	202,865	27,792	140,392	13.3%	188,221	18.7%
Total revenues:	1,011,064	1,560,006	1,391,158	190,588	1,058,533	100.0%	1,007,736	100.0%
Costs and expenses, net
Company owned and operated stores
Food and packaging	314,550	486,359	374,086	51,250	289,289	27.3%	248,817	24.7%
Store rental expenses	236,838	289,556	241,425	33,075	184,571	17.4%	168,252	16.7%
Payroll and employee benefits	268,857	304,545	231,542	31,721	176,662	16.7%	148,779	14.8%
Delivery costs	73,616	116,449	119,171	16,326	90,587	8.6%	97,622	9.7%
Other operating expenses	107,770	118,634	95,036	13,020	72,291	6.8%	62,584	6.2%
Store depreciation and amortization	118,659	138,735	129,614	17,757	93,540	8.8%	81,717	8.1%
Company owned and operated store costs and expenses	1,120,290	1,454,278	1,190,874	163,149	906,940	85.7%	807,771	80.2%
Costs of other revenues	48,555	149,692	153,612	21,045	105,080	9.9%	129,795	12.9%
Marketing expenses	81,017	96,679	64,849	8,885	51,085	4.8%	47,159	4.7%
General and administrative expenses	289,544	325,259	210,323	28,814	134,002	12.7%	141,307	14.0%
Franchise and royalty expenses	35,595	57,063	57,761	7,913	43,809	4.1%	47,348	4.7%
Other operating costs and expenses	8,340	28,872	10,794	1,479	10,479	1.0%	1,333	0.1%
Loss on disposal of property and equipment	8,835	16,404	4,147	568	3,716	0.4%	5,257	0.5%
Impairment losses of long-lived assets	7,223	111,427	56,287	7,711	40,386	3.8%	29,088	2.9%
Other income	(7,152)	(11,743)	(8,408)	(1,152)	(5,070)	(0.5)%	(2,586)	(0.3)%
Total costs and expenses, net	1,592,247	2,227,931	1,740,239	238,412	1,290,427	121.9%	1,206,472	119.7%
Operating loss from continuing operations	(581,183)	(667,925)	(349,081)	(47,824)	(231,894)	(21.9)%	(198,736)	(19.7)%
Interest income	2,703	14,183	3,203	439	2,221	0.2%	2,880	0.3%
Interest expenses	(14,804)	(20,420)	(22,448)	(3,075)	(18,742)	(1.8)%	(12,662)	(1.3)%
Foreign currency transaction gain/(loss)	(6,275)	(16,772)	3,484	477	4,417	0.4%	(493)	0.0%
Loss of the debt extinguishment	-	-	(10,657)	(1,460)	(10,657)	(1.0)%	-	-%
Changes in fair value of deferred contingent consideration	-	(26,106)	(16,941)	(2,321)	(16,941)	(1.6)%	-	-%
Changes in fair value of convertible notes	(4,494)	(58,281)	(65,874)	(9,025)	(48,461)	(4.6)%	866	0.1%
Changes in fair value of warrant liabilities	45,903	(83,966)	-	-	-	-	-	-
Changes in fair value of ESA derivative liabilities	(186,598)	19,654	-	-	-	-	-	-
Loss from continuing operations before income taxes	(744,748)	(839,633)	(458,314)	(62,789)	(320,057)	(30.2)%	(208,145)	(20.7)%
Income tax expenses	-	(97)	(2,115)	(290)	(1,499)	(0.1)%	(484)	0.0%
Net loss from continuing operations	(744,748)	(839,730)	(460,429)	(63,079)	(321,556)	(30.4)%	(208,629)	(20.7)%

The following table presents our summary consolidated balance sheets data as of the dates indicated.

	As of December 31,			As of September 30,
	2023	2024		2025
	RMB	RMB	US$	RMB
	(in thousands)
Summary Consolidated Balance Sheet Data
Current assets:
Cash and cash equivalents	202,315	152,368	20,874	131,609
Restricted cash	-	31,869	4,366	27,720
Time deposits	17,165	-		-
Accounts receivable, net	27,562	30,526	4,182	17,981
Amount due from related parties	-	5,858	802	2,766
Inventories	49,866	37,578	5,148	40,241
Prepaid expenses and other current assets	156,855	158,882	21,768	176,017
Current assets of discontinued operation	4,857	-	-	-
Total current assets	458,620	417,081	57,140	396,334
Non-current assets:
Property and equipment, net	665,992	502,159	68,795	387,952
Intangible assets, net	110,966	97,019	13,292	85,868
Operating lease right-of-use assets	785,437	493,308	67,583	372,585
Other non-current assets	63,855	53,967	7,393	47,773
Non-current assets of discontinued operation	130,569	-	-	-
Total non-current assets	1,756,819	1,146,453	157,063	894,178
Total assets	2,215,439	1,563,534	214,203	1,290,512
Current liabilities:
Bank borrowings, current	538,233	381,263	52,233	428,034
Accounts payable	219,775	223,838	30,666	200,199
Contract liabilities	40,715	39,678	5,436	36,206
Amount due to related parties	52,002	48,117	6,592	115,541
Convertible notes, at fair value, current	-	473,716	64,899	503,780
Operating lease liabilities	189,835	178,115	24,402	177,094
Other current liabilities	291,715	191,205	26,194	155,077
Current liabilities of discontinued operation	63,558	-	-	-
Total current liabilities	1,395,833	1,535,932	210,422	1,615,931
Non-current liabilities:
Bank borrowings, non-current	5,266	-	-	-
Contract liabilities	5,272	8,022	1,099	9,738
Amount due to related parties	94,200	-	-	-
Operating lease liabilities	653,659	380,075	52,070	263,203
Convertible notes, at fair value, non-current	420,712	464,847	63,684	425,619
Other non-current liabilities	8,637	7,673	1,051	7,456
Non-current liabilities of discontinued operation	54,289	-	-	-
Total non-current liabilities	1,242,035	860,617	117,904	706,016
Total liabilities	2,637,868	2,396,549	328,326	2,321,947
Shareholders’ deficit：
Total deficit attributable to shareholders of the Company	(427,207)	(840,889)	(115,202)	(1,037,050)
Non-controlling interests	4,778	7,874	1,079	5,615
Total shareholders’ deficit	(422,429)	(833,015)	(114,123)	(1,031,435)
Total liabilities and shareholders’ deficit.	2,215,439	1,563,534	214,203	1,290,512

The following table presents our summary consolidated cash flow data for the periods indicated.

	For the year ended December 31,				For the nine months ended September 30,
	2022	2023	2024		2024	2025
	RMB	RMB	RMB	US$	RMB	RMB
	(in thousands)
Net cash used in operating activities - continuing operations	(286,929)	(198,139)	(46,381)	(6,354)	(14,752)	(3,107)
Net cash provided by operating activities - discontinued operations	-	2,009	6,714	920	6,714	-
Net cash provided by/(used in) investing activities - continuing operations	(705,172)	60,737	(75,834)	(10,389)	(89,056)	(66,975)
Net cash provided by/(used in) investing activities - discontinued operations	-	(738)	67,797	9,288	67,797	-
Net cash provided by financing activities - continuing operations	827,160	80,833	26,004	3,563	16,204	46,787
Effect of foreign currency exchange rate changes on cash	13,181	19,807	2,350	322	6,240	(1,613)
Net decrease in cash and cash equivalents and restricted cash	(151,760)	(35,491)	(19,350)	(2,651)	(6,853)	(24,908)
Cash and cash equivalents and restricted cash at beginning of the period	390,837	239,077	203,587	27,891	203,587	184,237
Cash and cash equivalents and restricted cash at end of the period	239,077	203,586	184,237	25,240	196,734	159,329
Less: Cash and restricted cash of discontinued operations at end of year	-	(1,272)	-	-	-	-
Cash and Restricted cash at end of the period	239,077	202,315	184,237	25,240	196,734	159,329

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures, namely adjusted company owned and operated store contribution, adjusted company owned and operated store contribution margin, adjusted general and administrative expenses, adjusted corporate EBITDA, adjusted corporate EBITDA margin, adjusted net loss, adjusted net loss margin, and adjusted basic and diluted net loss per ordinary share in evaluating its operating results and for financial and operational decision-making purposes. The Company defines (i) adjusted company owned and operated store contribution as fully-burdened gross profit of company owned and operated stores excluding depreciation and amortization; (ii) adjusted company owned and operated store contribution margin as adjusted company owned and operated store contribution as a percentage of revenues from company owned and operated stores; (iii) adjusted general and administrative expenses as general and administrative expenses excluding share-based compensation expenses (including equity settlement and cash settlement), professional fees related to warrant exchange and other financing programs, impairment losses of rental deposits, commission fee for Cantor shares, option granted by controlling shareholder to CB holder and offering costs for ESA transactions; (iv) adjusted corporate EBITDA as operating loss excluding depreciation and amortization, share-based compensation expenses, commission fee for Cantor shares, impairment losses of rental deposits, one-off expense of store closure, professional fees related to warrant exchange and other financing programs, option granted by controlling shareholder to CB holder, offering costs for ESA transactions, impairment losses of long-lived assets and loss on disposal of property and equipment; (v) adjusted corporate EBITDA margin as adjusted corporate EBITDA as a percentage of total revenues; (vi) adjusted net loss as net loss excluding share-based compensation expenses, professional fees relating to warrant exchange and other financing programs, commission fee for Cantor shares, option granted by controlling shareholder to CB holder, offering costs for ESA transactions, impairment losses of long-lived assets, impairment losses of rental deposits, one-off expense of store closure, loss on disposal of property and equipment, changes in fair value of deferred contingent consideration, changes in fair value of convertible bonds, changes in fair value of warrant liabilities, changes in fair value of ESA derivatives liabilities; (vii) adjusted net loss margin as adjusted net loss as a percentage of total revenues; (viii) adjusted basic and diluted net loss per ordinary share as adjusted net loss from continuing operations attributable to shareholders of the Company divided by weighted average number of basic and diluted ordinary share. The Company believes adjusted company owned and operated store contribution, adjusted company owned and operated store contribution margin, adjusted general and administrative expenses, adjusted corporate EBITDA, adjusted corporate EBITDA margin, adjusted net loss, adjusted net loss margin, and adjusted basic and diluted net loss per ordinary share enhance investors’ overall understanding of its financial performance and allow for greater visibility with respect to key metrics used by its management in its financial and operational decision-making.

These non-GAAP financial measures are not defined under U.S. GAAP and are not presented in accordance with U.S. GAAP. As these non-GAAP financial measures have limitations as analytical tools and may not be calculated in the same manner by all companies, they may not be comparable to other similarly titled measures used by other companies. The Company compensates for these limitations by reconciling the non-GAAP financial measures to the nearest U.S. GAAP performance measures, which should be considered when evaluating the Company’s performance. For reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the tables set out below. The Company encourages investors and others to review its financial information in its entirety and not rely on any single financial measure.

A.	Adjusted company owned and operated store contribution and adjusted company owned and operated store contribution margin

	For the year ended December 31,				For the Nine Months Ended September 30,
	2022	2023	2024		2024	2025
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Revenues - company owned and operated stores	938,097	1,389,641	1,188,293	162,796	918,141	819,515	115,117
Food and packaging costs - company owned and operated stores	(314,550)	(486,359)	(374,086)	(51,250)	(289,289)	(248,817)	(34,951)
Store rental expenses - company owned and operated stores	(236,838)	(289,556)	(241,425)	(33,075)	(184,571)	(168,252)	(23,634)
Payroll and employee benefits - company owned and operated stores	(268,857)	(304,545)	(231,542)	(31,721)	(176,662)	(148,779)	(20,899)
Delivery costs - company owned and operated stores	(73,616)	(116,449)	(119,171)	(16,326)	(90,587)	(97,622)	(13,713)
Other operating expenses - company owned and operated stores	(107,770)	(118,634)	(95,036)	(13,020)	(72,291)	(62,584)	(8,791)
Store depreciation and amortization	(118,659)	(138,735)	(129,614)	(17,757)	(93,540)	(81,717)	(11,479)
Franchise and royalty expenses - company owned and operated stores	(29,404)	(44,730)	(39,420)	(5,401)	(30,101)	(27,345)	(3,841)
Fully-burdened gross loss - company owned and operated stores	(211,597)	(109,367)	(42,001)	(5,754)	(18,900)	(15,601)	(2,191)
Store depreciation and amortization (1)	118,659	138,735	129,614	17,757	93,540	81,717	11,479
Company owned and operated store contribution	(92,938)	29,368	87,613	12,003	74,640	66,116	9,288
Company owned and operated store contribution margin	(9.9)%	2.1%	7.4%	7.4%	8.1%	8.1%	8.1%

B.	Adjusted general and administrative expenses

	For the year ended December 31,				For the Nine Months Ended September 30,
	2022	2023	2024		2024	2025
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
General and administrative expenses	(289,544)	(325,259)	(210,323)	(28,814)	(134,002)	(141,307)	(19,850)
Adjusted for:
Share-based compensation expenses (including equity settlement and cash settlement)	44,421	68,078	519	71	1,260	2,391	336
Professional fees related to warrant exchange and other financing programs	-	28,519	10,464	1,434	10,464	1,007	141
Impairment losses of rental deposits	-	12,471	2,457	337	2,457	8,850	1,243
Commission fee for Cantor shares	21,521	-	-	-	-	-	-
Option granted by controlling shareholder to CB holder	1,778	-	-	-	-	-	-
Offering costs for ESA transactions	4,622	-	-	-	-	-	-
Adjusted General and administrative expenses	(217,202)	(216,191)	(196,883)	(26,972)	(119,821)	(129,059)	(18,130)

C.	Adjusted corporate EBITDA and adjusted corporate EBITDA margin

	For the year ended December 31,				For the Nine Months Ended September 30,
	2022	2023	2024		2024	2025
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Operating loss from continuing operations	(581,183)	(667,925)	(349,081)	(47,824)	(231,894)	(198,736)	(27,916)
Adjusted for:
Depreciation and amortization (2)	133,403	163,155	167,721	22,978	123,478	110,071	15,462
Share-based compensation expenses	44,421	68,078	519	71	1,260	2,391	336
Commission fee for Cantor shares	21,521	-	-	-	-	-	-
Impairment losses of rental deposits	-	12,471	2,457	337	2,457	8,850	1,243
One-off expense of store closure	-	6,009	11,090	1,519	3,181	-	-
Professional fees related to warrant exchange and other financing programs	-	28,519	10,464	1,434	10,464	1,007	141
Option granted by controlling shareholder to CB holder	1,778	-	-	-	-	-	-
Offering costs for ESA transactions	4,622	-	-	-	-	-	-
Impairment losses of long-lived assets	7,223	111,427	56,287	7,711	40,386	29,088	4,086
Loss on disposal of property and equipment	8,835	16,404	4,147	568	3,716	5,257	738
Adjusted Corporate EBITDA	(359,380)	(261,862)	(96,396)	(13,206)	(46,952)	(42,072)	(5,910)
Adjusted Corporate EBITDA Margin	-35.5%	-16.8%	-6.9%	-6.9%	-4.4%	-4.2%	-4.2%

D.	Adjusted net loss and adjusted net loss margin

	For the year ended December 31,				For the Nine Months Ended September 30,
	2022	2023	2024		2024	2025
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net loss from continuing operations	(744,748)	(839,730)	(460,429)	(63,079)	(321,556)	(208,629)	(29,306)
Adjusted for:
Share-based compensation expenses	44,421	68,078	519	71	1,260	2,391	336
Professional fees relating to warrant exchange and other financing programs	-	28,519	10,464	1,434	10,464	1,007	141
Commission fee for Cantor shares	21,521	-	-	-	-	-	-
Option granted by controlling shareholder to CB holder	1,778	-	-	-	-	-	-
Offering costs for ESA transactions	4,622	-	-	-	-	-	-
Impairment losses of long-lived assets	7,223	111,427	56,287	7,711	40,386	29,088	4,086
Impairment losses of rental deposits	-	12,471	2,457	337	2,457	8,850	1,243
One-off expense of store closure	-	6,009	11,090	1,519	3,181	-	-
Loss on disposal of property and equipment	8,835	16,404	4,147	568	3,716	5,257	738
Loss of the debt extinguishment	-	-	10,657	1,460	10,657	-	-
Changes in fair value of deferred contingent consideration	-	26,106	16,941	2,321	16,941	-	-
Changes in fair value of convertible notes	4,494	58,281	65,874	9,025	48,461	(866)	(122)
Changes in fair value of warrant liabilities	(45,903)	83,966	-	-	-	-	-
Changes in fair value of ESA derivative liabilities	186,598	(19,654)	-	-	-	-	-
Adjusted Net loss	(511,159)	(448,123)	(281,993)	(38,633)	(184,033)	(162,902)	(22,884)
Adjusted Net loss Margin	-50.6%	-28.7%	-20.3%	-20.3%	-17.4%	-16.2%	-16.2%

E.	Adjusted basic and diluted net loss per Ordinary Share

	For the year ended December 31,				For the Nine Months Ended September 30,
	2022	2023	2024		2024	2025
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net loss from continuing operations attributable to shareholders of the Company	(742,645)	(843,054)	(463,525)	(63,503)	(325,482)	(206,370)	(28,989)
Adjusted for:
Share-based compensation expenses	44,421	68,078	519	71	1,260	2,391	336
Professional fees related to warrant exchange and other financing programs	-	28,519	10,464	1,434	10,464	1,007	141
Commission fee for Cantor shares	21,521	-	-	-	-	-	-
Option granted by controlling shareholder to CB holder	1,778	-	-	-	-	-	-
Offering costs for ESA transactions	4,622	-	-	-	-	-	-
Impairment losses of long-lived assets	7,223	111,427	56,287	7,711	40,386	29,088	4,086
Impairment losses of rental deposits	-	12,471	2,457	337	2,457	8,850	1,243
One-off expense of store closure	-	6,009	11,090	1,519	3,181	-	-
Loss on disposal of property and equipment	8,835	16,404	4,147	568	3,716	5,257	738
Loss of the debt extinguishment	-	-	10,657	1,460	10,657	-	-
Changes in fair value of deferred contingent consideration	-	26,106	16,941	2,321	16,941	-	-
Changes in fair value of convertible notes	4,494	58,281	65,874	9,025	48,461	(866)	(122)
Changes in fair value of warrant liabilities	(45,903)	83,966	-	-	-	-	-
Changes in fair value of ESA derivative liabilities	186,598	(19,654)	-	-	-	-	-
Adjusted Net loss attributable to shareholders of the Company	(509,056)	(451,447)	(285,089)	(39,057)	(187,959)	(160,643)	(22,567)
Weighted average shares outstanding used in calculating basic and diluted loss per share	25,619,301	30,837,733	32,444,772	32,444,772	32,410,787	32,542,071	32,542,071
Adjusted basic and diluted net loss per Ordinary Share	(19.87)	(14.64)	(8.79)	(1.20)	(5.80)	(4.94)	(0.69)

Notes:

(1)	consists of company owned and operated store depreciation related to property, equipment and store renovations and amortization of the franchise right to use the Tim Hortons brand.

(2)	consists of store depreciation and amortization and headquarter depreciation and amortization related to property, equipment and store renovations and amortization of the franchise right to use the Tim Hortons brand.

Corporate Information

Our principal executive offices are located at 702 Central Plaza, 227 Huangpi North Road, Shanghai, People’s Republic of China, 200003. Our telephone number at this address is +86-021-6136-6616. Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, N.Y. 10168, United States.

The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov. You can also find information on our website at www.timschina.com. The information contained on our website is not a part of this prospectus.

RISK FACTORS

Investing in our securities involves risk. Before you decide to buy our securities, you should carefully consider the risks described in our most recent annual report on Form 20-F, which is incorporated herein by reference, as well as the risks that are described in the applicable prospectus supplement and in other documents incorporated by reference into this prospectus. If any of these risks actually occurs, our business, financial condition and results of operations could suffer, and you may lose all or part of your investment.

Please see “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference” for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated into this prospectus by reference.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities we offer as set forth in the applicable prospectus supplement(s). We will not receive any proceeds from the sale of our Ordinary Shares by the selling shareholders. We will not receive any proceeds from the conversion of the Series A Convertible Notes, the Series A-2 Convertible Preferred Share, the Series A-1 Convertible Notes, and the 2025 Senior Secured Convertible Notes.

CAPITALIZATION AND INDEBTEDNESS

Our capitalization and indebtedness will be set forth in a prospectus supplement to this prospectus or in a report subsequently furnished to the SEC and specifically incorporated herein by reference.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties about our business and operations. Our actual results and the timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those we describe under “Risk Factors” and elsewhere in this prospectus.

Key Factors Affecting Our Results of Operations

Our business and results of operations are affected by a number of general factors in China, including:

●	China’s overall economic growth, level of urbanization and level of per capita disposable income;

●	Growth in consumer expenditure, especially the expenditure on food and beverage;

●	Consumers’ demand for coffee and bakery products;

●	Increasing usage of mobile internet and increasing adoption of mobile payment; and.

●	Increasing consumer preferences for self-pickup and delivery services.

In addition, our performance and future success also depend on several specific factors that present significant opportunities but also pose risks and challenges, including those discussed below and in the section titled “Item 3. Key Information—D. Risk Factors” in our annual report on Form 20-F for the fiscal year ended December 31, 2024, which is incorporated by reference in this prospectus.

The Expansion of Our Store Network

The scale of our store network significantly affects our revenue growth and operating efficiency. We started operating our store network in 2019 and have since rapidly expanded this network across mainland China with extensive coverage over major Chinese cities from 2019 to 2024 and the store network development remained flat through September 2025, as shown in the table below.

Year	Company owned and operated Stores	Franchise Stores	Total
2019	31	3	34
2020	128	9	137
2021	373	17	390
2022	547	70	617
2023	619	283	902
2024	576	446	1,022
202509	551	479	1,030

As we continue to grow our store network in China while maintaining high food and beverage quality standards, we seek to leverage our increasing scale to improve our bargaining power over suppliers and landlords, which we believe will further lower our costs and expenses as a percentage of our revenues. In order to reduce liquidity risks and risks related to our ability to continue as a going concern, we have slowed down the pace of our store network expansion since 2024, which could adversely affect the growth of our revenue and customer base. We believe our expanding presence in the market will also enhance our brand image, which we believe will help attract more customers, expand our loyalty program, reduce our costs of attracting customers and in turn increase sales.

Customer Demand for Quality Coffee and Bakery Products

Our results of operations have been and will continue to be influenced by consumer spending on coffee and bakery products, which is largely affected by the continuous improvements in living standards and cultivation of coffee consumption behavior in China. As a result of economic growth, China has experienced an increase in per capita disposable income, which drives the significant growth in China’s coffee market. We have in the past benefitted from the robust growth of our industry, and we believe that the macro-economy in China and its growth will continue to significantly drive the growth of the coffee market as well as our business. In addition, with per capita consumption of coffee in China forecast to continue rising towards consumption levels in Western and other Asian markets, we believe that we are well positioned to capture this growth. However, the growth of the Chinese economy and the Chinese coffee market may slow down in the future due to factors beyond our control.

Customer demand is also affected by a number of other factors, including product quality, safety, product innovation and customer experience. As a leading coffee brand in China, we believe that our strong brand values, popular and high-quality products, proven track record, competitive pricing, and ability to innovate and adapt to changing customer preferences position us well to grow in China’s rapidly expanding freshly-brewed coffee market.

Our Ability to Grow Our Customer Base and Drive Customer Engagement

Our revenue growth depends largely on our ability to grow our customer base and drive customer engagement, including through our loyalty program. We focus on promoting our Tim Hortons brand, showcasing our signature products while constantly innovating our menu, and offering an enjoyable customer experience in our stores.

Efficient Store Operations

We have historically focused on driving high revenue growth. Costs and expenses of our company owned and operated stores primarily consist of food and packaging, payroll and employee benefits, occupancy, and other operating expenses. Going forward, as we work to continue to rapidly expand our store network, our profitability will largely depend on our ability to effectively control these expenses by implementing various measures such as leveraging our scale to negotiate more favorable supply and occupancy terms, increasing our in-store staff’s efficiency, and implementing technology to further automate and streamline our in-store operations. In the long run, we expect our store level operating costs as a percentage of our revenues will gradually decrease.

Seasonality

We experience seasonality in our business, primarily as a result of order fluctuations in holiday seasons. For example, we generally experience fewer purchase orders during Chinese New Year holidays, which fall between late January and late February. The decrease of sales during Chinese New Year holidays is a typical pattern in the Chinese coffee market.

Inflation and Supply Chain Impacts

Rising inflation, geopolitical conflicts, including the war in Ukraine and the Middle East, and the related supply chain disruptions have also had a direct or indirect impact on our business, customer base, results of operations, profit margins and outlook.

Increases in the inflation rate of prices of commodities that are inputs to our products and services, such as agricultural and energy commodities, have led to higher raw material, fuel, freight, warehousing and labor costs and operating expenses. The unit purchase prices of our regionally sourced raw materials and other products, such as dairy, bakery and food ingredients and packing materials, have remained relatively stable, while the unit price of coffee beans has been fluctuant since our inception. We have also enjoyed favorable discounts as our store network and procurement volume continue to grow. We anticipate that the average unit price of imported coffee beans will continue to increase in the foreseeable future and that continued inflationary pressure will continue to pressure our margins. Increased inflation rates could also cause discretionary purchases to decline and adversely affect our ability to attract and retain customers and encourage customer spending. In addition, if the disposable income of our customers does not increase at a similar rate as inflation does, our product sales could suffer, which could materially and adversely affect our business and financial condition and cause us to have additional working capital needs. However, we cannot predict whether or how long these higher inflation rates will persist. For a more detailed disclosure on the related risks, see “Item 3. Key Information—D. Risk Factors—Risks Related to THIL’s Business and Industry—We face risks related to fluctuations in the cost, availability and quality of our raw materials and pre-made products, as well as third-party data maintenance and management services, technical support and consulting services, which could adversely affect our results of operations” and “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations” in our annual report on Form 20-F for the fiscal year ended December 31, 2024, which is incorporated by reference in this prospectus.

In addition, although we do not have any operations outside of mainland China nor any business relationships, connections to, or assets in, Russia, Belarus, Ukraine, Iran, our business, financial condition and results of operations have been, and could continue to be, indirectly and adversely affected by these geopolitical tensions. Such impact arises from: (i) volatility in the global supply of wheat, corn, barley, sunflower oil and other agricultural commodities; (ii) higher food prices due to supply constraints and the general inflationary impact of the war; (iii) increases in energy prices globally, in particular for electricity and fossil fuels such as crude oil and natural gas, and related transportation, freight and warehousing costs; and (iv) disruptions to logistics and supply chains. See “Item 3. Key Information—D. Risk Factors—Risks Related to THIL’s Business and Industry—We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflict between Russia and Ukraine. Our business, financial condition and results of operations may be materially and adversely affected by any negative impact on the global economy and capital markets resulting from the conflict in Ukraine or any other geopolitical tensions” in our annual report on Form 20-F for the fiscal year ended December 31, 2024, which is incorporated by reference in this prospectus.

The impact on our supply chains from rising inflation and geopolitical tensions primarily consists of: (i) higher purchase prices and fuel, freight and warehousing costs for both imported and regionally sourced raw materials and other products, (ii) delays in the manufacturing, processing and transportation of raw materials and other products; and (iii) logistics and operational disruptions. As many of our coffee condiments and pre-made products have a relatively short shelf life, the lack of availability of these products that meet our or THRI’s quality standards or timing requirements could have a material adverse impact on our business, financial condition and results of operations. The magnitude of such impact is difficult to predict. Future interruptions or friction in our supply chains, as well as anticipation of interruptions or friction, may cause us to be unable to meet customer demand, retain extra inventory and make operational plans with less precision. Each of these impacts, if we are affected more than our competitors, could materially and adversely affect our business, adversely impact our prices and/or margins, and cause us to have additional working capital needs.

The increases in our costs and expenses described above have been mitigated to some extent by our growing economies of scale and operating efficiency as we continue to expand our store network and grow our business. As a result of favorable discounts granted in connection with bulk purchases of regionally sourced food ingredients and pre-made products, the profit margins for our food products have remained relatively stable.

Our profit margins for beverage products have also remained relatively stable in 2023, 2024 and the first nine months of 2025, despite having slightly increased the rate of promotional discounts without raising the average list price of our beverage products, including coffees. If the costs and expenses described above continue to increase, we may raise the list price of our beverage products in the future. However, there can be no assurance that any such increase would be sufficient to maintain our margins. Lower margins could adversely impact the profitability of our business and adversely impact our share price and prospects. If the amounts we charge our customers increase at a rate that is either unaffordable to our customers or insufficient to compensate for the rise in our material costs and operational expenses, our business may be materially and adversely affected, our product margin may deteriorate and we may have additional working capital needs. We do not believe that such mitigation efforts have introduced any other new material risks, including, but not limited to, those related to product quality or reliability or regulatory approval. For a more detailed discussion of the related risks, see “Item 3. Key Information—D. Risk Factors—Risks Related to THIL’s Business and Industry—If we are unable to maintain or increase prices, we may fail to maintain a positive margin” in our annual report on Form 20-F for the fiscal year ended December 31, 2024, which is incorporated by reference in this prospectus. In order to mitigate the potential adverse impact of price increases on our financial condition and results of operations, we plan to continue to improve our operating efficiency and further strengthen our bargaining power with our suppliers through the continued expansion of our store network.

The Business Combination

On September 28, 2022 (the “Closing Date”), we consummated the Business Combination with Silver Crest. Following the consummation of the Business Combination, our ordinary shares and warrants began trading on Nasdaq, and we are required to develop the functions and resources necessary to operate as a public company, including employee-related costs and equity compensation, which may result in increased operating expenses.

Share Purchase Agreement and Popeyes MDA

On March 30, 2023, we entered into a share purchase agreement (the “Share Purchase Agreement”) with Pangaea Three Acquisition Holdings IV, Limited (“Holdings IV”), a Cayman Islands exempted company, PLKC International Limited, a Cayman Islands exempted company (“Popeyes China”), and PLK APAC Pte. Ltd., a company organized and existing under the laws of Singapore. The transaction values Popeyes China at an up-front equity value of $35.1 million. Up-front transaction consideration comprises our newly issued ordinary shares, priced at 85% of the trailing 40-trading-day VWAP (as defined in the Share Purchase Agreement) from the date of announcement of the transaction (February 8, 2023). In addition to the up-front transaction consideration, shareholders of Popeyes China will receive deferred contingent consideration (“DCC”) equal to 3% of the revenue of the Popeyes China business going forward, with a buy-out right exercisable at any time by us for $35 million. The DCC (including the buy-out payment, if any) will be paid in our newly issued ordinary shares, priced at 85% of the trailing 40-trading-day VWAP from the end of the trailing fiscal year, or in case of a buy-out, from the date of our buy-out election. The transaction was approved by the independent directors of our audit committee and a fairness opinion was obtained from Kroll, LLC, independent financial advisor to the audit committee, that the consideration paid by us in the transaction is fair from a financial point of view to us. The foregoing summary of the Share Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Share Purchase Agreement, a copy of which is filed as Exhibit 4.30 in our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, which is incorporated by reference in this prospectus.

Also on March 30, 2023, we entered into an Amended and Restated Master Development Agreement with PLK APAC Pte. Ltd., PLKC HK International Limited and PLKC International Limited (the “Popeyes MDA”), which set forth the procedures, requirements or standards for the operations of Popeyes stores, including food safety, sanitation and workplace safety standards, and other contractual obligations of our company. Pursuant to the Popeyes MDA, we are required to pay an upfront franchise fee for each company owned and operated Popeyes store and franchise Popeyes store, and a continuing franchise fee for each company owned and operated Popeyes store, calculated as certain percentage of the store’s monthly gross sales, depending on when the store is opened.

Completion of Warrant Exchange Offer

We completed an exchange offer relating to our outstanding warrants (the “Offer”) on June 14, 2023. Each warrant that was outstanding upon the closing of the Offer was exchanged for 0.216 ordinary shares of the Company per warrant on June 27, 2023 (the “Post-Offer Exchange”). Pursuant to the Offer and the Post-Offer Exchange, we issued an aggregate of 1,083,949 ordinary shares in exchange for all of our outstanding warrants, increasing the number of ordinary shares outstanding from 32,069,622 to 33,153,571. As a result of the completion of the Offer and the Post-Offer Exchange, no warrants remain outstanding. The Public Warrants have been delisted upon completion of the Post-Offer Exchange. The purpose of the Offer was to simplify our capital structure and reduce the potential dilutive impact of the warrants.

Issuance of 2024 Junior Convertible Notes

On June 28, 2024, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with Tim Hortons Restaurants International GmbH (the “THRI”), Pangaea Three Acquisition Holdings IV Limited (“P3AHIV”) and Pangaea Two Acquisition Holdings XXIIA Limited (“PTAHXXIIA” and together with P3AHIV, the “Cartesian Investors”) pursuant to which the Company issued on the same date: (i) US$40.0 million of Series A Convertible Subordinated Notes, consisting of US$20.0 million to THRI and US$10.0 million to each of P3AHIV and PTAHXXIIA; (ii) 0.2 Series A-2 Convertible Preferred Shares to THRI for US$99.99; (iii) 0.2 Class A-1 Special Voting Shares, in the name of THRI for the benefit of all holders of Series A Convertible Notes; and (iv) US$15.7 million of Series A-1 Convertible Subordinated Notes to P3AHIV in full satisfaction of all deferred contingent consideration due to former shareholders of Popeyes China and in full satisfaction of certain interests due to the Cartesian Investors. Also on August 15, 2024, we issued an additional US$5.0 million of Series A Convertible Subordinated Notes to THRI.

The Series A Convertible Subordinated Notes and the Series A-1 Convertible Subordinated Notes are collectively referred to as the “2024 Junior Convertible Notes”. The 2024 Junior Convertible Notes has a due date until September 30, 2029 and will bear an interest rate at compounded SOFR plus 8.0% for the relevant interest period, which the Company may choose at its sole discretion to pay interest in kind in the form of additional notes to their outstanding principal amount. The 2024 Junior Convertible Notes may be convertible directly into newly issued Ordinary Shares of the Company at a price of US$2.7822 per share.

Sale of Popeyes China Business

On June 28, 2024, we sold 100% of our equity interest in Popeyes China pursuant to a share purchase agreement dated June 28, 2024 (the “Share Purchase Agreement”) with PLK APAC Pte. Ltd., (the “Purchaser”) for a purchase price of US$10.98 million, subject to certain post-closing adjustments. The purchase price reflected an enterprise value of Popeyes China at US$15.0 million on a cash free, debt free basis, as adjusted by certain capital expenditures and liabilities. Simultaneously, Tims China has extinguished the deferred contingent consideration due to former shareholders of Popeyes China via issuance of a US$15.0 million Series A-1 Convertible Subordinated Notes to P3AHIV, as described above.

Reverse Stock Split

On January 7, 2025, we announced a 1-for-5 reverse stock split of our ordinary shares effective December 31, 2024 at 5:00pm Eastern Time (the “Reverse Stock Split”). The Reverse Stock Split was approved by our shareholders on December 20, 2024 and the board of directors on December 23, 2024. Our ordinary shares began trading on an adjusted basis giving effect to the Reverse Stock Split on January 13, 2025 under the existing ticker symbol “THCH”. As a result of the Reverse Stock Split, our authorized share capital shall be US$5,000 divided into 100,000,000.00 ordinary shares with a nominal or par value of US$0.0000469793497033866 each and 6,429,740.547038 shares with a nominal or par value of US$0.0000469793497033866 each of such class or classes (however designated) as the board of directors may determine in accordance with our memorandum and articles of association. The reverse stock split affects all shareholders uniformly and does not alter any shareholder’s percentage interest in the Company’s outstanding ordinary shares. Retrospective adjustments to the historical number of ordinary shares have been made to provide a consistent basis of comparison for this registration statement.

Issuance of 2025 Senior Secured Convertible Notes

On October 31, 2025, we entered into agreements providing for the issuance of senior secured convertible notes due September 2029 (the “2025 Senior Secured Convertible Notes”) in an aggregate principal amount of approximately US$89.9 million with THRI, SONA Credit Fund and SONA Blue. The Company will use part of the proceeds from the issuance of the 2025 Senior Secured Convertible Notes for the repurchase of all outstanding amount due under our 2021 Private Convertible Notes due 2026. The 2025 Senior Secured Convertible Notes will bear an interest rate at compounded SOFR plus 8.0% for the relevant interest period, which the Company may choose at its sole discretion to pay interest in kind in the form of additional notes to their outstanding principal amount. The 2025 Senior Secured Convertible Notes may be convertible directly into newly issued Ordinary Shares of the Company at a price of US$2.7822 per share, which is based on 110% of the volume-weighted average share price for the five trading days immediately prior to the signing of the transaction. The 2025 Secured Notes are secured by a pledge of 100% of the shares of TH Hong Kong International Limited and an all-asset debenture of Tims China. The issuance of 2025 Senior Secured Convertible Notes was completed on December 2, 2025.

Components of Results of Operations

Revenues

Revenue mainly includes sales of food, beverage and packaged products by company owned and operated stores, franchise fees and revenue from other franchise support activities. The following table sets forth a breakdown of our revenues for the periods indicated:

	For the year ended December 31,							For the nine months ended September 30,
	2022		2023		2024			2024		2025
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	%
	(in thousands, except for %)

Sales of food, beverage and packaged products by Company owned and operated stores	938,097	92.8%	1,389,641	89.1%	1,188,293	162,796	85.4%	918,141	86.7%	819,515	81.3%
Franchise fees	4,538	0.4%	15,443	1.0%	24,215	3,317	1.7%	17,627	1.7%	24,771	2.5%
Revenues from other franchise support activities	18,966	1.9%	66,878	4.3%	149,458	20,476	10.7%	99,080	9.4%	151,812	15.1%
Revenues from wholesale activities	6,533	0.6%	27,204	1.7%	20,585	2,820	1.5%	18,056	1.7%	3,323	0.3%
Revenues from other activities	42,930	4.3%	60,840	3.9%	8,607	1,179	0.7%	5,629	0.5%	8,315	0.8%
Total revenues	1,011,064	100.0%	1,560,006	100.0%	1,391,158	190,588	100.0%	1,058,533	100.0%	1,007,736	100.0%

●	Sales of food, beverage and packaged products by company operated stores. We generate the vast majority of our revenue from sales of food, beverage and packaged products to customers by company owned and operated stores. The revenue amounts exclude sales-related taxes.

●	Franchise fees. We earn a fixed upfront franchise fee and subsequent sales-based royalties from franchise right granted to sub-franchisees. Contributions from sub-franchisees for support activities that are integral to the sub-franchisees’ ability to benefit from the franchise right, such as marketing and advertising programs to promote the overall brand image, are required as part of the franchisee contracts.

●	Revenues from other franchise support activities. Other franchise support activities mainly consist of sales of kitchen equipment, raw materials for food, beverage and packaged products and provision of pre-opening and training services to sub-franchisees.

●	Revenues from e-commerce sales and wholesale products. We generate revenues from sales of packaged coffee, tea beverages and single-serve coffee and tea products or other ancillary products to customers through third-party e-commerce platforms or other retail distribution channels since 2021 and revenue from wholesale of canned coffee beverage and packaged coffee extract since 2022.

Costs and Expenses, Net

The following table sets forth a breakdown of our total costs and expenses for the periods indicated:

	For the year ended December 31,							For the nine months ended September 30,
	2022		2023		2024			2024		2025
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	%
	(in thousands, except for %)

Costs and expenses, net
Company owned and operated stores
Food and packaging	314,550	19.8%	486,359	21.8%	374,086	51,250	21.5%	289,290	22.4%	248,817	20.6%
Store rental expenses	236,838	14.9%	289,556	13.0%	241,425	33,075	13.9%	184,572	14.3%	168,252	13.9%
Payroll and employee benefits	268,857	16.9%	304,545	13.7%	231,542	31,721	13.3%	176,662	13.7%	148,779	12.3%
Delivery costs	73,616	4.6%	116,449	5.2%	119,171	16,326	6.8%	90,586	7.0%	97,622	8.1%
Other operating expenses	107,770	6.7%	118,634	5.3%	95,036	13,020	5.5%	72,291	5.6%	62,584	5.2%
Store depreciation and amortization	118,659	7.5%	138,735	6.3%	129,614	17,757	7.4%	93,540	7.3%	81,717	6.9%
Company owned and operated store costs and expenses	1,120,290	70.4%	1,454,278	65.3%	1,190,874	163,149	68.4%	906,941	70.3%	807,771	67.0%
Costs of other revenues	48,555	3.0%	149,692	6.7%	153,612	21,045	8.8%	105,080	8.1%	129,795	10.8%
Marketing expenses	81,017	5.0%	96,679	4.3%	64,849	8,885	3.7%	51,085	4.0%	47,159	3.9%
General and administrative expenses	289,544	18.2%	325,259	14.6%	210,323	28,814	12.1%	134,001	10.4%	141,307	11.7%
Franchise and royalty expenses	35,595	2.2%	57,063	2.6%	57,761	7,913	3.3%	43,809	3.4%	47,348	3.9%
Other operating costs and expenses	8,340	0.5%	28,872	1.3%	10,794	1,479	0.6%	10,479	0.8%	1,333	0.1%
Loss on disposal of property and equipment	8,835	0.6%	16,404	0.7%	4,147	568	0.2%	3,716	0.3%	5,257	0.4%
Impairment losses of long-lived assets	7,223	0.5%	111,427	5.0%	56,287	7,711	3.2%	40,386	3.1%	29,088	2.4%
Other income	(7,152)	(0.4)%	(11,743)	(0.5)%	(8,408)	(1,152)	(0.3)%	(5,070)	(0.4)%	(2,586)	(0.2)%
Total costs and expenses, net	1,592,247	100.0%	2,227,931	100.0%	1,740,239	238,412	100.0%	1,290,427	100.0%	1,206,472	100.0%

●	Company owned and operated store costs and expenses. Company owned and operated store costs and expenses primarily consist of food and packaging costs, rental expenses, payroll and employee benefits costs, delivery costs, other operating expenses, and store depreciation and amortization.

●	Costs of other revenues. Costs of other revenues primarily consist of costs related to the costs of raw materials for food, beverage and packaged products and kitchen equipment that we sell to sub-franchisees and costs of product and kitchen equipment sales related to our e-commerce and wholesale business.

●	Marketing expenses. Marketing expenses refer to expenses associated with advertising and brand promotion activities.

●	General and administrative expenses. General and administrative expenses primarily consist of payroll and other employee benefits for our administrative employees, research and development expenses, rental expenses for our office space and other back-office expenses.

●	Franchise and royalty expenses. Franchise and royalty expenses refer to upfront franchise fees pertaining to franchised stores and monthly royalties that we pay to THRI, and the amortization of franchise rights.

●	Other operating costs and expenses. Other operating costs and expenses primarily consist of the miscellaneous taxes and costs related to recovery of closed stores.

●	Loss on disposal of property and equipment. When assets are disposed of, whether through retirement or sale, the net gain or loss is recognized in net loss. Long-lived assets to be disposed of are reported at the lower of their carrying amount or fair value less estimated costs to sell.

●	Impairment losses of long-lived assets. The Company reviews long-lived assets (including property and equipment and intangible assets with definite useful lives and operating lease right-of-use (“ROU”) assets for impairment whenever events or changes in circumstances indicate the carrying value of the asset may not be recoverable.

●	Other income. Other income primarily consists of government grants and additional input VAT deductions.

Non-operating Income and Expenses

●	Interest income. Interest income primarily consists of interest received on cash deposited in bank accounts and received from short-term investment.

●	Interest expenses. Interest expenses primarily consists of interests in relation to our bank borrowings and promissory notes.

●	Foreign currency transaction gain/(loss). Foreign currency transaction gains and losses are as a result of the effect of exchange rate changes on transactions denominated in currencies other than the functional currency.

Taxation

Cayman Islands Tax

We are incorporated in the Cayman Islands. Under the current law of the Cayman Islands, we are not subject to income or capital gains tax. In addition, dividend payments are not subject to withholding tax in the Cayman Islands.

Hong Kong

Entities incorporated in Hong Kong are subject to Hong Kong profits tax at a rate of 16.5%. Under the current Hong Kong Inland Revenue Ordinance, THHK and PLKC HK International Limited are subject to Hong Kong profits tax at the rate of 16.5% on its taxable income generated from the operations in Hong Kong. The first HK$2 million of assessable profits earned by a company will be taxed at 8.25% whilst the remaining profits will continue to be taxed at 16.5%. There is an anti-fragmentation measure where each group will have to nominate only one company in the Company to benefit from the progressive rates. Additionally, upon payments of dividends to the shareholders, no Hong Kong withholding tax will be imposed.

No provision for Hong Kong profits tax has been made in the financial statements as the subsidiary in Hong Kong has no assessable profits for the years ended December 31, 2022, 2023 and 2024 and the nine months ended September 30, 2024 and 2025.

PRC Tax

Our PRC Subsidiaries are subject to PRC enterprise income tax on their taxable income in accordance with the relevant PRC income tax laws. Pursuant to the PRC Enterprise Income Tax Law, or the EIT Law, which became effective on January 1, 2008, and latest amended on December 29, 2018, a uniform 25% enterprise income tax rate is generally applicable to both foreign-invested enterprises and domestic enterprises, except where a special preferential rate applies. For example, enterprises qualified as “High and New Technology Enterprises” are entitled to a 15% enterprise income tax rate rather than the 25% uniform statutory tax rate. The enterprise income tax is calculated based on the entity’s global income as determined under PRC tax laws.

Our PRC Subsidiaries are subject to value-added taxes, or VAT, at a rate from 6% to 13% on our products and services, less any deductible VAT we have already paid or borne. They are also subject to surcharges on VAT payments in accordance with PRC law.

Results of Operations

Comparison of the Nine Months Ended September 30, 2024 and 2025

The following table summarizes key components of our results of operations for the periods indicated:

	For the Nine Months Ended September 30,
	2024		2025
	RMB	%	RMB	%
	(in thousands, except for %)

Revenues:
Company owned and operated stores	918,141	86.7%	819,515	81.3%
Other revenues	140,392	13.3%	188,221	18.7%
Total revenues:	1,058,533	100.0%	1,007,736	100.0%
Costs and expenses, net
Company owned and operated stores
Food and packaging	289,289	27.3%	248,817	24.7%
Store rental expenses	184,571	17.4%	168,252	16.7%
Payroll and employee benefits	176,662	16.7%	148,779	14.8%
Delivery costs	90,587	8.6%	97,622	9.7%
Other operating expenses	72,291	6.9%	62,584	6.2%
Store depreciation and amortization	93,540	8.8%	81,717	8.1%
Company owned and operated store costs and expenses	906,940	85.7%	807,771	80.2%
Costs of other revenues	105,080	9.9%	129,795	12.9%
Marketing expenses	51,085	4.8%	47,159	4.7%
General and administrative expenses	134,002	12.7%	141,307	14.0%
Franchise and royalty expenses	43,809	4.1%	47,348	4.7%
Other operating costs and expenses	10,479	1.0%	1,333	0.1%
Loss on disposal of property and equipment	3,716	0.4%	5,257	0.5%
Impairment losses of long-lived assets	40,386	3.8%	29,088	2.9%
Other income	(5,070)	(0.5)%	(2,586)	(0.3)%
Total costs and expenses, net	1,290,427	121.9%	1,206,472	119.7%
Operating loss from continuing operations	(231,894)	(21.9)%	(198,736)	(19.7)%
Interest income	2,221	0.2%	2,880	0.3%
Interest expenses	(18,742)	(1.8)%	(12,662)	(1.3)%
Foreign currency transaction gain/(loss)	4,417	0.4%	(493)	0.0%
Loss of the debt extinguishment	(10,657)	(1.0)%	-	-%
Changes in fair value of deferred contingent consideration	(16,941)	(1.6)%	-	-%
Changes in fair value of convertible notes	(48,461)	(4.6)%	866	0.1%
Loss from continuing operations before income taxes	(320,057)	(30.3)%	(208,145)	(20.6)%
Income tax expenses	(1,499)	(0.1)%	(484)	0.0%
Net loss from continuing operations	(321,556)	(30.4)%	(208,629)	(20.6)%
Net income from discontinued operations	44,959	4.3%	-	-
Net loss	(276,597)	(26.1)%	(208,629)	(20.7)%

Revenues

Our revenues decreased by 4.8% from RMB1.1 billion for the nine months ended September 30, 2024 to RMB1.0 billion for the nine months ended September 30, 2025, primarily as a result of closures of certain underperforming company owned and operated stores.

●	Company owned and operated stores. Revenue from company owned and operated stores represents revenue from sales of food, beverage and packaged products to customers by company owned and operated stores, inclusive of delivery-generated revenue. Our revenues from company owned and operated stores were RMB819.5 million for the nine months ended September 30, 2025, representing 81.3% of our total revenues, compared to RMB918.1 million for the nine months ended September 30, 2024, or 86.7% of our total revenues. The decrease of our revenues from company owned and operated stores was primarily driven by a decrease in the number of company owned and operated stores from 564 as of September 30, 2024 to 551 as of September 30, 2025.

●	Other revenues. Our other revenue increased by 34.1% from RMB140.4 million for the nine months ended September 30, 2024 to RMB188.2 million for the nine months ended September 30, 2025, primarily due to the expansion of our franchise business as the number of our franchised stores increased from 382 as of September 30, 2024 to 479 as of September 30, 2025.

Company-Operated Store Costs and Expenses

Our company owned and operated store costs and expenses were RMB807.8 million for the nine months ended September 30, 2025, compared to RMB906.9 million for the nine months ended September 30, 2024. The decrease was primarily due to (i) a decrease in costs and expenses related to food and packaging from RMB289.3 million for the nine months ended September 30, 2024 to RMB248.8 million in 2025, in line with our revenue growth and store network reduction; (ii) a decrease in rental expenses from RMB184.6 million for the nine months ended September 30, 2024 to RMB168.3 million in 2025, in line with closure of our stores; (iii) an increase in delivery costs from RMB90.6 million for the nine months ended September 30, 2024 to RMB97.6 million in 2025, in line with the significant increase in delivery orders; (iv) a decrease in payroll and employee benefits from RMB176.7 million for the nine months ended September 30, 2024 to RMB148.8 million in 2025, primarily due to decreased headcount of our store operations; (v) a decrease in other operating expenses from RMB72.3 million for the nine months ended September 30, 2024 to RMB62.6 million in 2025, as a result of the net decreased in the number of company owned and operated stores in 2025; and (vi) a decrease in store depreciation and amortization expenses from RMB93.5 million for the nine months ended September 30, 2024 to RMB81.7 million in 2025, in line with our store network closure. Our company owned and operated store costs and expenses as a percentage of our revenue generated from company owned and operated stores decreased slightly from 98.8% for the nine months ended September 30, 2024 to 98.6% for the nine months ended September 30, 2025, primarily due to our continuous efforts to optimize our cost structure.

The following tables set forth the breakdowns of the line items included in our company-operated store costs and expenses.

Food and packaging:

	For the Nine Months Ended September 30,
	2025	2024	2025 vs 2024
	(in thousands of RMB, except for percentages and bps)
Food and packaging	248,817	289,289	(40,472)	(14.0)%

As a percentage of company-owned store revenues	30.4%	31.5%	N/A	(115	) bps(1)

The food and packaging costs impacts for the period-over-period comparison, in thousands of RMB and basis points (as a percentage of current period company-owned store revenues), were driven by the following:

in thousands of RMB
Ingredient costs	(36,449)
Freight	(4,023)
Total Change	(40,472)

Store rental expenses:

	For the Nine Months Ended September 30,
	2025	2024	2025 vs 2024
	(in thousands of RMB, except for percentages and bps)
Store rental expenses	168,252	184,571	(16,319)	(8.8)%

As a percentage of company-owned store revenues	20.5%	20.1%	N/A	43	bps(1)

The store rental expenses impacts for the period-over-period comparison, in thousands of RMB and basis points (as a percentage of current period company-owned store revenues), were driven by the following:

in thousands of RMB
Store days(2)	(11,542)
Pricing impacts(3)	(4,777)
Total Change	(16,319)

Payroll and employee benefits:

	For the Nine Months Ended September 30,
	2025	2024	2025 vs 2024
	(in thousands of RMB, except for percentages and bps)
Payroll and employee benefits	148,779	176,662	(27,883)	(15.8)%

As a percentage of company-owned store revenues	18.2%	19.2%	N/A	(109	) bps(1)

The payroll and employee benefits impacts for the period-over-period comparison, in thousands of RMB and basis points (as a percentage of current period company-owned store revenues), were driven by the following:

in thousands of RMB
Full-time store employees	(23,798)
Part-time store employees	(4,085)
Total Change	(27,883)

Delivery costs:

	For the Nine Months Ended September 30,
	2025	2024	2025 vs 2024
	(in thousands of RMB, except for percentages and bps)
Delivery costs	97,622	90,587	7,035	7.8%

As a percentage of company-owned store revenues	11.9%	9.9%	N/A	205	bps(1)

The delivery costs impacts for the period-over-period comparison, in thousands of RMB and basis points (as a percentage of current period company-owned store revenues), were driven by the following:

in thousands of RMB
Number of delivery orders	3,652
Pricing impacts	3,383
Total Change	7,035

Other operating expenses:

	For the Nine Months Ended September 30,
	2025	2024	2025 vs 2024
	(in thousands of RMB, except for percentages and bps)
Other operating expenses	62,584	72,291	(9,707)	(13.4)%

As a percentage of company-owned store revenues	7.6%	7.9%	N/A	(24	) bps(1)

The other operating expenses impacts for the period-over-period comparison, in thousands of RMB and basis points (as a percentage of current period company-owned store revenues), were driven by the following:

in thousands of RMB
Utilities	(3,305)
Operating material	(1,311)
Maintenance costs	(1,419)
Others	(3,672)
Total Change	(9,707)

Store depreciation and amortization:

	For the Nine Months Ended September 30,
	2025	2024	2025 vs 2024
	(in thousands of RMB, except for percentages and bps)
Store depreciation and amortization	81,717	93,540	(11,823)	(12.6)%

As a percentage of company-owned store revenues	10.0%	10.2%	N/A	(22	) bps(1)

The decrease in store depreciation and amortization was primarily driven by the net closure company owned and operated stores and less depreciation due to impairment recognized during 2025.

Notes

1	Basis points which are used to express differences in rates. One basis point is the equivalent of 1/100 of one percent.

2	Store days represent cumulative store operating days during the specific period.

3	Pricing impacts were mostly because of decreased rental rate as a result of market price changes and certain rent concessions that we received during 2025.

Cost of Other Revenues

Our cost of other revenues increased by 23.5% from RMB105.1 million for the nine months ended September 30, 2024 to RMB129.8 million for the nine months ended September 30, 2025, primarily due to an increase in the number of franchised stores.

Marketing Expenses

Our marketing expenses decreased from RMB51.1 million for the nine months ended September 30, 2024 to RMB47.2 million for the nine months ended September 30, 2025, primarily due to cost optimization measures. Our marketing expenses as a percentage of our total revenues decreased slightly from 4.8% for the nine months ended September 30, 2024 to 4.7% for the nine months ended September 30, 2025.

General and Administrative Expenses

Our general and administrative expenses increased by 5.5% from RMB134.0 million for the nine months ended September 30, 2024 to RMB141.3 million for the nine months ended September 30, 2025, primarily due to a RMB8.9 million increase in impairment loss of rental deposits and a RMB2.3 million increase in credit loss of account receivables; partially offset by RMB4.1 million reduction in personnel costs. Accordingly, our general and administrative expenses as a percentage of our total revenues increased from 12.7% for the nine months ended September 30, 2024 to 14.0% for the nine months ended September 30, 2025.

	For the Nine Months Ended September 30,
	2025	2024	2025 vs 2024
	(in thousands of RMB, except for percentages and bps)
General and administrative expenses	141,307	134,002	7,305	5.5%

As a percentage of total revenues	14.0%	12.7%	N/A	136	bps(1)

Franchise and Royalty Expenses

Our franchise and royalty expenses increased by 8.1% from RMB43.8 million for the nine months ended September 30, 2024 to RMB47.3 million for the nine months ended September 30, 2025, primarily due to the increase number of franchise store partially off-set by the closure of the company owned stores.

Other Operating Costs and Expenses

Our other operating costs and expenses were RMB1.3 million for the nine months ended September 30, 2025, compared to RMB10.5 million for the nine months ended September 30, 2024. The decrease was primarily due to the decrease of closure of unprofitable stores in 2025.

Loss on Disposal of Property and Equipment

We incurred loss on disposal of property and equipment of RMB5.3 million for the nine months ended September 30, 2025, primarily due to disposal of certain scraped kitchen equipment, store leasehold improvements and furniture in 2025.

Impairment Losses of Long-lived Assets

We incurred impairment losses of long-lived assets of RMB29.1 million for the nine months ended September 30, 2025, primarily due to closure plan in 2025 and future or whenever events or changes in circumstances indicate the carrying value of the assets may not be recoverable.

Other Income

We recognized other income of RMB2.6 million for the nine months ended September 30, 2025.

Interest Income

Our interest income increased by 29.7% from RMB2.2 million for the nine months ended September 30, 2024 to RMB2.9 million for the nine months ended September 30, 2025, primarily due to the increase in interest from cash at bank.

Interest Expenses

Our interest expenses decreased by 32.4% from RMB18.7 million for the nine months ended September 30, 2024 to RMB12.7 million for the nine months ended September 30, 2025, primarily due to settlement of the promissory notes in June 2024, which is issued in March 2024.

Foreign Currency Transaction Loss

We recorded a net foreign exchange loss of RMB492.8 thousand for the nine months ended September 30, 2025, compared to a gain of RMB4.4 million for the nine months ended September 30, 2024, primarily due to the depreciation of RMB to USD with respect to the purchase of coffee beans.

Changes in Fair Value of Convertible Notes, Excluding Impact of Instrument-specific Credit Risk

We recorded an increase in fair value of convertible notes of RMB0.9 million for the nine months ended September 30, 2025, excluding the impact of instrument-specific credit risks.

Net income from discontinued operations

We recognized disposal of Popeyes business RMB70.7 million in 2024 due to Popeyes Disposal on June 28, 2024 transactions and operation losses on Popeyes business.

Net Loss

As a result of the foregoing, our net loss was RMB276.6 million for the nine months ended September 30, 2024 and RMB208.6 million for the nine months ended September 30, 2025.

Comparison of the Years Ended December 31, 2023 and 2024

The following table summarizes key components of our results of operations for the years indicated:

	For the year ended December 31,
	2023		2024
	RMB	%	RMB	US$	%
	(in thousands, except for %)
Revenues:
Company owned and operated stores	1,389,641	89.1%	1,188,293	162,796	85.4%
Other revenues	170,365	10.9%	202,865	27,792	14.6%
Total revenues:	1,560,006	100.0%	1,391,158	190,588	100.0%
Costs and expenses, net
Company owned and operated stores
Food and packaging	486,359	31.2%	374,086	51,250	26.9%
Store rental expenses	289,556	18.6%	241,425	33,075	17.4%
Payroll and employee benefits	304,545	19.5%	231,542	31,721	16.6%
Delivery costs	116,449	7.5%	119,171	16,326	8.6%
Other operating expenses	118,634	7.6%	95,036	13,020	6.8%
Store depreciation and amortization	138,735	8.9%	129,614	17,757	9.3%
Company owned and operated store costs and expenses	1,454,278	93.2%	1,190,874	163,149	85.6%
Costs of other revenues	149,692	9.6%	153,612	21,045	11.0%
Marketing expenses	96,679	6.2%	64,849	8,885	4.7%
General and administrative expenses	325,259	20.8%	210,323	28,814	15.1%
Franchise and royalty expenses	57,063	3.7%	57,761	7,913	4.2%
Other operating costs and expenses	28,872	1.9%	10,794	1,479	0.8%
Loss on disposal of property and equipment	16,404	1.1%	4,147	568	0.3%
Impairment losses of long-lived assets	111,427	7.1%	56,287	7,711	4.0%
Other income	11,743	0.8%	8,408	1,152	0.6%
Total costs and expenses, net	2,227,931	142.8%	1,740,239	238,412	125.1%
Operating loss from continuing operations	(667,925)	(42.8)%	(349,081)	(47,824)	(25.1)%
Interest income	14,183	0.9%	3,203	439	0.2%
Interest expenses	(20,420)	(1.3)%	(22,448)	(3,075)	(1.6)%
Foreign currency transaction gain/(loss)	(16,772)	(1.1)%	3,484	477	0.3%
Loss of the debt extinguishment	-	(0.0)%	(10,657)	(1,460)	(0.8)%
Changes in fair value of deferred contingent consideration	(26,106)	(1.7)%	(16,941)	(2,321)	(1.2)%
Changes in fair value of convertible notes	(58,281)	(3.7)%	(65,874)	(9,025)	(4.7)%
Changes in fair value of warrant liabilities	(83,966)	(5.4)%	0	0	0.0%
Changes in fair value of ESA derivative liabilities	19,654	1.3%	0	0	0.0%
Loss from continuing operations before income taxes	(839,633)	(53.8)%	(458,314)	(62,789)	(32.9)%
Income tax expenses	(97)	(0.0)%	(2,115)	(290)	(0.2)%
Net loss from continuing operations	(839,730)	(53.8)%	(460,429)	(63,079)	(33.1)%
Discontinued operation:
Net income (loss) from discontinued operations (including gain on disposal of Popeyes business RMB70,664,684 for the year ended December 31, 2024)	(33,196)	(2.1)%	51,444	7,048	3.7%

Net loss	(872,926)	(56.0)%	(408,985)	(56,031)	(29.4)%

Revenues

Our revenues decreased by 10.8% from RMB1,560.0 million in 2023 to RMB1,391.2 million (US$190.1 million) in 2024, primarily as a result of closures of certain underperforming company owned and operated stores.

●

Company owned and operated stores. Revenue from company owned and operated stores represents revenue from sales of food, beverage and packaged products to customers by company owned and operated stores, inclusive of delivery-generated revenue. Our revenues from company owned and operated stores were RMB1,188.3 million (US$162.8 million) in 2024, representing 85.4% of our total revenues, compared to RMB1,389.6 million in 2023, or 89.1% of our total revenues. The decrease of our revenues from company owned and operated stores was primarily driven by a decrease in the number of company owned and operated stores from 619 as of December 31, 2023 to 576 as of December 31, 2024, and a decrease in same-store sales for company owned and operated stores of 14.6% in 2024.

The decrease was also attributable to an 11.0% decrease in number of orders from 47.3 million in 2023 to 42.1 million in 2024, and a 3.9% decrease in average ticket size from RMB29.36 in 2023 to RMB28.22 in 2024.

●	Other revenues. Our other revenue increased by 19.1% from RMB170.4 million in 2023 to RMB202.9 million (US$27.8 million) in 2024, primarily due to the expansion of our franchise business as the number of our franchised stores increased from 283 as of December 31, 2023 to 446 as of December 31, 2024.

Company-Operated Store Costs and Expenses

Our company owned and operated store costs and expenses were RMB1,190.9 million (US$163.1 million) in 2024, compared to RMB1,454.3 million in 2023. The decrease was primarily due to: (i) a decrease in costs and expenses related to food and packaging from RMB486.4 million in 2023 to RMB374.1 million in 2024, in line with our revenue growth and store network reduction; (ii) a decrease in rental expenses from RMB289.6 million in 2023 to RMB241.4 million in 2024, in line with closure of our stores; (iii) an increase in delivery costs from RMB116.4 million in 2023 to RMB119.2 million in 2024, in line with the significant increase in delivery orders; (iv) a decrease in payroll and employee benefits from RMB304.5 million in 2023 to RMB231.5 million in 2024, primarily due to decreased headcount of our store operations; (v) a decrease in other operating expenses from RMB118.6 million in 2023 to RMB95.0 million in 2024, as a result of the net decreased in the number of company owned and operated stores in 2024; and (vi) a decrease in store depreciation and amortization expenses from RMB138.7 million in 2023 to RMB129.6 million in 2024, in line with our store network closure. Our company owned and operated store costs and expenses as a percentage of our revenue generated from company owned and operated stores decreased from 104.7% in 2023 to 100.2% in 2024, primarily due to our continuous efforts to optimize our cost structure and drive operating leverage through revenue growth and store network expansion.

The following tables set forth the breakdowns of the line items included in our company-operated store costs and expenses.

Food and packaging:

	Year Ended December 31,
	2024	2023	2024 vs 2023
	(in thousands of RMB, except for percentages and bps)
Food and packaging	374,086	486,359	(112,273)	(23.1)%

As a percentage of company-owned store revenues	31.5%	35.0%	N/A	(352	) bps(1)

The food and packaging costs impacts for the year-over-year comparison, in thousands of RMB and basis points (as a percentage of current year company-owned store revenues), were driven by the following:

in thousands of RMB
Ingredient costs	(99,620)
Freight	(12,653)
Total Change	(112,273)

Store rental expenses:

	Year Ended December 31,
	2024	2023	2024 vs 2023
	(in thousands of RMB, except for percentages and bps)
Store rental expenses	241,425	289,556	(48,131)	(16.6)%

As a percentage of company-owned store revenues	20.3%	20.8%	N/A	(52	) bps(1)

The store rental expenses impacts for the year-over-year comparison, in thousands of RMB and basis points (as a percentage of current year company-owned store revenues), were driven by the following:

in thousands of RMB
Store days(2)	6,437
Pricing impacts(3)	(54,568)
Total Change	(48,131)

Payroll and employee benefits:

	Year Ended December 31,
	2024	2023	2024 vs 2023
	(in thousands of RMB, except for percentages and bps)
Payroll and employee benefits	231,542	304,545	(73,003)	(24.0)%

As a percentage of company-owned store revenues	19.5%	21.9%	N/A	(243	) bps(1)

The payroll and employee benefits impacts for the year-over-year comparison, in thousands of RMB and basis points (as a percentage of current year company-owned store revenues), were driven by the following:

in thousands of RMB
Full-time store employees	(64,595)
Part-time store employees	(8,408)
Total Change	(73,003)

Delivery costs:

	Year Ended December 31,
	2024	2023	2024 vs 2023
	(in thousands of RMB, except for percentages and bps)
Delivery costs	119,171	116,449	2,722	2.3%

As a percentage of company-owned store revenues	10.0%	8.4%	N/A	165	bps(1)

The delivery costs impacts for the year-over-year comparison, in thousands of RMB and basis points (as a percentage of current year company-owned store revenues), were driven by the following:

in thousands of RMB
Number of delivery orders	33,982
Pricing impacts	(31,260)
Total Change	2,722

Other operating expenses:

	Year Ended December 31,
	2024	2023	2024 vs 2023
	(in thousands of RMB, except for percentages and bps)
Other operating expenses	95,036	118,634	(23,598)	(19.9)%

As a percentage of company-owned store revenues	8.0%	8.5%	N/A	(54	) bps(1)

The other operating expenses impacts for the year-over-year comparison, in thousands of RMB and basis points (as a percentage of current year company-owned store revenues), were driven by the following:

in thousands of RMB
Utilities	(6,420)
Operating material	(11,892)
Maintenance costs	(3,358)
Others	(1,928)
Total Change	(23,598)

Store depreciation and amortization:

	Year Ended December 31,
	2024	2023	2024 vs 2023
	(in thousands of RMB, except for percentages and bps)
Store depreciation and amortization	129,614	138,735	(9,121)	(6.6)%

As a percentage of company-owned store revenues	10.9%	10.0%	N/A	92	bps(1)

The decrease in store depreciation and amortization was primarily driven by the net closure of 43 company owned and operated stores and less depreciation due to impairment recognized during 2024.

Notes

1	Basis points which are used to express differences in rates. One basis point is the equivalent of 1/100 of one percent.

2	Store days represent cumulative store operating days during the specific period.

3	Pricing impacts were mostly because of decreased rental rate as a result of market price changes and certain rent concessions that we received during 2024.

Cost of Other Revenues

Our cost of other revenues increased by 2.6% from RMB149.7 million in 2023 to RMB153.6 million (US$21.0 million) in 2024, as a result of an increase in the number of franchised stores from 283 as of December 31, 2023 to 446 as of December 31, 2024.

Marketing Expenses

Our marketing expenses decreased from RMB96.7 million in 2023 to RMB64.8 million (US$8.9 million) in 2024, as a result of the slowdown in the pace of company owned and operated store openings. Our marketing expenses as a percentage of our total revenues decreased from 6.2% in 2023 to 4.7% in 2024, driven by cost optimization measures and higher brand influence.

General and Administrative Expenses

Our general and administrative expenses decreased by 35.3% from RMB325.3 million in 2023 to RMB210.3 million (US$28.8 million) in 2024, primarily due to: (i) decreased payroll and employee benefits as a result of cutting down headcount annually and (ii) a decrease of Share-based Compensation related to Restricted Share Units granted on June 5, 2023. Our general and administrative expenses as a percentage of our total revenues decreased from 20.8% in 2023 to 15.1% in 2024 as a result of improved efficiency of our administrative staff and achieved economies of scale as our business grew.

	Year Ended December 31,
	2024	2023	2024 vs 2023
	(in thousands of RMB, except for percentages and bps)
General and administrative expenses	210,323	325,259	(114,936)	(35.3)%

As a percentage of total revenues	15.1%	20.8%	N/A	(573	) bps(1)

Our general and administrative expenses decreased by 35.3% from RMB325.3 million in 2023 to RMB210.3 million (US$28.8 million) in 2024, primarily due to:

●	RMB25.7 million decrease in payroll and employee benefits as a result of declining headquarter headcount from 483 at end of December 2023 to 356 at end of December 2024;

●	RMB65.0 million decrease in share-based compensation expenses;

●	RMB26.3 million decrease of professional fees related to our financing programs; offset by

●	RMB10.7 million increase in depreciation and amortization expenses, and

●	RMB6.1 million increase in credit loss of account receivables.

Note

1	Basis points which are used to express differences in rates. One basis point is the equivalent of 1/100 of one percent.

Franchise and Royalty Expenses

Our franchise and royalty expenses increased by 1.2% from RMB57.1 million in 2023 to RMB57.8 million (US$7.9 million) in 2024, primarily due to the increase number of franchise store partially off-set by the closure of the company owned store.

Other Operating Costs and Expenses

Our other operating costs and expenses were RMB10.8 million (US$1.5 million) in 2024, compared to RMB28.9 million in 2023. The decrease was primarily due to the closure of unprofitable stores.

Loss on Disposal of Property and Equipment

We incurred loss on disposal of property and equipment of RMB4.1 million (US$0.6 million) in 2024 primarily due to disposal of certain scraped kitchen equipment, store leasehold improvements and furniture in 2024.

Impairment Losses of Long-lived Assets

We incurred impairment losses of long-lived assets of RMB56.3 million (US$7.7 million) in 2024 as a result of the closure of certain company owned and operated stores in 2024 and closure plan in 2025 or whenever events or changes in circumstances indicate the carrying value of the assets may not be recoverable.

Other Income

We received other income of RMB8.4 million in 2024 which primary consisted of RMB6.7 million resulted from unconditional government grant.

Interest Income

Our interest income decreased significantly from RMB14.2 million in 2023 to RMB3.2 million (US$0.4 million) in 2024, which primarily reflected a decrease in the interest generated from the collateral account of the ESA program in 2023 and a decrease of USD denominated deposits compared to 2023.

Interest Expenses

Our interest expenses increased from RMB20.4 million in 2023 to RMB22.4 million (US$3.1 million) in 2024, which was primarily due to interests incurred in relation to the promissory notes issued in March 2024.

Foreign Currency Transaction Loss

We recorded a net foreign exchange gain of RMB3.5 million (US$0.5 million) in 2024, compared to a loss of RMB16.8 million in 2023. The improvement in net foreign exchange loss was primarily due to the reduction of the depreciation of RMB to USD with respect to the purchase of coffee beans.

Changes in Fair Value of Convertible Notes, Excluding Impact of Instrument-specific Credit Risk

We recorded an increase in fair value of convertible notes of RMB65.9 million (US$9.0 million) in 2024, excluding the impact of instrument-specific credit risks.

Loss of the debt extinguishment

We recorded loss of the debt extinguishment of RMB10.7 million (US$1.5 million) in 2024, as we settled the deferred contingent consideration through the Popeyes Disposal transaction in June 2024 and settlement of outstanding principal and interest of Promissory Notes by issuance of the convertible notes.

Changes in fair value of deferred contingent consideration

We recorded an increase in fair value of deferred contingent consideration of RMB16.9 million (US$2.3 million) in 2024.

Net income (loss) from discontinued operations

We recognized disposal of Popeyes business RMB70.7 million (US$9.7 million) in 2024 due to Popeyes Disposal on June 28, 2024 transactions and operation losses on Popeyes business.

Net Loss

As a result of the foregoing, our net loss was RMB872.9 million for the year ended December 31, 2023 and RMB409.0 million (US$56.0 million) for the year ended December 31, 2024.

Comparison of the Years Ended December 31, 2022 and 2023

For a detailed description of the comparison of our operating results for the year ended December 31, 2023 to the year ended December 31, 2022, see “Item 5.A. Operating Results—Results of Operations—Comparison of the Years Ended December 31, 2022 and 2023” of our annual report on Form 20-F for the fiscal year ended December 31, 2023 filed with the Securities and Exchange Commission on April 30, 2024 considering no material changes or impacts on the financials and analysis due to the restatement by discontinued operation. As a result of disposal of Popeyes business, the financial results of 2023 would be retrospectively adjusted and hence different from how it has been presented in 2023.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures, namely adjusted company owned and operated store contribution, adjusted company owned and operated store contribution margin, adjusted general and administrative expenses, adjusted corporate EBITDA, adjusted corporate EBITDA margin, adjusted net loss, adjusted net loss margin, and adjusted basic and diluted net loss per ordinary share in evaluating its operating results and for financial and operational decision-making purposes. The Company defines (i) adjusted company owned and operated store contribution as fully-burdened gross profit of company owned and operated stores excluding depreciation and amortization; (ii) adjusted company owned and operated store contribution margin as adjusted company owned and operated store contribution as a percentage of revenues from company owned and operated stores; (iii) adjusted general and administrative expenses as general and administrative expenses excluding share-based compensation expenses (including equity settlement and cash settlement), professional fees related to warrant exchange and other financing programs, impairment losses of rental deposits, commission fee for Cantor shares, option granted by controlling shareholder to CB holder and offering costs for ESA transactions; (iv) adjusted corporate EBITDA as operating loss excluding depreciation and amortization, share-based compensation expenses, commission fee for Cantor shares, impairment losses of rental deposits, one-off expense of store closure, professional fees related to warrant exchange and other financing programs, option granted by controlling shareholder to CB holder, offering costs for ESA transactions, impairment losses of long-lived assets and loss on disposal of property and equipment; (v) adjusted corporate EBITDA margin as adjusted corporate EBITDA as a percentage of total revenues; (vi) adjusted net loss as net loss excluding share-based compensation expenses, professional fees relating to warrant exchange and other financing programs, commission fee for Cantor shares, option granted by controlling shareholder to CB holder, offering costs for ESA transactions, impairment losses of long-lived assets, impairment losses of rental deposits, one-off expense of store closure, loss on disposal of property and equipment, changes in fair value of deferred contingent consideration, changes in fair value of convertible bonds, changes in fair value of warrant liabilities, changes in fair value of ESA derivatives liabilities; (vii) adjusted net loss margin as adjusted net loss as a percentage of total revenues; (viii) adjusted basic and diluted net loss per ordinary share as adjusted net loss from continuing operations attributable to shareholders of the Company divided by weighted average number of basic and diluted ordinary share. The Company believes adjusted company owned and operated store contribution, adjusted company owned and operated store contribution margin, adjusted general and administrative expenses, adjusted corporate EBITDA, adjusted corporate EBITDA margin, adjusted net loss, adjusted net loss margin, and adjusted basic and diluted net loss per ordinary share enhance investors’ overall understanding of its financial performance and allow for greater visibility with respect to key metrics used by its management in its financial and operational decision-making.

These non-GAAP financial measures are not defined under U.S. GAAP and are not presented in accordance with U.S. GAAP. As these non-GAAP financial measures have limitations as analytical tools and may not be calculated in the same manner by all companies, they may not be comparable to other similarly titled measures used by other companies. The Company compensates for these limitations by reconciling the non-GAAP financial measures to the nearest U.S. GAAP performance measures, which should be considered when evaluating the Company’s performance. For reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the tables set out below. The Company encourages investors and others to review its financial information in its entirety and not rely on any single financial measure.

A.	Adjusted company owned and operated store contribution and adjusted company owned and operated store contribution margin

	For the year ended December 31,				For the Nine Months Ended September 30,
	2022	2023	2024		2024	2025
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)

Revenues - company owned and operated stores	938,097	1,389,641	1,188,293	162,796	918,141	819,515	115,117
Food and packaging costs - company owned and operated stores	(314,550)	(486,359)	(374,086)	(51,250)	(289,289)	(248,817)	(34,951)
Store rental expenses - company owned and operated stores	(236,838)	(289,556)	(241,425)	(33,075)	(184,571)	(168,252)	(23,634)
Payroll and employee benefits - company owned and operated stores	(268,857)	(304,545)	(231,542)	(31,721)	(176,662)	(148,779)	(20,899)
Delivery costs - company owned and operated stores	(73,616)	(116,449)	(119,171)	(16,326)	(90,587)	(97,622)	(13,713)
Other operating expenses - company owned and operated stores	(107,770)	(118,634)	(95,036)	(13,020)	(72,291)	(62,584)	(8,791)
Store depreciation and amortization	(118,659)	(138,735)	(129,614)	(17,757)	(93,540)	(81,717)	(11,479)
Franchise and royalty expenses - company owned and operated stores	(29,404)	(44,730)	(39,420)	(5,401)	(30,101)	(27,345)	(3,841)
Fully-burdened gross loss - company owned and operated stores	(211,597)	(109,367)	(42,001)	(5,754)	(18,900)	(15,601)	(2,191)
Store depreciation and amortization (1)	118,659	138,735	129,614	17,757	93,540	81,717	11,479
Company owned and operated store contribution	(92,938)	29,368	87,613	12,003	74,640	66,116	9,288
Company owned and operated store contribution margin	(9.9)%	2.1%	7.4%	7.4%	8.1%	8.1%	8.1%

B.	Adjusted general and administrative expenses

	For the year ended December 31,				For the Nine Months Ended September 30,
	2022	2023	2024		2024	2025
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)

General and administrative expenses	(289,544)	(325,259)	(210,323)	(28,814)	(134,002)	(141,307)	(19,850)
Adjusted for:
Share-based compensation expenses (including equity settlement and cash settlement)	44,421	68,078	519	71	1,260	2,391	336
Professional fees related to warrant exchange and other financing programs	-	28,519	10,464	1,434	10,464	1,007	141
Impairment losses of rental deposits	-	12,471	2,457	337	2,457	8,850	1,243
Commission fee for Cantor shares	21,521	-	-	-	-	-	-
Option granted by controlling shareholder to CB holder	1,778	-	-	-	-	-	-
Offering costs for ESA transactions	4,622	-	-	-	-	-	-
Adjusted General and administrative expenses	(217,202)	(216,191)	(196,883)	(26,972)	(119,821)	(129,059)	(18,130)

C.	Adjusted corporate EBITDA and adjusted corporate EBITDA margin

	For the year ended December 31,				For the Nine Months Ended September 30,
	2022	2023	2024		2024	2025
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)

Operating loss from continuing operations	(581,183)	(667,925)	(349,081)	(47,824)	(231,894)	(198,736)	(27,916)
Adjusted for:
Depreciation and amortization (2)	133,403	163,155	167,721	22,978	123,478	110,071	15,462
Share-based compensation expenses	44,421	68,078	519	71	1,260	2,391	336
Commission fee for Cantor shares	21,521	-	-	-	-	-	-
Impairment losses of rental deposits	-	12,471	2,457	337	2,457	8,850	1,243
One-off expense of store closure	-	6,009	11,090	1,519	3,181	-	-
Professional fees related to warrant exchange and other financing programs	-	28,519	10,464	1,434	10,464	1,007	141
Option granted by controlling shareholder to CB holder	1,778	-	-	-	-	-	-
Offering costs for ESA transactions	4,622	-	-	-	-	-	-
Impairment losses of long-lived assets	7,223	111,427	56,287	7,711	40,386	29,088	4,086
Loss on disposal of property and equipment	8,835	16,404	4,147	568	3,716	5,257	738
Adjusted Corporate EBITDA	(359,380)	(261,862)	(96,396)	(13,206)	(46,952)	(42,072)	(5,910)
Adjusted Corporate EBITDA Margin	-35.5%	-16.8%	-6.9%	-6.9%	-4.4%	-4.2%	-4.2%

D.	Adjusted net loss and adjusted net loss margin

	For the year ended December 31,				For the Nine Months Ended September 30,
	2022	2023	2024		2024	2025
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)

Net loss from continuing operations	(744,748)	(839,730)	(460,429)	(63,079)	(321,556)	(208,629)	(29,306)
Adjusted for:
Share-based compensation expenses	44,421	68,078	519	71	1,260	2,391	336
Professional fees relating to warrant exchange and other financing programs	-	28,519	10,464	1,434	10,464	1,007	141
Commission fee for Cantor shares	21,521	-	-	-	-	-	-
Option granted by controlling shareholder to CB holder	1,778	-	-	-	-	-	-
Offering costs for ESA transactions	4,622	-	-	-	-	-	-
Impairment losses of long-lived assets	7,223	111,427	56,287	7,711	40,386	29,088	4,086
Impairment losses of rental deposits	-	12,471	2,457	337	2,457	8,850	1,243
One-off expense of store closure	-	6,009	11,090	1,519	3,181	-	-
Loss on disposal of property and equipment	8,835	16,404	4,147	568	3,716	5,257	738
Loss of the debt extinguishment	-	-	10,657	1,460	10,657	-	-
Changes in fair value of deferred contingent consideration	-	26,106	16,941	2,321	16,941	-	-
Changes in fair value of convertible notes	4,494	58,281	65,874	9,025	48,461	(866)	(122)
Changes in fair value of warrant liabilities	(45,903)	83,966	-	-	-	-	-
Changes in fair value of ESA derivative liabilities	186,598	(19,654)	-	-	-	-	-
Adjusted Net loss	(511,159)	(448,123)	(281,993)	(38,633)	(184,033)	(162,902)	(22,884)
Adjusted Net loss Margin	-50.6%	-28.7%	-20.3%	-20.3%	-17.4%	-16.2%	-16.2%

E.	Adjusted basic and diluted net loss per Ordinary Share

	For the year ended December 31,				For the Nine Months Ended September 30,
	2022	2023	2024		2024	2025
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)

Net loss from continuing operations attributable to shareholders of the Company	(742,645)	(843,054)	(463,525)	(63,503)	(325,482)	(206,370)	(28,989)
Adjusted for:
Share-based compensation expenses	44,421	68,078	519	71	1,260	2,391	336
Professional fees related to warrant exchange and other financing programs	-	28,519	10,464	1,434	10,464	1,007	141
Commission fee for Cantor shares	21,521	-	-	-	-	-	-
Option granted by controlling shareholder to CB holder	1,778	-	-	-	-	-	-
Offering costs for ESA transactions	4,622	-	-	-	-	-	-
Impairment losses of long-lived assets	7,223	111,427	56,287	7,711	40,386	29,088	4,086
Impairment losses of rental deposits	-	12,471	2,457	337	2,457	8,850	1,243
One-off expense of store closure	-	6,009	11,090	1,519	3,181	-	-
Loss on disposal of property and equipment	8,835	16,404	4,147	568	3,716	5,257	738
Loss of the debt extinguishment	-	-	10,657	1,460	10,657	-	-
Changes in fair value of deferred contingent consideration	-	26,106	16,941	2,321	16,941	-	-
Changes in fair value of convertible notes	4,494	58,281	65,874	9,025	48,461	(866)	(122)
Changes in fair value of warrant liabilities	(45,903)	83,966	-	-	-	-	-
Changes in fair value of ESA derivative liabilities	186,598	(19,654)	-	-	-	-	-
Adjusted Net loss attributable to shareholders of the Company	(509,056)	(451,447)	(285,089)	(39,057)	(187,959)	(160,643)	(22,567)
Weighted average shares outstanding used in calculating basic and diluted loss per share	25,619,301	30,837,733	32,444,772	32,444,772	32,410,787	32,542,071	32,542,071
Adjusted basic and diluted net loss per Ordinary Share	(19.87)	(14.64)	(8.79)	(1.20)	(5.80)	(4.94)	(0.69)

Notes:

(1)	consists of company owned and operated store depreciation related to property, equipment and store renovations and amortization of the franchise right to use the Tim Hortons brand.

(2)	consists of store depreciation and amortization and headquarter depreciation and amortization related to property, equipment and store renovations and amortization of the franchise right to use the Tim Hortons brand.

Liquidity and Capital Resources

Cash Flows and Working Capital

Our capital expenditures are incurred primarily in connection with purchase of property and equipment. Our main source of liquidity is cash derived from revenue generating activities, proceeds from bank borrowings and proceeds from equity or equity-linked financing. As of December 31, 2022, 2023, 2024 and September 30, 2025, our cash was RMB239.1 million, RMB202.3 million, RMB184.2 million and RMB159.3 million (US$22.4 million), respectively, consisting of bank deposits. Our cash requirements may fluctuate based on the timing and extent of many factors such as those discussed above.

We have incurred loss since our inception. We incurred net losses of RMB208.6 million (US$29.3 million), RMB409.0 million, RMB872.9 million and RMB744.7 million for the nine months ended September 30, 2025 and the years ended December 31, 2024, 2023 and 2022, respectively. In addition, for the nine months ended September 30, 2025, we recorded net cash used in operating activities in the amount of RMB3.1 million. We will require additional liquidity to continue our operations over the next 12 months.

Historically, we had relied principally on proceeds from the issuance of ordinary shares, long-term convertible notes and bank borrowings to finance our operations and business expansion. We have evaluated plans to continue as a going concern which include, but are not limited to, (i) reducing discretionary capital and operating expenses (ii) obtaining additional facilities from banks and renewal of existing bank borrowings (iii) obtaining financial support from controlling shareholder and related parties (iv) issuing convertible notes and exploring opportunities for further equity or equity-linked financing. Notwithstanding this, feasibility of some of these plans is contingent upon factors outside of our control and, as such, we concluded that substantial doubt about our ability to continue as a going concern has not been alleviated as of the reporting date. In the event that additional financing is required from third party sources, we may not be able to raise it on acceptable terms or at all. There remains substantial doubt about our ability to continue as a going concern for the next twelve months from the date the unaudited condensed consolidated interim financial statements were issued. See “Item 3. Key Information—D. Risk Factors-Risks Related to THIL’s Business and Industry—We may require additional capital to support business growth and objectives, which might not be available in a timely manner or on commercially acceptable terms, if at all” and “Item 3. Key Information—D. Risk Factors—Risks Related to THIL’s Business and Industry—We had negative net cash flows from operations in the past and have not been profitable, which may continue in the future” in our annual report on Form 20-F for the fiscal year ended December 31, 2024, which is incorporated by reference in this prospectus.

We are a holding company incorporated in the Cayman Islands. We may need dividends and other distributions from our PRC Subsidiaries to satisfy our liquidity requirements, fund our operations or be used for other purposes outside of mainland China, which may not be available due to existing and/or potential interventions in or the imposition of restrictions and limitations by the PRC government on the ability of our company or our PRC Subsidiaries to transfer cash and/or non-cash assets based on existing or new PRC laws and regulations. Current PRC regulations permit our PRC Subsidiaries to pay dividends to us only out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with PRC accounting standards and regulations. In addition, our PRC Subsidiaries are required to set aside at least 10% of their respective after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of their respective registered capital. Our PRC Subsidiaries may also allocate a portion of its after-tax profits based on PRC accounting standards to employee welfare and bonus funds at their discretion. These reserves are not distributable as cash dividends. As of the date of this registration statement, our PRC Subsidiaries have been in accumulated loss and did not pay dividends to us. Further, if any of our PRC Subsidiaries incurs debt in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us. As a result, our ability to distribute dividends largely depends on earnings from our PRC Subsidiaries and their ability to pay dividends out of their earnings. We cannot assure you that our PRC Subsidiaries will generate sufficient earnings and cash flows in the near future to pay dividends or otherwise distribute sufficient funds to us to enable us to meet our obligations, pay interest and expenses or declare dividends. For a detailed description of the restrictions and related risks, see “—Organizational Structure,” “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—Restrictions on our subsidiaries on paying dividends or making other payments to us under existing or new laws and regulations of the PRC and the HKSAR may restrict our ability to satisfy our liquidity requirements” and “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—Foreign exchange controls may limit our ability to effectively utilize our revenues and the proceeds from the offerings of our listed securities and adversely affect the value of your investment” in our annual report on Form 20-F for the fiscal year ended December 31, 2024, which is incorporated by reference in this prospectus.

Cash Flows

The following table sets forth a summary of our cash flows for the periods presented.

	For the year ended December 31,				For the nine months ended September 30,
	2022	2023	2024		2024	2025
	RMB	RMB	RMB	US$	RMB	RMB
	(in thousands)

Net cash used in operating activities - continuing operations	(286,929)	(198,139)	(46,381)	(6,354)	(14,752)	(3,107)
Net cash provided by operating activities - discontinued operations	-	2,009	6,714	920	6,714	-
Net cash provided by/(used in) investing activities - continuing operations	(705,172)	60,737	(75,834)	(10,389)	(89,056)	(66,975)
Net cash provided by/(used in) investing activities - discontinued operations	-	(738)	67,797	9,288	67,797	-
Net cash provided by financing activities - continuing operations	827,160	80,833	26,004	3,563	16,204	46,787
Effect of foreign currency exchange rate changes on cash	13,181	19,807	2,350	322	6,240	(1,613)
Net decrease in cash and cash equivalents and restricted cash	(151,760)	(35,491)	(19,350)	(2,651)	(6,853)	(24,908)
Cash and cash equivalents and restricted cash at beginning of the period	390,837	239,077	203,587	27,891	203,587	184,237
Cash and cash equivalents and restricted cash at end of the period	239,077	203,586	184,237	25,240	196,734	159,329
Less: Cash and restricted cash of discontinued operations at end of year	-	(1,272)	-	-	-	-
Cash and Restricted cash at end of the period	239,077	202,315	184,237	25,240	196,734	159,329

Operating Activities

Net cash used in operating activities for the nine months ended September 30, 2025 was RMB3.1 million (US$0.44 million). The difference between our net loss of RMB208.6 million (US$29.3 million) and net cash used in operating activities for the nine months ended September 30, 2025 was primarily due to (i) an adjustment of RMB110.1 million in depreciation and amortization expense, (ii) an adjustment of RMB0.9 million in changes in fair value of convertible notes, (iii) an adjustment of RMB29.1 million in impairment losses of long-lived assets, (iv) an adjustment of RMB2.3 million in allowance for doubtful accounts, and (iv) increase in amounts due to related parties of RMB58.8 million primarily attributable to the increase in purchase of coffee beans from TDL Group Corp and upfront franchise fee to THRI.

Net cash used in operating activities for the year ended December 31, 2024 was RMB39.7 million (US$5.4 million). The difference between our net loss of RMB460.4 million (US$63.1 million) and net cash used in operating activities for the year ended December 31, 2024 was primarily due to (i) the difference between net loss and net cash inflows in operating activities from discontinued operations of RMB44.7 million; (ii) an adjustment of RMB340.8 million in non-cash items, which primarily consisted of (a) depreciation and amortization expense of RMB169.7 million, (b) changes in fair value of convertible notes of RMB65.9 million, (c) impairment losses of long-lived assets of RMB56.3 million, (d) changes in fair value of Deferred Contingent consideration of RMB16.9 million, (e) loss of debt distinguishment of RMB10.7 million, (f) allowance for doubtful accounts of RMB8.7 million, (g) accrued interests of promissory notes of RMB5.3 million, (h) other adjustment of RMB7.5 million due to loss on disposal of property and equipment and of intangible assets, provision for inventories write-down, share-based payment expenses, and unrealized foreign currency transaction loss (gain), (i) Transaction cost for issuance of convertible notes of RMB3.8 million and (iii) net changes in operating assets and liabilities of RMB69.4 million, which primarily consisted of (a) an increase in accounts payable of RMB4.1 million due to the extension of payment terms, (b) a decrease in other current liabilities of RMB76.7 million due to decreased accrued payroll and employee-related costs, payable for other operating expenditures, and (c) increase of RMB130.4 million in amounts due to related parties due to settlement of payables to related parties.

Net cash used in operating activities for the year ended December 31, 2023 was RMB196.1 million. The difference between our net loss of RMB872.9 million and net cash used in operating activities for the year ended December 31, 2023 was primarily due to (i) the difference between net loss and net cash inflows in operating activities from discontinued operations of RMB35.2 million; (ii) an adjustment of RMB526.7 million in non-cash items, which primarily consisted of (a) depreciation and amortization expense of RMB163.1 million, (b) impairment losses of long-lived assets of RMB111.4 million,(c) changes in fair value of warrant liabilities of RMB84.0 million, (d) share-based payment expenses of RMB64.5 million, (e) changes in fair value of convertible notes of RMB58.3 million, (f) changes in fair value of Deferred Contingent consideration of RMB26.1 million (g) loss on disposal of property and equipment of RMB16.4 million, (h) other adjustment of RMB0.5 million due to provision for inventories write-down, unrealized foreign currency transaction loss, allowance for doubtful accounts and net off the changes in fair value of ESA derivative liabilities ; and (iii) net changes in operating assets and liabilities of RMB150.0 million, which primarily consisted of (a) an increase in accounts payable of RMB109.1 million due to the extension of payment terms, (b) an increase in other current liabilities of RMB1.1 million due to increased accrued payroll and employee-related costs, payable for other operating expenditures, and (c) other increase of RMB9.6 million in accounts receivable, inventories, prepaid expenses and other current assets, other non-current assets, amounts due to related parties, contract liabilities, other non-current liabilities, right-of-use asset and lease liabilities.

Net cash used in operating activities for the year ended December 31, 2022 was RMB286.9 million. The difference between our net loss of RMB744.7 million and net cash used in operating activities for the year ended December 31, 2022 was primarily due to (i) an adjustment of RMB374.4 million in non-cash items, which primarily consisted of (a) changes in fair value of ESA derivative liabilities of RMB186.6 million, (b) depreciation and amortization expense of RMB133.4 million, (c) share-based payment expenses RMB74.7 million, (d) other adjustment of RMB25.6 million due to loss on disposal of property and equipment, provision for inventories write-down, allowance for doubtful accounts, impairment losses of long-lived assets, unrealized foreign currency transaction loss, changes in fair value of convertible notes, offset by (e) RMB45.9 million in changes in fair value of convertible notes, excluding impact of instrument-specific credit risk; and (ii) net changes in operating assets and liabilities of RMB83.4 million, which primarily consisted of (a) an increase in accounts payable of RMB44.7 million in line with the expansion of our business, (b) an increase in other current liabilities of RMB35.0 million due to increased accrued payroll and employee-related costs, payable for other operating expenditures, and (c) other increase of RMB3.6 million in accounts receivable, inventories, prepaid expenses and other current assets, other non-current assets, amounts due to related parties, contract liabilities, other non-current liabilities, right-of-use asset and lease liabilities.

Investing Activities

Net cash used in investing activities for the nine months ended September 30, 2025 was RMB67.0 million, compared to net cash provided in investing activities of RMB21.3 million for the nine months ended September 30, 2024, primarily attributable to purchase of property and equipment and intangible assets of RMB69.7 million, partially offset by proceeds from disposal of property and equipment of RMB2.7 million.

Net cash used in investing activities for the year ended December 31, 2024 was RMB8.0 million (US$1.1 million), compared to net cash provided in investing activities of RMB60.0 million for the year ended December 31, 2023, which was primarily because the Company retrieved short-term investment due to ESA program back in 2023 of RMB369.3 million, and was partially offset by the net cash effect of reduce of purchase property and equipment and intangible assets RMB 188.8 million due to slowing down the expansion of company-owned store and disposal of Popeyes in 2024 of RMB 67.8 million and was partially offset by the net cash effect of reduce of purchase property and equipment and intangible assets RMB 188.8 million due to slowing down the expansion of company-owned store and disposal of Popeyes in 2024 of RMB 67.8 million.

Net cash provided in investing activities for the year ended December 31, 2023 was RMB60.0 million, compared to net cash used in investing activities of RMB705.2 million for the year ended December 31, 2022, which primarily resulted from the Company purchased short-term investment due to ESA program in 2022 of RMB370.2 million and retrieved the short-term investment back in 2023 of RMB369.3 million.

Net cash used in investing activities for the year ended December 31, 2022 was RMB705.2 million, which primarily resulted from the investment of Collateral Account balance invested in U.S. treasury bonds ESA collateral account which the underlying assets in amount of RMB370.2 million and purchase property and equipment and intangible assets in amount of RMB334.9 million.

Financing Activities

Net cash provided by financing activities for the nine months ended September 30, 2025 was RMB46.8 million, primarily attributable to proceeds from bank borrowings of RMB647.5 million, partially offset by repayment of bank borrowings of RMB600.8 million.

Net cash provided by financing activities for the year ended December 31, 2024 was RMB26.0 million (US$3.6 million), primarily attributable to proceeds from issuance of promissory notes of RMB142.5 million, proceeds from convertible notes of RMB41.1 million and proceed from exercise of employee share option of RMB8.4 million, while offset by net repayment of bank borrowings of RMB162.2 million.

Net cash provided by financing activities for the year ended December 31, 2023 was RMB80.8 million, primarily attributable to proceeds from employee share option program of RMB1.4 million, net borrowing from bank of RMB126.9 million and proceeds from Popeyes acquisition of RMB206.7 million, while offset by payment to Shaolin for ESA transaction of RMB249.5 million and payment for warrant exchange offering cost RMB4.7 million

Net cash provided by financing activities for the year ended December 31, 2022 was RMB827.2 million, primarily attributable to net proceeds of RMB355.5 million from the ESA Investors, net proceeds of RMB316.4 million from the PIPE Investors, draw-down of bank loans in the amount of RMB707.6 million, partially offset by repayment of bank loans in the amount of RMB494.9 million and net offering costs related to the Business Combination and the PIPE transaction in the amount of RMB57.5 million.

Off-Balance Sheet Commitments and Arrangements

During the periods presented, we did not have any off-balance sheet commitments or arrangements.

Recent Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and result of operations is disclosed in Note 2 to our audited historical consolidated financial statements included elsewhere in this prospectus.

Trend Information

Other than as disclosed elsewhere in this prospectus, we are not aware of any trends, uncertainties, demands, commitments or events since January 1, 2025 that are reasonably likely to have a material adverse effect on our net revenues, income, profitability, liquidity or capital resources, or that caused the disclosed financial information to be not necessarily indicative of future operating results or financial conditions.

Critical Accounting Estimates

We prepare our consolidated financial statements in accordance with U.S. GAAP. In doing so, we have to make estimates and assumptions. Our critical accounting estimates are those estimates that involve a significant level of uncertainty at the time the estimate was made, and changes in them have had or are reasonably likely to have a material effect on our financial condition or results of operations. Accordingly, actual results could differ materially from our estimates. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis.

For a detailed description of our critical accounting estimates, please refer to “Item 5. Operating and Financial Review and Prospects — E. Critical Accounting Estimates” in our 2024 Form 20-F.

Quantitative and Qualitative Disclosure about Financial Risk

Foreign Exchange Risk

As our principal activities are carried out in PRC, our transactions are mainly denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions involving RMB must take place through the People’s Bank of China or other institutions authorized to buy and sell foreign exchange. The exchange rates adopted for the foreign exchange transactions are the rates of exchange quoted by the People’s Bank of China that are determined largely by supply and demand.

We do not expect that there will be any significant currency risk for us during the reporting periods.

Concentration of Credit Risk

Our credit risk primarily arises from cash, time deposits, restricted cash, prepaid expenses and other current assets and accounts receivable. The bank deposits, including time deposits and restricted cash, with financial institutions in the mainland of the PRC and Hong Kong Special Administrative Region (“HKSAR”) are insured by the government authorities up to RMB500,000 and HKD800,000, respectively. Total bank deposits are insured by the government authorities with amounts up to RMB7,660,480 and RMB12,270,323 as of September 30, 2025 and December 31, 2024, respectively.

We expect that there is no significant credit risk associated with cash, time deposits and restricted cash, which are held by reputable financial institutions. We believe that we are not exposed to unusual risks as these financial institutions have high credit quality.

We have no significant concentrations of credit risk with respect to our prepaid expenses and other current assets.

Accounts receivables are unsecured and are primarily derived from revenue earned from sub-franchisees and wholesale customers. The risk with respect to accounts receivable is mitigated by credit evaluations performed on them.

Concentration of Operation Risk

We own, operate and franchise stores in the PRC, including Hong Kong and Macau under the “Tim Hortons” brand and owns. Such business activities are solely dependent upon its master development agreement with THRI. Our failure to comply our master development agreement with THRI would have a material adverse effect on our financial condition, results of operations, and cash flows.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital is intended as a summary only and therefore is not a complete description of our share capital. This description is based upon, and is qualified by reference to, our Third Amended and Restated Memorandum and Articles of Association (the “Memorandum and Articles of Association”), the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), and the common law of the Cayman Islands. You should read our Memorandum and Articles of Association, which are incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part, for the provisions that are important to you. See “Where You Can Find More Information; Incorporation by Reference.”

We are an exempted company incorporated in the Cayman Islands with limited liability and our affairs are governed by our memorandum and articles of association, and the Companies Act of the Cayman Islands, as amended, which we refer to as the Cayman Companies Act, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$5,000 divided into 100,000,000.00 Ordinary Shares with a nominal or par value of US$0.0000469793497033866 each and 6,429,740.547038 shares with a nominal or par value of US$0.0000469793497033866 each of such class or classes (however designated) as the board of directors may determine in accordance with our memorandum and articles of association.

Our Memorandum and Articles of Association

The following are summaries of material provisions of our memorandum and articles of association and of the Cayman Companies Act, insofar as they relate to the material terms of our Ordinary Shares.

Ordinary Shares

Voting Rights

Each registered holder of our Ordinary Shares is entitled to one vote for each Ordinary Share of which he, she or it is the registered holder, subject to any rights and restrictions for the time being attached to any share. Unless specified in the THIL Articles, or as required by applicable provisions of the Cayman Companies Act or applicable stock exchange rules, an ordinary resolution, being, the affirmative vote of shareholders holding a majority of the shares which, being so entitled, are voted thereon in person or by proxy at a quorate general meeting of the Company or a unanimous written resolution of all of our shareholders entitled to vote at a general meeting of the Company, is required to approve any such matter voted on by our shareholders. Approval of certain actions, such as amending the THIL Articles, reducing our share capital and changing our name, will require a special resolution under Cayman Islands law and pursuant to the THIL Articles, being the affirmative vote of shareholders holding a majority of not less than two-thirds of the shares which, being so entitled, are voted thereon in person or by proxy at a quorate general meeting of the Company or a unanimous written resolution of all of our shareholders entitled to vote at a general meeting of the Company.

Dividend Rights

We have not paid any cash dividends on our Ordinary Shares to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of the Board. We are not subject to any restrictions under Cayman Islands law on dividend distribution to our shareholders.

Liquidation Rights

On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of our Ordinary Shares will be entitled to participate in any surplus assets in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up or the date of the return of capital, as the case may be, on the Ordinary Shares held by them respectively.

Registration Rights

Certain of our shareholders are entitled to certain registration rights, pursuant to which we have agreed to provide customary demand registration rights and “piggyback” registration rights with respect to such registrable securities and, subject to certain circumstances, to file a resale shelf registration statement to register the resale under the Securities Act of such registrable securities.

Shareholder Meetings

One or more shareholders holding at least a majority of the paid up voting share capital of our company present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy and entitled to vote at that meeting shall form a quorum. In accordance with the Nasdaq corporate governance requirements, we are not required to hold an annual general meeting until one year after our first fiscal year end following our listing on Nasdaq. There is no requirement under the Cayman Companies Act for us to hold annual or extraordinary general meetings.

As a condition of admission to a shareholders’ meeting, a shareholder must be duly registered as a shareholder at the applicable record date for that meeting. We will give notice of each general meeting of shareholders by publication on its website and in any other manner that it may be required to follow in order to comply with Cayman Islands law, Nasdaq and SEC requirements. The holders of registered shares may be given notice of a shareholders’ meeting by means of letters sent to the addresses of those shareholders as registered in our shareholders’ register, or, subject to certain statutory requirements, by electronic means.

Holders whose shares are registered in the name of DTC or its nominee will not be a shareholder or member of the Company and must rely on the procedures of DTC regarding notice of shareholders’ meetings and the exercise of rights of a holder of shares.

Inspection of Books and Records

Shareholders of Cayman Islands exempted companies have no general rights under Cayman Islands law to inspect corporate records and accounts or to obtain copies of lists of shareholders. Holders of our Ordinary Shares will have no general right under the Cayman Companies Act to inspect or obtain copies of our list of shareholders or our corporate records (except for our memorandum and articles of association, special resolutions of our shareholders and our register of mortgages and charges). Our directors have discretion under our memorandum and articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find More Information About Us.”

Warrants

We completed an exchange offer relating to our outstanding warrants (the “Offer”) on June 14, 2023. Each warrant that was outstanding upon the closing of the Offer was exchanged for 0.216 Ordinary Shares of the Company per warrant on June 27, 2023 (the “Post-Offer Exchange”). Pursuant to the Offer and the Post-Offer Exchange, we issued an aggregate of 1,083,949 Ordinary Shares in exchange for all of our outstanding warrants, increasing the number of Ordinary Shares outstanding from 32,069,622 to 33,153,571. As a result of the completion of the Offer and the Post-Offer Exchange, no warrants remain outstanding. The Public Warrants have been delisted upon completion of the Post-Offer Exchange. Our Ordinary Shares will continue to be listed and trade on the Nasdaq under the symbol “THCH.” The purpose of the Offer was to simplify our capital structure and reduce the potential dilutive impact of the warrants.

Differences in Corporate Law

Cayman Islands companies are governed by the Cayman Companies Act. The Cayman Companies Act is modelled after similar laws in England and Wales but does not follow recent English law statutory enactments and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Cayman Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. In certain circumstances, the Cayman Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands company and a company incorporated in another jurisdiction (provided that it is also facilitated by the laws of that other jurisdiction). Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan of merger or consolidation must then be authorized by (a) a special resolution (usually a majority of not less than two-thirds of the votes which are cast in person or by proxy by those shareholders who, being entitled to do so, attend and vote at a quorate general meeting of the relevant company or a unanimous written resolution of all of the shareholders entitled to vote at a general meeting of the relevant company) of the shareholders of each company; and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company where the parent and subsidiary company are both incorporated under the Cayman Companies Act. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Cayman Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; and (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Directors of a Cayman Islands company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Cayman Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of their shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for their shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of their intention to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in paragraph (c) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase their shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (e) if the company and the shareholder fail to agree on a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company must (and any dissenting shareholder may) file a petition with the Cayman Islands Grand Court to determine the fair value and such petition by the company must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date and where the consideration for such shares are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, the Cayman Islands has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, by way of schemes of arrangement, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a general meeting, or meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

●	we are not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with;

●	the shareholders (and creditors, as applicable) have been fairly represented at the meeting in question;

●	the arrangement is such as a businessman would reasonably approve; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act or that would amount to a “fraud on the minority” (a legal concept, different than “fraud” in the sense of dishonesty).

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations.

Squeeze-out Provisions. When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders. Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.

Shareholders’ Suits. Maples and Calder (Cayman) LLP, our Cayman Islands legal counsel, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officer or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

●	a company is acting, or proposing to act, illegally or beyond the scope of its authority;

●	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

●	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Directors’ Fiduciary Duties. As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company. Accordingly, directors and officers owe the following fiduciary duties:

●	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

●	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

●	directors should not improperly fetter the exercise of future discretion;

●	duty to exercise powers fairly as between different sections of shareholders;

●	duty to exercise independent judgment; and

●	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests.

Our memorandum and articles of association have varied this last obligation by providing that a director must disclose the nature and extent of his or her interest in any contract or arrangement, and following such disclosure and subject to any separate requirement under applicable law or the listing rules of Nasdaq, and unless disqualified by the chairman of the relevant meeting, such director may vote in respect of any transaction or arrangement in which he or she is interested and may be counted in the quorum at the meeting. Conversely, under Delaware corporate law, a director has a fiduciary duty to the corporation and its shareholders (made up of two components) and the director’s duties prohibit self-dealing by a director and mandate that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally.

Shareholder Proposals. The Cayman Companies Act does not provide shareholders any right to bring business before a meeting or requisition a general meeting. However, these rights may be provided in the company’s articles of association. Our articles of association may establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors.

Anti-Takeover Provisions. Some provisions of our memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favourable. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that the board of directors owes duties to ensure that these transactions are entered into bona fide in the best interests of the company and for a proper corporate purpose and, as noted above, a transaction may be subject to challenge if it has the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. If the dissolution is initiated by the board of directors it may be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company resolves by ordinary resolution that it be wound up because it is unable to pay its debts as they fall due. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

History of Securities Issuances

The following is a summary of our securities issuances in the past five years.

2021 Private Convertible Notes

On December 9, 2021, we entered into a Convertible Note Purchase Agreement with each of Sona and Sunrise (the “2021 Private Convertible Notes”). On December 10, 2021, we issued $50 million in aggregate principal amount of Private Notes to Sona and Sunrise for a purchase price of 98% of the principal amount thereof. On December 30, 2021, we issued $50 million in aggregate principal amount of Notes under the Indenture to Sona and Sunrise in exchange for the Private Notes, which were cancelled upon such exchange. The Notes will mature on December 10, 2026 and bear interest commencing as of December 10, 2021, payable semi-annually in arrears on June 10 and December 10 of each year, commencing on June 10, 2022. We have the option, on each interest payment date, to pay accrued and unpaid interest (i) entirely in cash or (ii) by PIK Interest.

Each holder of a Note has the right, after June 10, 2025, to require us to repurchase all of such holder’s Notes at a repurchase price equal to the principal amount of such Note plus accrued and unpaid interest thereon to, but excluding, the repurchase date. We have the right to redeem the Notes in whole, but not in part, (i) at a redemption price equal to 102% of the principal amount of the Notes, plus accrued and unpaid interest thereon to, but excluding, the redemption date, in the event of certain tax changes as described in the Indenture; or (ii) at any time before December 10, 2025, at a redemption price equal to: (a) if the redemption is prior to December 10, 2024, 100% of the principal amount of the Notes plus a “make-whole” as described in the Indenture, and (b) if the redemption is on or after December 10, 2024 and prior to December 10, 2025, 104% of the principal amount of the Notes plus accrued and unpaid interest thereon to, but excluding, the redemption date. The payment of such cash interest, repurchase price or redemption price will lower the amount of cash we have on hand and could restrict our ability to satisfy our liquidity requirements and ability to operate and expand our business. For more details on the related risks, see “Risk Factors—Risks Related to THIL’s Business and Industry—Our convertible notes or preferred shares may impact our financial results, result in the dilution of our shareholders, adversely affect our liquidity, create downward pressure on the price of our securities, and restrict our ability to raise additional capital or take advantage of future opportunities” in our annual report on Form 20-F for the fiscal year ended December 31, 2024, which is incorporated by reference in this prospectus.

Until the Maturity Date, each Note is convertible into fully paid, validly issued and non-assessable Ordinary Shares at a conversion price of $57.50 per share (the “Initial Conversion Price”), which was subsequently adjusted to $54.25 per share in April 2023 on account of our issuance of shares pursuant to the Share Purchase Agreement. We have the right, at any time on or after the later of (i) December 10, 2023 and (ii) the effective date of the registration statement registering the Ordinary Shares issuable upon conversion of the Notes, until the Maturity Date, to convert all of the Notes, but only if (i) the last reported sale price per Ordinary Shares is equal to or greater than 130% of the Initial Conversion Price on each of at least 20 trading days during the 30 consecutive trading days ending on, and including, the trading day immediately before the date we provide notice of such conversion, and (ii) the average daily trading volume in dollars of our Ordinary Shares is more than $5 million.

The Indenture contains covenants that, subject to significant exceptions, restrict the ability of THIL and our subsidiaries to, among other things, incur debt, issue preferred stock, pay dividends on or purchase or redeem capital stock, incur liens, sell assets, amend or terminate the A&R MDA and our amended and restated company franchise agreements with THRI, amend charter documents, or consolidate with or merge with or into other entities. The Indenture also contains events of default and acceleration that are customary for transactions of this nature.

All outstanding amount due under the 2021 Private Convertible Notes was fully settled on December 2, 2025.

Share Purchase Agreement and Popeyes MDA

On March 30, 2023, we entered into a share purchase agreement (the “Share Purchase Agreement”) with Pangaea Three Acquisition Holdings IV, Limited (“Holdings IV”), a Cayman Islands exempted company, PLKC International Limited, a Cayman Islands exempted company (“Popeyes China”), and PLK APAC Pte. Ltd., a company organized and existing under the laws of Singapore. The transaction values Popeyes China at an up-front equity value of $35.1 million. Up-front transaction consideration comprises our newly issued ordinary shares, priced at 85% of the trailing 40-trading-day VWAP (as defined in the Share Purchase Agreement) from the date of announcement of the transaction (February 8, 2023). In addition to the up-front transaction consideration, shareholders of Popeyes China will receive deferred contingent consideration (“DCC”) equal to 3% of the revenue of the Popeyes China business going forward, with a buy-out right exercisable at any time by us for $35 million. The DCC (including the buy-out payment, if any) will be paid in our newly issued ordinary shares, priced at 85% of the trailing 40-trading-day VWAP from the end of the trailing fiscal year, or in case of a buy-out, from the date of our buy-out election. The transaction was approved by the independent directors of our audit committee and a fairness opinion was obtained from Kroll, LLC, independent financial advisor to the audit committee, that the consideration paid by us in the transaction is fair from a financial point of view to us. The foregoing summary of the Share Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Share Purchase Agreement, a copy of which is filed as Exhibit 4.30 in our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, which is incorporated by reference in this prospectus.

Also on March 30, 2023, we entered into an Amended and Restated Master Development Agreement with PLK APAC Pte. Ltd., PLKC HK International Limited and PLKC International Limited (the “Popeyes MDA”), which set forth the procedures, requirements or standards for the operations of Popeyes stores, including food safety, sanitation and workplace safety standards, and other contractual obligations of our company. Pursuant to the Popeyes MDA, we are required to pay an upfront franchise fee for each company owned and operated Popeyes store and franchise Popeyes store, and a continuing franchise fee for each company owned and operated Popeyes store, calculated as certain percentage of the store’s monthly gross sales, depending on when the store is opened.

Completion of Warrant Exchange Offer

We completed an exchange offer relating to our outstanding warrants (the “Offer”) on June 14, 2023. Each warrant that was outstanding upon the closing of the Offer was exchanged for 0.216 ordinary shares of the Company per warrant on June 27, 2023 (the “Post-Offer Exchange”). Pursuant to the Offer and the Post-Offer Exchange, we issued an aggregate of 1,083,949 ordinary shares in exchange for all of our outstanding warrants, increasing the number of ordinary shares outstanding from 32,069,622 to 33,153,571. As a result of the completion of the Offer and the Post-Offer Exchange, no warrants remain outstanding. The Public Warrants have been delisted upon completion of the Post-Offer Exchange. The purpose of the Offer was to simplify our capital structure and reduce the potential dilutive impact of the warrants.

Issuance of 2024 Junior Convertible Notes

On June 28, 2024, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with Tim Hortons Restaurants International GmbH (the “THRI”), Pangaea Three Acquisition Holdings IV Limited (“P3AHIV”) and Pangaea Two Acquisition Holdings XXIIA Limited (“PTAHXXIIA” and together with P3AHIV, the “Cartesian Investors”) pursuant to which the Company issued on the same date: (i) US$40.0 million of Series A Convertible Subordinated Notes, consisting of US$20.0 million to THRI and US$10.0 million to each of P3AHIV and PTAHXXIIA; (ii) 0.2 Series A-2 Convertible Preferred Shares to THRI for US$99.99; (iii) 0.2 Class A-1 Special Voting Shares, in the name of THRI for the benefit of all holders of Series A Convertible Notes; and (iv) US$15.7 million of Series A-1 Convertible Subordinated Notes to P3AHIV in full satisfaction of all deferred contingent consideration due to former shareholders of Popeyes China and in full satisfaction of certain interests due to the Cartesian Investors. Also on August 15, 2024, we issued an additional US$5.0 million of Series A Convertible Subordinated Notes to THRI.

The Series A Convertible Subordinated Notes and the Series A-1 Convertible Subordinated Notes are collectively referred to as the “2024 Junior Convertible Notes”. The 2024 Junior Convertible Notes has a due date until September 30, 2029 and will bear an interest rate at compounded SOFR plus 8.0% for the relevant interest period, which the Company may choose at its sole discretion to pay interest in kind in the form of additional notes to their outstanding principal amount. The 2024 Junior Convertible Notes may be convertible directly into newly issued Ordinary Shares of the Company at a price of US$2.7822 per share.

Sale of Popeyes China Business

On June 28, 2024, we sold 100% of our equity interest in Popeyes China pursuant to a share purchase agreement dated June 28, 2024 (the “Share Purchase Agreement”) with PLK APAC Pte. Ltd., (the “Purchaser”) for a purchase price of US$10.98 million, subject to certain post-closing adjustments. The purchase price reflected an enterprise value of Popeyes China at US$15.0 million on a cash free, debt free basis, as adjusted by certain capital expenditures and liabilities. Simultaneously, Tims China has extinguished the deferred contingent consideration due to former shareholders of Popeyes China via issuance of a US$15.0 million Series A-1 Convertible Subordinated Notes to P3AHIV, as described above.

Reverse Stock Split

On January 7, 2025, we announced a 1-for-5 reverse stock split of our ordinary shares effective December 31, 2024 at 5:00pm Eastern Time (the “Reverse Stock Split”). The Reverse Stock Split was approved by our shareholders on December 20, 2024 and the board of directors on December 23, 2024. Our ordinary shares began trading on an adjusted basis giving effect to the Reverse Stock Split on January 13, 2025 under the existing ticker symbol “THCH”. As a result of the Reverse Stock Split, our authorized share capital shall be US$5,000 divided into 100,000,000.00 ordinary shares with a nominal or par value of US$0.0000469793497033866 each and 6,429,740.547038 shares with a nominal or par value of US$0.0000469793497033866 each of such class or classes (however designated) as the board of directors may determine in accordance with our memorandum and articles of association. The reverse stock split affects all shareholders uniformly and does not alter any shareholder’s percentage interest in the Company’s outstanding ordinary shares. Retrospective adjustments to the historical number of ordinary shares have been made to provide a consistent basis of comparison for this registration statement.

Issuance of 2025 Senior Secured Convertible Notes

On October 31, 2025, we entered into agreements providing for the issuance of senior secured convertible notes due September 2029 (the “2025 Senior Secured Convertible Notes”) in an aggregate principal amount of approximately US$89.9 million with THRI, SONA Credit Fund and SONA Blue. The Company will use part of the proceeds from the issuance of the 2025 Senior Secured Convertible Notes for the repurchase of all outstanding amount due under the 2021 Private Convertible Notes. The 2025 Senior Secured Convertible Notes will bear an interest rate at compounded SOFR plus 8.0% for the relevant interest period, which the Company may choose at its sole discretion to pay interest in kind in the form of additional notes to their outstanding principal amount. The 2025 Senior Secured Convertible Notes may be convertible directly into newly issued Ordinary Shares of the Company at a price of US$2.7822 per share, which is based on 110% of the volume-weighted average share price for the five trading days immediately prior to the signing of the transaction. The 2025 Secured Notes are secured by a pledge of 100% of the shares of TH Hong Kong International Limited and an all-asset debenture of Tims China. The issuance of 2025 Senior Secured Convertible Notes was completed on December 2, 2025.

Equity Support Agreement

On March 8, 2022, we entered into an Equity Support Agreement with Shaolin Capital Management LLC, which assigned all of its rights and obligations under the ESA to the ESA Investors on May 25, 2022. On May 25, 2022, we, the ESA Investors and Shaolin Capital Management LLC entered into the Pledge and Security Agreement (the “Pledge and Security Agreement”) whereby we granted to each ESA Investor a first priority security interest in the Collateral Account. On June 13, 2022, we, Shaolin Capital Management LLC, and U.S. Bank National Association entered into the Control Agreement, pursuant to which: (i) U.S. Bank National Association established an account in the name of THIL (the “Collateral Account”) and (ii) U.S. Bank National Association agreed to act as Securities Intermediary (as defined in the UCC) on behalf of us, as debtor, and Shaolin Capital Management LLC, as collateral agent on behalf of the ESA Investors. On July 28, 2022, we and the ESA Investors entered into Amendment No. 1 to Equity Support Agreement, pursuant to which we agreed not to identify any of the ESA Investors as a statutory underwriter in the Resale Registration Statement, provided, that if the SEC requests that any of the ESA Investors be identified as a statutory underwriter in the Resale Registration Statement, the ESA Investors will have the opportunity to withdraw from the Resale Registration Statement upon prompt written request to us.

On the Closing Date, we issued 1,000,000 Ordinary Shares to the ESA Investors at a price of $50.00 per share. In connection with such issuance and pursuant to the ESA, we paid $500,000 to the ESA Investors as an option premium and $3,166,667 into the Collateral Account as deposit, and the ESA Investors deposited $50,000,000 into the Collateral Account.

There are three reference periods under the ESA, each subject to acceleration and postponement in certain circumstances set forth in the ESA. At the end of each of the three reference periods under the ESA, we are required to pay to the ESA Investors from the Collateral Account a Reference Period Payment and, following such payment, have the right to receive from the Collateral Account an Issuer Release Amount, as shown in the table below. The acceleration events under the ESA include, among other things, the Daily VWAP of our Ordinary Shares being less than $25.00 for any 10 VWAP Trading Days (whether or not consecutive) during any consecutive 15 VWAP Trading Day period. Upon the occurrence of any of the acceleration events under the ESA, each ESA Investor has the right, but not the obligation, to accelerate any and all the remaining reference periods, at its election and only with a prompt notice within five business days of such condition being or continuing to be met to us regarding the applicable acceleration event, the number of Ordinary Shares that such acceleration is being applied to, the applicable reference period commencement date and the length of the applicable reference period(s), provided that in no event will any accelerated reference period consist of less than 15 VWAP Trading Days. As of the date of this prospectus, we have not received any indication that any ESA Investor intends to exercise such acceleration rights. Following the conclusion of, as applicable, the third reference period or the final accelerated reference period and the payment or release of the applicable Reference Period Payment, the outstanding balance of the Collateral Account will be returned to us. Within five business days following the release of the outstanding balance of the Collateral Account, we are required to pay to the ESA Investors and/or Shaolin Capital Management LLC, at the direction of Shaolin Capital Management LLC, the aggregate amount of interest accrued on the funds held in the Collateral Account prior to the release less $100,000, up to a maximum of $300,000.

On December 27, 2022, we and the ESA Investors entered into Amendment No. 2 to Equity Support Agreement, which, among other things, amends the definitions of “First Reference Price Commencement Date” and “Reference Period” and extends the duration of the “First Reference Period” from 25 consecutive VWAP Trading Days to 27 consecutive VWAP Trading Days and the “Second Reference Period” and the “Third Reference Period” from 25 consecutive VWAP Trading Days to 30 consecutive VWAP Trading Days.

Committed Equity Facility

On March 11, 2022, THIL entered into an Ordinary Shares Purchase Agreement with CF Principal Investments LLC related to the Facility, which was amended on November 9, 2022 (the “Purchase Agreement”). Pursuant to and subject to the conditions set forth in the Purchase Agreement, beginning on the date on which the conditions to Cantor’s purchase obligation thereunder have been satisfied, including that a registration statement covering the resale by Cantor of the maximum number of Ordinary Shares issuable under the Purchase Agreement be declared effective by the SEC, THIL has the right from time to time at its option to direct Cantor to purchase its Ordinary Shares up to a maximum aggregate purchase price of $100.0 million (each such purchase, a “VWAP Purchase”), subject to certain limitations and conditions set forth in the Purchase Agreement. The per share purchase price of the Ordinary Shares that THIL elects to sell to Cantor in a VWAP Purchase pursuant to the Purchase Agreement, if any, will be equal to 97% of the VWAP of the Ordinary Shares during the applicable VWAP Purchase Period for such VWAP Purchase; accordingly, the purchase price per share that Cantor will pay for the Ordinary Shares purchased from THIL under the Purchase Agreement will fluctuate based on the market price of the Ordinary Shares at the time THIL elects to sell shares to Cantor. For example, assuming that the VWAP of THIL’s Ordinary Shares during the VWAP Purchase Period on a VWAP Purchase Date is $5.70 per share, which was the closing price of the Ordinary Shares on April 26, 2024, the purchase price per share that Cantor would pay for these Ordinary Shares would be approximately $5.55, and Cantor would profit on such shares if it were subsequently able to resell them for greater than $5.55 per share.

On November 9, 2022, THIL issued 165,289 Ordinary Shares to Cantor (the “Commitment Fee Shares”), as consideration for its entry into the Purchase Agreement on March 11, 2022. Cantor paid no cash consideration for the Commitment Fee Shares. Accordingly, any proceeds received by Cantor upon its sale of the Commitment Fee Shares would be profit. As of the date of this prospectus, no other Ordinary Shares have been issued to Cantor. In addition, pursuant to the Purchase Agreement, THIL has agreed to reimburse Cantor for certain expenses incurred in connection with the Facility.

Sales of Ordinary Shares to Cantor under the Purchase Agreement, and the timing of any sales, will be determined by THIL from time to time in its sole discretion and will depend on a variety of factors, including, among other things, market conditions, the trading price of the Ordinary Shares and determinations by THIL regarding the use of proceeds from any sale of such Ordinary Shares. The net proceeds from any sales under the Facility will depend on the frequency with, and prices at, which the Ordinary Shares are sold to Cantor. To the extent THIL sells shares under the Purchase Agreement, THIL currently plans to use any proceeds therefrom for working capital and general corporate purposes.

Under the terms of the Purchase Agreement, Cantor is not obligated to buy any Ordinary Shares under the Purchase Agreement if such shares, when aggregated with all other Ordinary Shares then beneficially owned by Cantor and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule13d-3 promulgated thereunder), would result in Cantor beneficially owning Ordinary Shares in excess of 4.99% of THIL’s outstanding Ordinary Shares.

The resale by Cantor of a significant amount of shares at any given time, or the perception that these sales may occur, along with other issuances and resales of other Ordinary Shares, could cause the market price of THIL’s Ordinary Shares to decline and to be highly volatile. If and when THIL elects to sell Ordinary Shares to Cantor pursuant to the Purchase Agreement, after Cantor has acquired such shares, Cantor may resell all, some or none of such Ordinary Shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase Ordinary Shares from Cantor at different times will likely pay different prices for those Ordinary Shares and may experience different levels of dilution and, in some cases, substantial dilution and different outcomes in their investment results. In addition, while the issuance of Ordinary Shares to Cantor pursuant to the Purchase Agreement will not affect the rights or privileges of THIL’s existing shareholders, the economic and voting interests of each of THIL’s existing shareholders will be diluted as a result of such issuance.

The Purchase Agreement and the Registration Rights Agreement between THIL and Cantor, dated March 11, 2022 (the “Cantor Registration Rights Agreement”) contain customary registration rights, representations, warranties, conditions and indemnification obligations by each party. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of the Purchase Agreement and as of specific dates, were solely for the benefit of the parties to such agreements and are subject to certain important limitations.

For a detailed description, see “Item 5. Operating and Financial Review and Prospects—B. Liquidity and Capital Resources” in our annual report on Form 20-F for the fiscal year ended December 31, 2024, which is incorporated by reference in this prospectus.

Share-based Compensation

We have granted options and restricted share units to purchase our Ordinary Shares and awards to certain of our employees and directors. See “Item 6. Directors, Senior Management and Employees— B. Compensation—Share-based Compensation” in our annual report on Form 20-F for the fiscal year ended December 31, 2024, which is incorporated by reference in this prospectus.

On January 21, 2026, the Company’s Board of Directors approved an ESOP exercise price adjustment for share options granted under the 2019 Share Option Scheme to the lower of US$2.7822 per share and the original ESOP exercise price.

DESCRIPTION OF PREFERRED SHARES

The particular terms of each issue or series of preferred shares will be described in the related prospectus supplement. This description will include, where applicable, a description of:

●	the title and nominal value of the preferred shares;

●	the number of preferred shares we are offering;

●	the liquidation preference per preferred share, if any;

●	the issue price per preferred share (or if applicable, the calculation formula of the issue price per preferred share);

●	whether preferential subscription rights will be issued to existing shareholders;

●	the dividend rate per preferred share, dividend period and payment dates and method of calculation for dividends;

●	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

●	our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

●	the relative ranking and preferences of the preferred shares as to dividend rights (preferred dividend if any) and rights if we liquidate, dissolve or wind up the Company;

●	the procedures for any auction and remarketing, if any;

●	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

●	any listing of the preferred shares on any securities exchange or market;

●	whether the preferred shares will be convertible into our Ordinary Shares or preferred shares of another category, and, if applicable, conditions of an automatic conversion into Ordinary Shares, if any, the conversion period, the conversion price, or how such price will be calculated, and under what circumstances it may be adjusted;

●	voting rights, if any, of the preferred shares;

●	preemption rights, if any;

●	other restrictions on transfer, sale or assignment, if any;

●	a discussion of any material or special Cayman Islands or United States federal income tax considerations applicable to the preferred shares;

●	any limitations on issuances of any class or series of preferred shares ranking senior to or on a parity with the series of preferred shares being issued as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

●	any rights attached to the preferred shares regarding the corporate governance of our company, which may include, for example representation rights to the board of directors; and

●	any other specific terms, rights, preferences, privileges, qualifications or restrictions of the preferred shares.

Our board of directors may cause the Company to issue from time to time, out of the authorized share capital of the Company (other than the authorized but unissued Ordinary Shares), series of preferred shares in their absolute discretion and without approval of the shareholders; provided, however, before any preferred shares of any such series are issued, our board of directors shall by resolution of directors determine, with respect to any series of preferred shares, the terms and rights of that series.

When we issue preferred shares under this prospectus and the applicable prospectus supplement, the shares will be fully paid and non-assessable and will not have, or be subject to, any preemptive or similar rights.

The issuance of preferred shares could adversely affect the voting power of holders of Ordinary Shares and reduce the likelihood that holders of Ordinary Shares will receive dividend payments and payments upon liquidation. The issuance could have the effect of decreasing the market price of our securities. The issuance of preferred shares also could have the effect of delaying, deterring or preventing a change in control of our company.

DESCRIPTION OF WARRANTS

The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants.

General

We may issue warrants to purchase Ordinary Shares. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

●	the title of such warrants;

●	the aggregate number of such warrants;

●	the price or prices at which such warrants will be issued and exercised;

●	the currency or currencies in which the price of such warrants will be payable;

●	the securities purchasable upon exercise of such warrants;

●	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

●	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

●	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

●	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

●	information with respect to book-entry procedures, if any;

●	any material Cayman Islands or United States federal income tax consequences;

●	the antidilution provisions of the warrants, if any; and

●	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Amendments and Supplements to Warrant Agreement

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

The following summary of certain provisions of the subscription rights does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate evidencing the subscription rights that will be filed with the SEC in connection with the offering of such subscription rights.

General

We may issue subscription rights to purchase Ordinary Shares. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering to our shareholders, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriters will purchase any offered securities remaining unsubscribed for after such subscription rights offering. In connection with a subscription rights offering to our shareholders, we will distribute certificates evidencing the subscription rights and a prospectus supplement to our shareholders on the record date that we set for receiving subscription rights in such subscription rights offering.

The applicable prospectus supplement will describe the following terms of subscription rights in respect of which this prospectus is being delivered:

●	the title of such subscription rights;

●	the securities for which such subscription rights are exercisable;

●	the exercise price for such subscription rights;

●	the number of such subscription rights issued to each shareholder;

●	the extent to which such subscription rights are transferable;

●	if applicable, a discussion of the material Cayman Islands or United States federal income tax considerations applicable to the issuance or exercise of such subscription rights;

●	the date on which the right to exercise such subscription rights shall commence, and the date on which such rights shall expire (subject to any extension);

●	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities;

●	if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the subscription rights offering; and

●	any other terms of such subscription rights, including terms, procedures and limitations relating to the exchange and exercise of such subscription rights.

Exercise of Subscription Rights

Each subscription right will entitle the holder of the subscription right to purchase for cash such amount of securities at such exercise price as shall be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the Ordinary Shares purchasable upon such exercise. We may determine to offer any unsubscribed offered securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

The following summary of certain provisions of the units does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate evidencing the units that will be filed with the SEC in connection with the offering of such units.

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder, with the rights and obligations of a holder, of each security included in the unit. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date or upon the occurrence of a specified event or occurrence.

The applicable prospectus supplement will describe:

●	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

●	any unit agreement under which the units will be issued;

●	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

●	whether the units will be issued in fully registered or global form.

DESCRIPTION OF UNITS

The following summary of certain provisions of the units does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate evidencing the units that will be filed with the SEC in connection with the offering of such units.

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder, with the rights and obligations of a holder, of each security included in the unit. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date or upon the occurrence of a specified event or occurrence.

The applicable prospectus supplement will describe:

●	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

●	any unit agreement under which the units will be issued;

●	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

●	whether the units will be issued in fully registered or global form.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Cayman Islands exempted company that act as a holding company and conduct our operations in mainland China through our PRC Subsidiaries. A majority of our assets, our entire management team and two of our directors are based in mainland China, and one of our directors is based in Hong Kong. Service of process upon us, our officers and these directors may be difficult to obtain within the U.S. and any judgment obtained in the U.S. against us and these individuals may not be collectible within the U.S. See “Risk Factors — Risks Related to Doing Business in China — Your ability to effect service of legal process, enforce judgments or bring actions against us or certain of our officers and directors outside the U.S. will be limited and additional costs may be required” in our annual report on Form 20-F for the fiscal year ended December 31, 2024, which is incorporated by reference in this prospectus.

We have irrevocably appointed Cogency Global Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of the offering. The address of our agent is 122 East 42nd Street, 18th Floor, New York, NY 10168.

We have been advised by our Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (i) to recognize or enforce judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

In addition, we have been advised by our PRC legal counsel as to the law of mainland China that there is uncertainty as to whether courts in mainland China would (i) recognize or enforce judgments of U.S. courts predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in mainland China predicated upon the securities laws of the United States or any state in the United States. We have also been advised by our PRC legal counsel, Han Kun Law Offices, according to its interpretation of the currently in-effect PRC laws and regulations, that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements, public policy considerations and conditions set forth in applicable provisions of PRC laws relating to the enforcement of civil liability, including the PRC Civil Procedures Law, based either on treaties between the PRC and the country where the judgment is made or on principles of reciprocity between jurisdictions. In addition, according to the PRC Civil Procedures Law, a PRC court will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the U.S. based upon the civil liability provisions of the U.S. federal securities laws.

Service of process upon Hong Kong-based entities or individuals may be difficult to obtain within the U.S. There is also uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of U.S. courts obtained against these Hong Kong-based entities or individuals predicated upon the civil liability provisions of the securities laws of the U.S. or any state in the U.S. or (ii) entertain original actions brought in Hong Kong against these Hong Kong-based entities or individuals predicated upon the securities laws of the U.S. or any state in the U.S. A judgment of a court in the U.S. predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty) and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the U.S. was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment. Hong Kong has no arrangement for the reciprocal enforcement of judgments with the U.S. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of U.S. courts of civil liabilities predicated solely upon the federal securities laws of the U.S. or the securities laws of any State or territory within the U.S.

TAXATION

Certain income tax considerations relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

SELLING SHAREHOLDERS

This prospectus relates to, among other things, the registration and resale by the Selling Shareholders of up to (i) 27,902,414 Ordinary Shares beneficially owned by certain legacy shareholders of the Company and their affiliates; (ii) 16,174,250 Ordinary Shares issuable upon conversion of the Series A Convertible Notes; (iii) 35 Ordinary Shares issuable upon conversion of 0.2 Series A-2 Convertible Preferred Share; (iv) 5,657,875 Ordinary Shares issuable upon conversion of the Series A-1 Convertible Notes; and (v) 32,320,538 Ordinary Shares issuable upon conversion of the 2025 Senior Secured Convertible Notes.

When we refer to the “Selling Shareholders” in this prospectus, we mean the legal entities and persons listed in the table below, and the pledgees, donees, transferees, assignees or other successors in interest (that receive any of the securities as a gift, distribution, or other non-sale related transfer) of the legal entities and persons named in the table below.

The amounts of the Ordinary Shares disclosed in this section have been adjusted to reflect the effect of the Reverse Stock Split.

We cannot advise you as to whether the Selling Shareholders will in fact sell any or all of such Ordinary Shares. In addition, the Selling Shareholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Ordinary Shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus.

The table below sets forth, as of December 31, 2025, the aggregate number of Ordinary Shares beneficially owned by the Selling Shareholders and the aggregate number of Ordinary Shares that the Selling Shareholders may offer pursuant to this prospectus. We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is based upon information provided by the Selling Shareholders.

	Ordinary Shares
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering
Pangaea Two Acquisition Holdings XXIIA Limited (1)	15,034,677	15,034,677	-
Tencent Mobility Limited (2)	3,975,802	3,975,802	-
HSG Growth VI Holdco D, Ltd. (3)	2,900,606	2,900,606	-
Eastern Bell International XXVI Limited (4)	1,160,242	1,160,242	-
Pangaea Two Acquisition Holdings XXIII, Ltd. (5)	1,238,203	1,238,203	-
Pangaea Three Acquisition Holdings IV, Limited (6)	11,316,135	11,316,135	-
Pangaea Two, LP (7)	968,077	968,077	-
Pangaea Two Parallel, LP (8)	427,456	427,456	-
Pangaea Two Management, LP (9)	10,744	10,744	-
Pangaea Two GP, LP (10)	4,177	4,177	-
THC Hope IB Limited (11)	513,557	513,557	-
Tim Hortons Restaurants International GmbH (12)	21,816,723	21,816,723	-
Sona Credit Master Fund Limited (13)	18,881,612	18,881,612	-
Sona Blue Peak, Ltd. (14)	1,857,522	1,857,522	-
32 Degree Capital Fund I L.P(15)	102,371	102,371	-
Activator Investment Holdings Ltd. (16)	5,000	5,000	-
Andy D. Bryant(17)	10,000	10,000	-
Ho Cheung(18)	139,887	139,887	-
Steeve Hagege(19)	3,000	3,000	-
International Monetary Fund(20)	107,446	107,446	-
L&L Tomorrow Holdings Limited(21)	315,661	315,661	-
Christopher R. Lawrence(22)	142,448	142,448	-
Lord Winterfell Limited(23)	106,429	106,429	-
Liang Meng(24)	561,570	561,570	-
Denise M. Morrison(25)	5,000	5,000	-
Nostrum Capital Corporation(26)	51,211	51,211	-
Outside The Box Capital Inc(27)	9,615	9,615	-
PLK APAC PTE. LTD. (28)	229,331	229,331	-
Princess Capital Limited (29)	2,345	2,345	-
Sencheer Holdings Limited(30)	25,969	25,969	-
Cen Shi(31)	54,982	54,982	-
Starr International Cayman, Inc. (32)	18,654	18,654	-
Starr International Investments, Ltd. (33)	18,654	18,654	-
Mei Tong(34)	3,000	3,000	-
Zheng Wang(35)	43,985	43,985	-
Thomas F, Whayne(36)	649	649	-
Pu Zhai(37)	44,569	44,569	-

(1)	Consists of (i) 11,440,400 Ordinary Shares; and (ii) 3,594,277 Ordinary Shares issuable upon conversion of the Series A Convertible Notes (excluding additional PIK Notes) held by Pangaea Two Acquisition Holdings XXIIA Limited. Pangaea Two Acquisition Holdings XXIIA Limited is controlled by Pangaea Two, LP. The general partner of Pangaea Two, LP is Pangaea Two GP, LP. The General Partner of Pangaea Two GP, LP is Pangaea Two Admin GP, LLC. Cartesian Capital Group, LLC is the sole and managing member of Pangaea Two Admin GP. Peter Yu is a managing member of Cartesian. The address of Pangaea Two Acquisition Holdings XXIIA is c/o Cartesian Capital, 505 Fifth Avenue, 15th Floor, New York, NY 10017, USA.

(2)	Represents 3,975,802 Ordinary Shares held by Tencent Mobility Limited. Tencent Mobility Limited is a wholly-owned subsidiary of Tencent Holdings Limited. Tencent Holdings Limited is a company listed on the Hong Kong Stock Exchange. The address of Tencent Mobility Limited is Tencent Binhai Tower, No. 33 Haitian 2ND Road, Nanshan District, Shenzhen, Guangdong Province, P.R. China.

(3)	Represents 2,900,606 Ordinary Shares held by HSG Growth VI Holdco D, Ltd., an exempted company incorporated under the laws of the Cayman Islands, as reported on Schedule 13G/A filed by HSG Growth VI Holdco D, Ltd on February 1, 2024. The sole shareholder of HSG Growth VI Holdco D, Ltd. is HongShan Capital Grwoth Fund VI, LP. whose general partner is HSG Growth VI Management, L.P,, who general partner is HSG Holding Limited. HSG Holding Limited is wholly owned by SNP China Enterprises Limited, which is wholly owned by Mr. Neil Nanpeng Shen. The principal business office of HSG Growth VI Holdco D, Ltd. is at Suite 3613, 36/F, Two Pacific Place, 88 Queensway, Admiralty, Hong Kong.

(4)	Represents 1,160,242 Ordinary Shares held by Eastern Bell International XXVI Limited. Eastern Bell International XXVI Limited is wholly owned by Eastern Bell Capital Fund II, L.P. The general partner of Eastern Bell Capital Fund II, L.P. is Eastern Bell Capital II Limited. Eastern Bell Capital II Limited is collectively controlled by YAN Li, ZHU Yingchun and Sheung Man LAU. The address of Eastern Bell International XXVI Limited is 40TH Floor, SK Tower, No. 149 Youcheng Road, Pudong District, Shanghai, P.R. China.

(5)	Represents 1,238,203 Ordinary Shares held by Pangaea Two Acquisition Holdings XXIII, Ltd. Pangaea Two Acquisition Holdings XXIII, Ltd is controlled by Pangaea Two, LP. The general partner of Pangaea Two, LP is Pangaea Two GP, LP. The General Partner of Pangaea Two GP, LP is Pangaea Two Admin GP, LLC. Cartesian Capital Group, LLC is the sole and managing member of Pangaea Two Admin GP. Peter Yu is a managing member of Cartesian. The address of Pangaea Two Acquisition Holdings XXIII, Ltd. is 505 Fifth Avenue, 15th Floor, New York, NY 10017, USA.

(6)	Consists of (i) 2,063,983 Ordinary Shares; (ii) 3,594,277 Ordinary Shares issuable upon conversion of the Series A Convertible Notes (excluding additional PIK Notes); and (iii) 5,657,875 Ordinary Shares issuable upon conversion of the Series A-1 Convertible Notes (excluding additional PIK Notes) held by Pangaea Three Acquisition Holdings IV, Limited, an exempted company incorporated under the laws of the Cayman Islands. Pangaea Three Acquisition Holdings IV, Limited is controlled by Pangaea Three-B, LP. Pangaea Three GP, LP is the general partner of Pangaea Three-B, LP. Pangaea Three Global GP, LLC is the general partner of Pangaea Three GP, LP. Cartesian is the sole and managing member of Pangaea Three Global GP, LLC. Peter Yu is a managing member of Cartesian. The business address of Holdings IV is 505 Fifth Avenue, 15th Floor, New York, NY 10017, USA.

(7)	Represents 968,077 ordinary shares held by Pangaea Two, LP. The general partner of Pangaea Two, LP is Pangaea Two GP, LP. The general partner of Pangaea Two GP, LP is Pangaea Two Admin GP, LLC. Cartesian Capital Group, LLC is the sole and managing member of Pangaea Two Admin GP, LLC. Peter Yu is a managing member of Cartesian. The business address of the aforementioned entities is 505 Fifth Avenue, 15th Floor, New York, NY 10017, USA.

(8)	Represents 427,456 ordinary shares held by Pangaea Two Parallel, LP. The general partner of Pangaea Two Parallel, LP is Pangaea Two GP, LP. The general partner of Pangaea Two GP, LP is Pangaea Two Admin GP, LLC. Cartesian Capital Group, LLC is the sole and managing member of Pangaea Two Admin GP, LLC. Peter Yu is a managing member of Cartesian. The business address of the aforementioned entities is 505 Fifth Avenue, 15th Floor, New York, NY 10017, USA.

(9)	Represents 10,744 ordinary shares held by Pangaea Two Management, LP. The general partner of Pangaea Two Management, LP is Pangaea Two Admin GP, LLC. Cartesian Capital Group, LLC is the sole and managing member of Pangaea Two Admin GP, LLC. Peter Yu is a managing member of Cartesian. The business address of the aforementioned entities is 505 Fifth Avenue, 15th Floor, New York, NY 10017, USA.

(10)	Represents 4,177 ordinary shares held by Pangaea Two GP, LP. The general partner of Pangaea Two GP, LP is Pangaea Two Admin GP, LLC. Cartesian Capital Group, LLC is the sole and managing member of Pangaea Two Admin GP, LLC. Peter Yu is a managing member of Cartesian. The business address of the aforementioned entities is 505 Fifth Avenue, 15th Floor, New York, NY 10017, USA.

(11)	Represents 513,557 Ordinary Shares held by THC Hope IB Limited. The address of THC Hope IB Limited is Room 2501, No. 227 North Huangpi Road, Huangpu District, Shanghai, P.R.China.

(12)	Consists of (i) 1,149,591 Ordinary Shares, (ii) 8,985,694 Ordinary Shares issuable upon conversion of the Series A Convertible Notes (excluding additional PIK Notes); (iii) 35 Ordinary Shares issuable upon conversion of 0.2 Series A-2 Convertible Preferred Share; and (iv) 11,681,403 Ordinary Shares issuable upon conversion of the 2025 Senior Secured Convertible Notes (excluding additional PIK Notes) held by Tim Hortons Restaurants International GmbH, a private limited liability company organized and existing under the laws of Switzerland and a subsidiary of Restaurant Brands International Inc., an NYSE-listed corporation organized under the laws of Canada. The business address of Tim Hortons Restaurants International GmbH is Dammstrasse 23, 6300 Zug, Switzerland.

(13)

Represents (i) 100,000 Ordinary Shares, (ii) 18,781,612 Ordinary Shares issuable upon conversion of the 2025 Senior Secured Convertible Notes (excluding additional PIK Notes) held by Sona Credit Master Fund Limited. Sona Credit Master Fund Limited is a company with limited liability incorporated under the law of Cayman Islands. The address of Sona Credit Master Fund Limited is 20 St James’s Street, London, SW1A 1ES, United Kingdom.

(14)	Represents 1,857,522Ordinary Shares issuable upon the conversion of the 2025 Senior Secured Convertible Notes (excluding additional PIK Notes)held by Sona Blue Peak, Ltd. Sona Blue Peak, Ltd., is a company with limited liability incorporated under Laws of the Cayman Islands. The address of Sona Blue is 20 St James’s Street, London, SW1A 1ES, United Kingdom.

(15)	Represents 102,371 Ordinary Shares held by 32 Degree Capital Fund I L.P. The address of 32 Degree Capital Fund I L.P. is 2 church street, clarendon house, Hamilton, HM 11.

(16)	Represents 5,000 Ordinary Shares held by Activator Investment Holdings Ltd. The address of Activator Investment Holdings Ltd. is Ap Lei Chau, 20H, Tower 30, South Horizons, Aberdeen, Hong Kong.

(17)	Represents 10,000 Ordinary Shares held by Andy D. Bryant. The address of Andy D. Bryant is 9903 NW Wind Ridge Dr, Portland, OR 97229-8092.

(18)	Consists of (i) 87,687 Ordinary Shares held by; and (ii) 52,200 Ordinary Shares to be issued to Ho Cheung. The address of Ho Cheung is 33 Perkins Road, Flat B, 3/F, Block 5, Cavendish Heights, Hong Kong.

(19)	Represents 3,000 Ordinary Shares held by Steeve Hagege. The address of Steeve Hagege is 89 Avenidas Casal De Cabanas, Lisbon, Portugal.

(20)	Represents 107,446 Ordinary Shares held by International Monetary Fund. The address of International Monetary Fund is 700 19TH ST NW, Washington, DC 20431-0001.

(21)	Represents 315,661 Ordinary Shares held by L&L Tomorrow Holdings Limited. L&L Tomorrow Holdings Limited is a British Virgin Islands company wholly owned by Mr. Yongchen Lu. The registered office of L&L Tomorrow Holdings Limited is P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

(22)	Represents 142,448 Ordinary Shares held by Christopher R. Lawrence. The address of Christopher R. Lawrence is 120 E End Ave, NY 10028-7552.

(23)	Represents 106,429 Ordinary Shares held by Lord Winterfell Limited. The address of Lord Winterfell Limited is P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

(24)	Represents 561,570 Ordinary Shares held by Liang Meng. The address of Liang Meng is 1 Connaught Place, Suite 3501, 35/F, Jardine House, Central, Hong Kong.

(25)	Represents 5,000 Ordinary Shares held by Denise M. Morrison. The address of Denise M. Morrison is 1491 Caxambas CT, Marco Island, FL 34145-6603.

(26)	Represents 51,211 Ordinary Shares held by Nostrum Capital Corporation. The address of Nostrum Capital Corporation is 2450 Central Ave, Windsor, Ontario N8W 4J3, Canada.

(27)	Represents 9,615 Ordinary Shares held by Outside The Box Capital Inc. The address of Outside The Box Capital Inc is 2202 Green Orchard Pl, Oakville, Ontario, L6H 4V4, Canada.

(28)	Represents 229,331 Ordinary Shares held by PLK APAC PTE. LTD. The address of PLK APAC PTE. LTD. is 8 Cross Street, #28-01/07, Manulife Tower, SN 048424.

(29)	Represents 2,345 Ordinary Shares held by Princess Capital Limited. The address of Princess Capital Limited is 106 Pitts Bay Road, Overbay, Pembroke, BD HM 08.

(30)	Represents 25,969 Ordinary Shares held by Sencheer Holdings Limited. The address of Sencheer Holdings Limited is 13 Pembroke Street Lower is Dublin, EI D02 YH42.

(31)	Represents 54,982 Ordinary Shares held by Cen Shi. The address of Cen Shi is 1 Connaught Place, Suite 3501, 35/F, Jardine House, Central, Hong Kong.

(32)	Represents 18,654 Ordinary Shares held by Starr International Cayman, Inc. The address of Starr International Cayman, Inc. is 19 Par-La-Ville Road, Hamilton D0 HM 11.

(33)	Represents 18,654 Ordinary Shares held by Starr International Investments, Ltd. The address of Starr International Investments, Ltd. is 19 Par-La-Ville Road, Hamilton D0 HM 11.

(34)	Represents 3,000 Ordinary Shares held by Mei Tong. The address of Mei Tong is 1 Austin Road West, Flat D, 35/F Ocean Sky, The Cullinan, Kowloon, Hong Kong.

(35)	Represents 43,985 Ordinary Shares held by Zheng Wang. The address of Zheng Wang is 1 Connaught Place, Suite 3501, 35/F, Jardine House, Central, Hong Kong.

(36)	Represents 649 Ordinary Shares held by Thomas F, Whayne. The address of Thomas F, Whayne is 45 Walker St Apt 5, NY 10013-6017.

(37)	Represents 44,569 Ordinary Shares held by Pu Zhai. The address of Pu Zhai is Marinella, 9 Welfare Road, Flat B, 27/F, Tower 2, Central, Hong Kong.

PLAN OF DISTRIBUTION

The term “selling shareholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from the selling shareholders as a gift, pledge, partnership distribution or other transfer. We and/or any selling shareholders may sell the securities described in this prospectus from time to time in one or more of the following ways, including without limitation:

●	to or through underwriters or dealers;

●	directly to one or more purchasers;

●	through agents;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

●	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	settlement of short sales;

●	distributions to employees, members, limited partners or shareholders of the selling shareholders;

●	through the writing or settlement of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options;
●	by pledge to secured debts and other obligations;

●	privately negotiated transactions;

●	through a combination of any of these methods of sale; or

●	any other method permitted pursuant to applicable law.

Any prospectus supplement with respect to the offered securities, if required, will describe the terms of the offering, including the following, if applicable:

●	the name or names of any dealers or agents;

●	the name or names of any managing underwriter or underwriters;

●	the purchase price of the securities;

●	the net proceeds from the sale of the securities;

●	any delayed delivery arrangements;

●	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

●	any offering price to the public;

●	any discounts or concessions allowed or reallowed or paid to dealers; and

●	any commissions paid to agents.

We or any selling shareholders may distribute the securities from time to time in one or more of the following ways:

●	at a fixed price or prices, which may be changed;

●	at market prices prevailing at the time of sale, including in “at the market” offerings;

●	at prices relating to such prevailing market prices;

●	at varying prices determined at the time of sale; or

●	at negotiated prices.

Such distributions may be effected:

●	in transactions on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in transactions in the over-the-counter market;

●	in transactions otherwise than on such exchanges or in the over-the-counter market; or

●	through other types of transactions.

By Agents

We and/or any selling shareholders may designate agents who, unless otherwise indicated in the applicable prospectus supplement, will agree to use their best efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis. Any agent involved will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement.

By Underwriters or Dealers

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. If we and/or the selling shareholders use underwriters for the sale of securities, they will acquire securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise stated in the applicable prospectus supplement, various conditions will apply to the underwriters’ obligation to purchase securities, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. The underwriter or underwriters with respect to a particular underwritten offering of securities, or, if an underwriting syndicate is used, the managing underwriter or underwriters, will be set forth on the cover of the applicable prospectus supplement.

If we use dealers in the sale, unless we otherwise indicate in the applicable prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Direct Sales

We and/or the selling shareholders may also sell securities directly without using agents, underwriters, or dealers.

General Information

We and/or the selling shareholders may enter into agreements with underwriters, dealers and agents that entitle them to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may be customers of, may engage in transactions with, or perform services for, us or our subsidiaries, or the selling shareholders and their affiliates, in the ordinary course of business.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and/or the selling shareholders and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents used in the offer or sale of securities will be identified and their compensation described in an applicable prospectus supplement.

Selling Shareholders

The selling shareholders may sell Ordinary Shares held by the selling shareholders, from time to time, using one or more of the methods described above. There can be no assurance, however, that the selling shareholders will sell any or all of their Ordinary Shares pursuant to this prospectus.

The aggregate proceeds to the selling shareholders from the sale of the securities offered by them will be the purchase price of the securities less discounts or commissions, if any. The selling shareholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents. We will not receive any proceeds from the sale of securities by the selling shareholders.

The selling shareholders may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities, from time to time, pursuant to this prospectus as supplemented or amended as and if necessary.

In connection with the sale of our securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell our securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as further supplemented or amended to reflect such transaction).

The selling shareholders may effect sales of securities in connection with forward sale, option or other types of agreements with third parties. Any distribution of securities pursuant to any forward sale agreement may be effected from time to time in one or more transactions that may take place through a stock exchange, including block trades or ordinary broker’s transactions, or through broker-dealers acting either as principal or agent, or through privately-negotiated transactions, or through an underwritten public offering, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated or fixed prices.

Ordinary Shares may also be exchanged for satisfaction of selling shareholders’ obligations or other liabilities to their creditors. Such transactions may or may not involve brokers or dealers. In addition, a selling shareholder that is an entity may elect to make an in-kind distribution of securities to its members, partners or shareholders or purchase or redeem interests held in such entity by its members, partners or shareholders in exchange for securities, in each case pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is our affiliate (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

If indicated in the applicable prospectus supplement, underwriters, brokers, dealers or agents will be authorized to solicit offers by certain institutional investors to purchase securities from the selling shareholders pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include, among others:

●	commercial and savings banks;

●	insurance companies;

●	pension funds;

●	investment companies; and

●	educational and charitable institutions.

In all cases, these purchasers must be approved by such selling shareholders. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any of these contracts will not be subject to any conditions except that (a) the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject, and (b) if the securities are also being sold to underwriters, the selling shareholders must have sold to these underwriters the securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

The selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Should the selling shareholders be deemed to be “underwriters,” the selling shareholders would be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares to be sold, the name of the selling shareholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We will pay all expenses of the registration of the Ordinary Shares, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling shareholders will pay all underwriting discounts and selling commissions, if any, and any related legal expenses incurred by them.

EXPENSES

We will incur a SEC registration fee of US$26,254.089, and will also incur printing costs, legal fees and expenses, accounting fees and expenses, and other listing and qualifications fees in connection with the offering of securities. Expenses of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement(s) relating to the offering of those securities. We will pay all expenses in connection with the distribution of the Ordinary Shares being sold by the selling shareholders, except for the underwriting discounts and selling commissions payable by, and all legal fees and expenses of legal counsel associated with the review of the registration statement for, the selling shareholders.

LEGAL MATTERS

We are being represented by Han Kun Law Offices LLP with respect to certain legal matters as to United States federal securities and New York state law. The validity of the Ordinary Shares offered in this offering and legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Cayman) LLP. Certain legal matters as to PRC law will be passed upon for us by Han Kun Law Offices. Han Kun Law Offices LLP may rely upon Maples and Calder (Cayman) LLP with respect to matters governed by Cayman Islands law and Han Kun Law Offices with respect to certain matters governed by PRC law.

EXPERTS

The consolidated financial statements of TH International Limited as of December 31, 2024 and 2023, and for each of the years in the three-year period ended December 31, 2024, have been incorporated by reference herein in reliance upon the report of KPMG Huazhen LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2024 consolidated financial statements contains an explanatory paragraph that states that TH International Limited has incurred recurring losses and had net operating cash outflow from continuing operation, net current liabilities, and accumulated losses that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are currently subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings may also be obtained over the Internet at the SEC’s website at www.sec.gov.

Our corporate website is www.timschina.com. The information contained on our websites is not a part of this prospectus. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, New York 10168.

This prospectus is part of a registration statement that we filed with the SEC and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference in this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the following documents:

●	our annual report on Form 20-F for the fiscal year ended December 31, 2024 filed with the SEC on May 15, 2025 (File No. 001-41516);

●	Our Reports on Form 6-K filed with the SEC on June 24, 2025, August 11, 2025, August 26, 2025, October 31, 2025, December 3, 2025 and December 9, 2025;

●	the description of our securities contained in our registration statement on Form 8-A12B filed with the SEC on September 28, 2022 (File No. 001-41516), as updated by Exhibit 2.1 to our annual report on Form 20-F for the fiscal year ended December 31, 2024 filed with the SEC on May 15, 2025 (File No. 001-41516), and including any amendments or reports filed for purposes of updating such descriptions;

●	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

●	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

Our annual report for the fiscal year ended December 31, 2024 contains a description of our business and audited consolidated financial statements with a report by our independent auditor. The consolidated financial statements are prepared and presented in accordance with U.S. GAAP.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

TH International Limited
702 Central Plaza

227 Huangpi North Road

Shanghai, People’s Republic of China, 200003
Tel: +86-021-6136-6616

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

INDEX TO FINANCIAL STATEMENTS

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(Expressed in Renminbi Yuan)

	Note	As of September 30, 2025	As of December 31, 2024
		RMB	RMB
ASSETS
Current assets
Cash and cash equivalents		131,609,193	152,368,315
Restricted cash		27,720,032	31,869,116
Amount due from related parties	20	2,766,253	5,857,636
Accounts receivable, net	3	17,981,240	30,525,920
Inventories	4	40,240,905	37,578,415
Prepaid expenses and other current assets	5	176,016,203	158,881,587
Total current assets		396,333,826	417,080,989
Non-current assets
Property and equipment, net	6	387,952,252	502,158,702
Intangible assets, net	7	85,867,801	97,019,088
Operating lease right-of-use assets	12	372,584,991	493,308,393
Other non-current assets	8	47,773,005	53,966,563
Total non-current assets		894,178,049	1,146,452,746
Total assets		1,290,511,875	1,563,533,735

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Bank borrowings, current	9	428,034,211	381,262,545
Accounts payable		200,199,266	223,837,607
Contract liabilities	10	36,206,246	39,677,547
Amount due to related parties	20	115,540,820	48,116,596
Convertible notes, at fair value, current	14	503,779,950	473,715,560
Operating lease liabilities	12	177,093,577	178,115,199
Other current liabilities	13	155,076,726	191,206,863
Total current liabilities		1,615,930,796	1,535,931,917

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets (Continued)

(Expressed in Renminbi Yuan)

	Note	As of September 30, 2025	As of December 31, 2024
		RMB	RMB
Non-current liabilities
Contract liabilities	10	9,738,126	8,021,755
Operating lease liabilities	12	263,202,794	380,075,128
Convertible notes, at fair value, non-current	14	425,619,450	464,847,231
Other non-current liabilities		7,455,777	7,673,110
Total non-current liabilities		706,016,147	860,617,224
Total liabilities		2,321,946,943	2,396,549,141

Shareholders’ deficit
Series A-2 Convertible Preferred Share (US$ 0.00004697934970338660 par value, 0.2 share authorized, issued and outstanding as of September 30, 2025 and December 31, 2024)		-	-
Class A-1 Special Voting Share (US$ 0.00004697934970338660 par value, 0.2 share authorized, issued and outstanding as of September 30, 2025 and December 31, 2024)		-	-
Ordinary shares (US$ 0.00004697934970338660 par value, 100,000,000 shares authorized, 33,243,582 and 32,033,529 shares issued and outstanding as of September 30, 2025, respectively, 33,243,582 and 32,010,526 shares issued and outstanding as of December 31, 2024, respectively)		9,733	9,733
Additional paid-in capital		1,821,585,843	1,818,421,338
Accumulated losses		(2,874,875,065)	(2,668,505,330)
Accumulated other comprehensive income		16,229,596	9,184,842
Treasury shares (1,210,053 and 1,233,050 ordinary shares as of September 30, 2025 and December 31, 2024, respectively)		-	-
Total deficit attributable to shareholders of the Company		(1,037,049,893)	(840,889,417)
Non-controlling interests		5,614,825	7,874,011
Total shareholders’ deficit		(1,031,435,068)	(833,015,406)

Commitments and contingencies	11

Total liabilities and shareholders’ deficit		1,290,511,875	1,563,533,735

See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

(Expressed in Renminbi Yuan)

		For the Nine Months Ended September 30,
	Note	2025	2024
		RMB	RMB

Revenues
Company owned and operated stores		819,514,988	918,141,158
Other revenues (including other revenues from transactions with a related party of RMB1,922,429 and RMB354,969 for the nine months ended September 30, 2025 and 2024, respectively)		188,220,810	140,391,851
Total revenues	15	1,007,735,798	1,058,533,009

Costs and expenses, net
Company owned and operated stores
Food and packaging (including cost of Company owned and operated stores from transactions with a related party of RMB23,948,527 and RMB42,803,419 for the nine months end September 30, 2025 and 2024, respectively)		248,817,173	289,289,672
Store rental expenses		168,252,404	184,571,823
Payroll and employee benefits		148,778,705	176,661,995
Delivery costs		97,622,127	90,586,028
Other operating expenses (including service fee from transactions with a related party of RMB630,000 and RMB450,000 for the nine months ended September 30, 2025 and 2024, respectively)		62,583,967	72,291,417
Store depreciation and amortization		81,717,000	93,539,676
Company owned and operated store costs and expenses		807,771,376	906,940,611

Costs of other revenues		129,794,883	105,080,460
Marketing expenses		47,158,952	51,084,530
General and administrative expenses		141,307,053	134,001,242
Franchise and royalty expenses (including franchise and royalty expenses from transactions with a related party of RMB37,626,679 and RMB36,133,965 for the nine months ended September 30, 2025 and 2024, respectively)		47,347,665	43,809,262
Other operating costs and expenses		1,333,434	10,478,385
Loss on disposal of property and equipment		5,256,559	3,716,189
Impairment losses of long-lived assets	6	29,087,724	40,386,344
Other income		(2,585,686)	(5,070,039)
Total costs and expenses, net		1,206,471,960	1,290,426,984

Operating loss from continuing operations		(198,736,162)	(231,893,975)

Interest income		2,879,817	2,220,054
Interest expenses		(12,662,223)	(18,742,157)
Foreign currency transaction (loss)/gain		(492,832)	4,418,040
Loss of the debt extinguishment		-	(10,657,161)
Changes in fair value of Deferred Contingent consideration		-	(16,941,248)
Changes in fair value of convertible notes	19	866,154	(48,461,077)

Loss from continuing operations before income taxes		(208,145,246)	(320,057,524)

Income tax expenses	17	(483,675)	(1,498,521)

Net loss from continuing operations		(208,628,921)	(321,556,045)

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss (Continued)

(Expressed in Renminbi Yuan)

		For the Nine Months Ended September 30,
	Note	2025	2024
		RMB	RMB

Discontinued operations:
Net income from discontinued operations		-	44,958,829

Net loss		(208,628,921)	(276,597,216)

Net loss from continuing operations		(208,628,921)	(321,556,045)
Less: Net (loss)/income from continuing operations attributable to non-controlling interests		(2,259,186)	3,926,252
Net loss from continuing operations attributable to shareholders of the Company		(206,369,735)	(325,482,297)
Net income from discontinued operations attributable to shareholders of the Company		-	44,958,829
Net loss attributable to shareholders of the Company		(206,369,735)	(280,523,468)
Basic and diluted loss per ordinary share	18	(6.34)	(8.65)

Net loss		(208,628,921)	(276,597,216)

Other comprehensive (loss)/income
Fair value changes of convertible notes due to instrument-specific credit risk, net of nil income taxes	19	(2,539,049)	(212,997)
Foreign currency translation adjustment, net of nil income taxes		9,583,803	5,765,210

Total comprehensive loss		(201,584,167)	(271,045,003)

Less: Comprehensive (loss)/income attributable to non-controlling interests		(2,259,186)	3,926,252

Comprehensive loss attributable to shareholders of the Company		(199,324,981)	(274,971,255)

See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Deficit

(Expressed in Renminbi Yuan)

		Series A-2 Convertible Preferred Share		Class A-1 Special Voting Share		Ordinary shares					Accumulated	Total deficit
	Note	Number of issued shares	Amount	Number of issued shares	Amount	Number of issued shares	Amount	Additional paid-in capital	Treasury shares	Accumulated losses	other comprehensive income	attributable to shareholders of the Company	Non- controlling interests	Total shareholders’ deficit
			RMB		RMB		RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB

Balance at January 1, 2024		-	-	-	-	33,243,582	9,733	1,807,715,296	-	(2,256,423,775)	21,491,865	(427,206,881)	4,777,666	(422,429,215)

Net loss		-	-	-	-	-	-	-	-	(280,523,468)	-	(280,523,468)	3,926,252	(276,597,216)
Fair value changes of convertible notes due to instrument-specific credit risk, net of nil income taxes	19	-	-	-	-	-	-	-	-	-	(212,997)	(212,997)	-	(212,997)
Foreign currency translation adjustment, net of nil income taxes		-	-	-	-	-	-	-	-	-	5,765,210	5,765,210	-	5,765,210
Decrease of transaction cost of Merger and PIPE Transactions		-	-	-	-	-	-	1,420,908	-	-	-	1,420,908	-	1,420,908
Share-based compensation	16	-	-	-	-	-	-	1,609,636	-	-	-	1,609,636	-	1,609,636
Issuance of Shares		-	-	-	-	-	-	713	-	-	-	713	-	713
Exercise of equity-settled share-based payments		-	-	-	-	-	-	7,792,742	-	-	-	7,792,742	-	7,792,742

Balance at September 30, 2024		-	-	-	-	33,243,582	9,733	1,818,539,295	-	(2,536,947,243)	27,044,078	(691,354,137)	8,703,918	(682,650,219)

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Deficit (Continued)

(Expressed in Renminbi Yuan)

		Series A-2 Convertible Preferred Share		Class A-1 Special Voting Share		Ordinary shares					Accumulated other comprehensive income	Total deficit attributable to shareholders of the Company
	Note	Number of issued shares	Amount	Number of issued shares	Amount	Number of issued shares	Amount	Additional paid-in capital	Treasury shares	Accumulated losses			Non- controlling interests	Total shareholders’ deficit
			RMB		RMB		RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB

Balance at January 1, 2025		-	-	-	-	33,243,582	9,733	1,818,421,338	-	(2,668,505,330)	9,184,842	(840,889,417)	7,874,011	(833,015,406)

Net loss		-	-	-	-	-	-	-	-	(206,369,735)	-	(206,369,735)	(2,259,186)	(208,628,921)
Fair value changes of convertible notes due to instrument-specific credit risk, net of nil income taxes	19	-	-	-	-	-	-	-	-	-	(2,539,049)	(2,539,049)	-	(2,539,049)
Foreign currency translation adjustment, net of nil income taxes		-	-	-	-	-	-	-	-	-	9,583,803	9,583,803	-	9,583,803
Decrease of transaction cost of Merger and PIPE Transactions		-	-	-	-	-	-	714,520	-	-	-	714,520	-	714,520
Share-based compensation	16	-	-	-	-	-	-	2,434,834	-	-	-	2,434,834	-	2,434,834
Exercise of equity-settled share-based payments		-	-	-	-	-	-	15,151	-	-	-	15,151	-	15,151

Balance at September 30, 2025		-	-	-	-	33,243,582	9,733	1,821,585,843	-	(2,874,875,065)	16,229,596	(1,037,049,893)	5,614,825	(1,031,435,068)

See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

(Expressed in Renminbi Yuan)

	For the nine months ended September 30,
	2025	2024
	RMB	RMB

Cash flows from operating activities:

Net cash used in operating activities	(3,106,834)	(8,038,298)

Cash flows from investing activities:
Purchase of property and equipment and intangible assets	(69,679,832)	(106,253,115)
Proceeds from disposal of property and equipment	2,704,520	7,039,573
Proceeds from maturity of time deposits	-	10,158,000
Net cash used in investing activities from continuing operations	(66,975,312)	(89,055,542)
Net cash provided by investing activities from discontinued operations	-	67,796,931
Net cash used in investing activities	(66,975,312)	(21,258,611)

Cash flows from financing activities:
Proceeds from convertible notes	-	41,104,980
Payment of issuance costs of convertible notes	-	(3,784,959)
Proceeds from issuance of promissory notes	-	142,536,000
Proceeds from bank borrowings	647,542,322	510,587,854
Repayment of bank borrowings	(600,770,656)	(682,033,737)
Proceeds from issuance of preferred shares	-	713
Proceed from exercise of employee share option	15,151	7,792,742
Net cash provided by financing activities	46,786,817	16,203,593

Effect of foreign currency exchange rate changes on cash and cash equivalents	(1,612,877)	6,240,486

Net decrease in cash and cash equivalents and restricted cash	(24,908,206)	(6,852,830)

Cash and cash equivalents and restricted cash at beginning of the period	184,237,431	203,586,692

Cash and cash equivalents and restricted cash at end of the period	159,329,225	196,733,862

Supplemental disclosure of cash flow information:
Interest expenses paid	11,715,046	14,097,231
Income tax paid	1,542,076	-

See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

(Expressed in Renminbi Yuan)

1.	Description of Business

TH International Limited together with its subsidiaries (“the Company”) is primarily engaged in developing and operating stores branded “Tim Hortons” throughout the People’s Republic of China (“PRC”), including Hong Kong and Macau. As of September 30, 2025, there were 1,030 Tim Hortons stores in PRC, including 551 Company owned and operated stores and 479 franchised stores. For the 1,030 Company owned and franchised stores, 227 stores are in Shanghai, 94 stores in Beijing, 58 stores in Hangzhou, 47 stores in Nanjing, 37 stores in Suzhou, 34 stores in Wuhan, 31 stores in Shenzhen and other 502 stores in Chengdu, Xi’an, Guangzhou, Tianjin, Chongqing, Changzhou, Ningbo, etc.

2.	Summary of Significant Accounting Policies

Basis of Preparation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP) for interim financial information. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted as permitted by rules and regulations of the United States Securities and Exchange Commission. The consolidated balance sheet as of December 31, 2024 was derived from the Company’s audited consolidated financial statements. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the consolidated balance sheet as of December 31, 2024, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ deficit and cash flows for the year then ended.

In the opinion of the management, all adjustments (which include normal recurring adjustments) necessary to present a fair statement of the financial position as of September 30, 2025, the results of operations and cash flows for the nine months ended September 30, 2025 and 2024, have been made.

These unaudited condensed consolidated financial statements have been prepared in accordance with U.S. GAAP assuming the Company will continue as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, substantial doubt about the Company’s ability to continue as a going concern exists.

The Company has incurred losses since its inception. The Company incurred net losses of RMB209 million and RMB277 million for the nine months ended September 30, 2025 and 2024, respectively. For the nine months ended September 30, 2025, the Company had net operating cash outflow of RMB3 million. As of September 30, 2025, the Company’s net current liabilities and accumulated losses were RMB1,220 million and RMB2,875 million, respectively. The Company will require additional liquidity to continue its operations over the next 12 months.

Historically, the Company had relied principally on proceeds from the issuance of ordinary shares, convertible notes and bank borrowings to finance its operations and business expansion. The Company has evaluated plans to continue as a going concern which include, but are not limited to, (i) reducing discretionary capital and operating expenses (ii) obtaining additional facilities from banks and renewal of existing bank borrowings (iii) obtaining financial support from the controlling shareholder and related parties (iv) issuing convertible notes and exploring opportunities for further equity financing. Notwithstanding this, feasibility of some of these plans is contingent upon factors outside of the control of the Company and, as such, the Company concluded that substantial doubt about its ability to continue as a going concern has not been alleviated as of the reporting date.

The unaudited condensed consolidated financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Company were unable to continue as a going concern.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

(Expressed in Renminbi Yuan)

2.	Summary of Significant Accounting Policies (Continued)

Use of Estimates

The preparation of the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period in the unaudited condensed consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include expected credit losses for financial assets held at amortized cost, incremental borrowing rate, net realizable value of inventories, recoverability of long-lived assets, fair value of share-based compensation arrangements, liability-settled share-based payment to non-employee and convertible notes.

Risks and Concentration

Foreign exchange risk

As the Company’s principal activities are carried out in PRC, the Company’s transactions are mainly denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions involving RMB must take place through the People’ Bank of China or other institutions authorized to buy and sell foreign exchange. The exchange rates adopted for the foreign exchange transactions are the rates of exchange quoted by the People’ Bank of China that are determined largely by supply and demand.

The management does not expect that there will be any significant currency risk for the Company during the reporting periods.

The Company’s credit risk primarily arises from cash, time deposits, restricted cash, prepaid expenses and other current assets and accounts receivable. The bank deposits, including time deposits and restricted cash, with financial institutions in the mainland of the PRC and Hong Kong Special Administrative Region (“HKSAR”) are insured by the government authorities up to RMB500,000 and HKD800,000, respectively. Total bank deposits are insured by the government authorities with amounts up to RMB7,660,480 and RMB12,270,323 as of September 30, 2025 and December 31, 2024, respectively.

The Company expects that there is no significant credit risk associated with cash, time deposits and restricted cash, which are held by reputable financial institutions. The Company believes that itis not exposed to unusual risks as these financial institutions have high credit quality.

The Company has no significant concentrations of credit risk with respect to its prepaid expenses and other current assets.

Accounts receivable are unsecured and are primarily derived from revenue earned from sub-franchisees and wholesale customers. The risk with respect to accounts receivable is mitigated by credit evaluations performed on them.

Concentration of operation risk

The Company owns, operates and franchises stores in the PRC, including Hong Kong and Macau under the “Tim Hortons” brand and owns. Such business activities are solely dependent upon its master development agreement with Tim Hortons Restaurants International GmbH (“THRI”). The Company’s failure to comply its master development agreement with THRI would have a material adverse effect on its financial condition, results of operations, and cash flows.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

(Expressed in Renminbi Yuan)

2.	Summary of Significant Accounting Policies (Continued)

Operating Segments

The Company’s chief operating decision maker has been identified as the chief executive officer, who reviews segment results when making decisions about allocating resources and assessing performance of the Company. For the purpose of internal reporting and management’s operation review, the Company has determined that before acquisition of Popeyes, the Company operated Tim Hortons only, and hence identified one reportable segment; subsequent to acquisition of Popeyes and prior to the disposal date, it operated under two reportable segments, namely, Tim Hortons and Popeyes; and after the disposal date, one reportable segment, which is Tim Hortons. The Company defines segment loss before income taxes, the measure of segment profit or loss, as loss before income taxes (computed in accordance with GAAP) excluding income (loss) from discontinued operations, service expenses incurred at headquarter, share-based compensation, interest income and expenses, foreign currency transaction gain (loss), loss of the debt extinguishment, changes in fair value of deferred contingent consideration, convertible notes, warrant liabilities, ESA derivative liabilities.

3.	Accounts Receivable, Net

Accounts receivable, net of allowance for doubtful accounts consist of the following:

	As of September 30,	As of December 31,
	2025	2024
Accounts receivable	33,933,239	44,147,035
Less: allowance for doubtful accounts	(15,951,999)	(13,621,115)
Accounts receivable, net	17,981,240	30,525,920

	For the nine months ended September 30,
	2025	2024
Beginning balance	13,621,115	4,958,889
Provision/(Reversal)	2,330,884	(2,398,025)
Ending balance	15,951,999	2,560,864

4.	Inventories

Inventories consist of the following:

	As of September 30,	As of December 31,
	2025	2024
Food, beverage and packaged products	27,833,360	26,230,212
Merchandise for e-commerce sales	2,999,283	2,979,839
Others	9,408,262	8,368,364
Total	40,240,905	37,578,415

Provision for inventories write-down was recognized in costs for other revenues, amounting to RMB2,294,656 and RMB1,166,391 for the nine months ended September 30, 2025 and 2024, respectively.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

(Expressed in Renminbi Yuan)

5.	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following:

	As of September 30,	As of December 31,
	2025	2024
Creditable input VAT	133,454,047	122,007,581
Short-term deposits	9,392,533	9,003,252
Receivables from payment processors and aggregators	16,059,621	12,356,383
Prepaid marketing expenses	8,285,857	5,373,942
Others	8,824,145	10,140,429
Total	176,016,203	158,881,587

6.	Property and Equipment, Net

Property and equipment, net, consist of the following:

	As of September 30,	As of December 31,
	2025	2024
Furniture and office equipment	82,869,492	85,599,025
Kitchen equipment	196,404,960	213,069,648
Software	145,272,676	131,983,473
Leasehold improvements	554,839,502	591,976,672
Construction in progress	651,141	1,317,561

Property and equipment, gross	980,037,771	1,023,946,379
Less: accumulated depreciation	(503,593,167)	(436,363,031)
Less: accumulated impairment loss	(88,492,352)	(85,424,646)

Property and equipment, net	387,952,252	502,158,702

Depreciation and amortization related to property and equipment was RMB96,045,168 and RMB110,596,079 for the nine months ended September 30, 2025 and 2024, respectively.

The Company conducted impairment tests each quarter end as triggered by underperformance of certain company owned and operated stores and the Company’s plans of store closures, on the recoverability of the related asset groups, comprising store-level property and equipment, intangible assets with definite useful lives and operating lease right-of-use assets. The estimated undiscounted future cash flows generated by certain asset groups were less than their carrying amount, and therefore the fair values of the asset groups were estimated. When the fair value of the asset group was less than its carrying amount, the carrying amounts of the long-lived assets in the asset group were reduced on a pro-rata basis but no less than the fair value of an individual long-lived asset. The impairment losses were RMB29,087,724 and RMB40,386,344 for the nine months ended September 30, 2025 and 2024, respectively.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

(Expressed in Renminbi Yuan)

6.	Property and Equipment, Net (Continued)

The recoverability of the enterprise level assets, primarily comprising franchise right - authorized by THRI, software and leasehold improvements for office, was also evaluated and impairment testing carried out as of September 30, 2025 and December 31, 2024. The Company added the carrying amounts of the lower-level asset groups to the carrying amount of the enterprise assets and compares that aggregate carrying amount to the sum of estimated future cash flows of the lower-level asset groups and the cash flows related to the enterprise assets. The estimated undiscounted future cash flows generated by asset groups were greater than their carrying amount, hence no impairment losses were recorded for enterprise assets.

7.	Intangible Assets, Net

Intangible assets, net consist of the following:

	Amortization	As of September 30, 2025	As of December 31, 2024
	Period (years)
Franchise right - authorized by THRI	20	71,055,000	71,884,000
Franchise right - upfront franchise fees	1-13.5	85,163,175	84,994,957
Less: accumulated amortization		(70,350,374)	(59,859,869)

Intangible assets, net		85,867,801	97,019,088

Amortization of intangible assets is charged to store depreciation and amortization and franchise and royalty expenses as follows:

	For the nine months ended September 30,
	2025	2024
Store depreciation and amortization	4,688,233	6,877,258
Franchise and royalty expenses	9,337,210	6,004,418

Total	14,025,443	12,881,676

8.	Other Non-Current Assets

Other non-current assets consist of the following:

	As of September 30,	As of December 31,
	2025	2024
Long-term rental deposits	47,773,005	53,966,563

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

(Expressed in Renminbi Yuan)

9.	Bank Borrowings

	As of September 30,	As of December 31,
	2025	2024
Short-term bank borrowings	427,751,670	375,996,175
Long-term bank borrowings due within one year	282,541	5,266,370
Total bank borrowings, current	428,034,211	381,262,545

	As of September 30,	As of December 31,
	2025	2024
Long-term bank borrowings	282,541	5,266,370
Less: Long-term bank borrowings due within one year	(282,541)	(5,266,370)
Total bank borrowings, non-current	-	-

The Company’s subsidiaries entered into RMB denominated credit facility agreements with commercial banks in the PRC, which allow the Company to draw down borrowings up to RMB655,000,000 as of September 30, 2025. As of September 30, 2025, the unused credit limits under credit facility agreements were RMB226,965,789.

Certain credit facilities contain covenant to meet the financial performance, if the Company fail to comply with these covenants and is not able to obtain covenant waivers or modifications, the banks could accelerate the indebtedness. As of September 30, 2025 and December 31, 2024 and for the nine months ended September 30, 2025 and 2024, the Company was in compliance with these financial covenants.

As of September 30, 2025 and December 31, 2024, the outstanding short-term bank borrowings balance under credit facility agreements bore interest rates ranging from 2.08% to 4.50% per annum and 2.40% to 4.20% per annum, respectively.

As of September 30, 2025 and December 31, 2024, the outstanding long-term bank borrowings balance under credit facility agreements bore interest rates of 4.60% per annum and ranging from 4.20% to 4.60% per annum, respectively.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

(Expressed in Renminbi Yuan)

10.	Contract Liabilities

Contract liabilities - current consist of the following:

	As of September 30,	As of December 31,
	2025	2024
Deferred revenue related to customer loyalty program	10,028,114	14,187,502
Advance from customers related to coupons and gift cards	10,804,998	12,390,620
Deferred revenue related to upfront franchise fees received from sub-franchisees	4,631,623	3,235,686
Advance from sub franchisees related to other franchise support activities	9,003,999	8,435,669
Others	1,737,512	1,428,070
Total	36,206,246	39,677,547

Contract liabilities – non-current consist of the following:

	As of September 30,	As of December 31,
	2025	2024
Deferred revenue related to upfront franchise fees received from sub-franchisees	9,738,126	7,781,755
Others	-	240,000
Total	9,738,126	8,021,755

Contract liabilities primarily consist of deferred revenue related to customer loyalty program and advance from customers related to coupons and gift cards. The deferred revenue related to customer loyalty program and advance from customers related to coupons and gift cards are expected to be recognized as revenue in the next 12 months from the balance sheet date.

As of September 30, 2025, the Company had RMB14,369,749 of deferred revenues related to upfront franchise fees which are expected to be recognized as revenues over the remaining contract periods of each individual franchise agreement and of which RMB4,631,623 is expected to be recognized in the next 12 months, RMB9,738,126 is expected to be recognized in next 2 to 10 years.

Revenue recognized that was included in the contract liabilities at the beginning of each period amounted to RMB37,083,118 and RMB40,050,989 for the nine months ended September 30, 2025 and 2024, respectively.

The Company has elected, as a practical expedient not to disclose the value of remaining performance obligations associated with sales-based royalty promised to sub-franchisees in exchange for franchise right and other related services.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

(Expressed in Renminbi Yuan)

11.	Commitments and Contingencies

The Company is required to pay an upfront franchise fee for each Company owned and operated store and franchise store, and a continuing franchise fee for each Company owned and operated store and franchise store, calculated as certain percentage of the store’s monthly gross sales, depending on when the store is opened. The upfront franchise fee and continuing franchise fee were RMB5,674,817 and RMB37,626,679 for the nine months ended September 30, 2025, and RMB6,043,619 and RMB37,091,513 for the nine months ended September 30, 2024, respectively. The outstanding accrued franchise fee due to THRI were RMB63,272,084 and RMB24,640,581 as of September 30, 2025 and December 31, 2024, respectively, which was recorded as amount due to related parties in the consolidated balance sheets.

12.	Leases

The Company leased over 500 company-owned stores and office space as of September 30, 2025. Most leases provide for fixed monthly payment and certain leases also include provisions for contingent rent, determined as a percentage of sales.

Generally, the Company does not have renewal options for leases. The lease agreements do not contain any material residual value guarantees or material restrictive covenants.

The components of rental expense were summarized as follows:

	For the nine months ended September 30,
	2025	2024
Operating lease cost	160,981,467	174,168,389
Variable lease cost	14,038,952	16,329,461
Total rental expense	175,020,419	190,497,850

Other information related to operating leases for the years ended September 30, 2025 and 2024 were as follows:

	For the nine months ended September 30,
	2025	2024
Cash paid for amounts included in the measurement of lease liabilities	141,550,243	154,404,031
Right-of-use assets obtained in exchange for new lease liabilities	24,662,078	14,407,547

	As of September 30, 2025	As of December 31, 2024
Weighted-average remaining lease term (years)	2.92	3.45
Weighted-average discount rate	5.97%	6.01%

13.	Other Current Liabilities

Other current liabilities consist of the following:

	As of September 30, 2025	As of December 31, 2024
Accrued payroll and employee-related costs	23,907,129	37,435,535
Payable for acquisition of property and equipment	24,077,029	75,330,611
Guarantee deposits	23,023,251	16,808,155
Accrued marketing expenses	2,731,012	7,528,051
Sundry taxes payable	9,115,818	10,435,265
Accrued professional service fees	9,740,322	10,733,915
Accrued offering costs	852,660	1,581,448
Accrued rental expenses	3,696,319	2,371,324
Other accrual expenses	57,933,186	28,982,559
Total	155,076,726	191,206,863

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

(Expressed in Renminbi Yuan)

14.	Convertible Notes, at Fair Value

As of September 30, 2025 and December 31, 2024, the balance of convertible notes measured at fair value was summarized as below:

	As of September 30, 2025	As of December 31, 2024
Current
Convertible Senior Notes due December 10, 2026 (“Convertible Senior Note”)	503,779,950	473,715,560
Convertible notes, at fair value, current	503,779,950	473,715,560
Non-current
Convertible Notes due June 28, 2027 (“Convertible Junior Note”)	425,619,450	464,847,231
Convertible notes, at fair value, non-current	425,619,450	464,847,231
Total convertible notes, at fair value	929,399,400	938,562,791

Note: Subsequent to June 20, 2025, each holder of a Convertible Senior Note will have the right to require the Company to repurchase all of such holder’s Convertible Senior Note for a repurchase price at an amount in cash equal to the principal amount of such Convertible Senior Note plus accrued and unpaid interest. As a result, the Company reclassified such note as current liability.

As of September 30, 2025 and December 31, 2024, the unpaid principal balance of the Convertible Senior Note were US$50,000,000 (equivalent to RMB355,275,000) and US$50,000,000 (equivalent to RMB359,420,000), respectively. The difference between the fair value and the unpaid principal balance of the Convertible Senior Note were US$20,900,000 (equivalent to RMB148,504,950) and US$15,900,000 (RMB 114,295,560) as of September 30, 2025 and December 31, 2024, respectively. The changes in fair value due to instrument-specific credit risk were RMB2,004,324 and RMB212,997 for the nine months ended September 30, 2025 and 2024, respectively.

As of September 30, 2025 and December 31, 2024, the unpaid principal balance of the Convertible Junior Note were US$60,741,340 (equivalent to RMB431,597,591) and US$60,741,340 (equivalent to RMB436,633,048) respectively. The difference between the fair value and the unpaid principal balance of the Convertible Junior Note were US$841,340 (equivalent to RMB5,978,141) and US$3,924,960 (RMB28,214,183) as of September 30, 2025 and December 31, 2024, respectively. The changes in fair value due to instrument-specific credit risk were RMB 534,725 and nil for the nine months ended September 30, 2025 and 2024, respectively.

15.	Revenue

Revenue consists of the following:

	For the nine months ended September 30,
	2025	2024
Sales of food, beverage and packaging products by Company owned and operated stores	819,514,988	918,141,158
Franchise fees	24,770,675	17,627,439
Revenues from other franchise support activities	151,811,590	99,080,257
Revenues from wholesale activities	3,323,356	18,055,811
Revenues from other activities	8,315,189	5,628,344

Total revenues	1,007,735,798	1,058,533,009

All of the property and equipment of the Company are physically located in the PRC. The geographical location of customers is based on the location at which the customers operate and all of the Company’s revenue is derived from operations in the PRC for the nine months ended September 30, 2025 and 2024.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

(Expressed in Renminbi Yuan)

16.	Share-based Compensation

The following tables set forth the activities of Original Option Units, Additional Option Units and Restricted Share Units for the nine months ended September 30, 2025:

	Number of Original Option Units	Weighted average exercise price	Weighted average grant date fair value	Weighted average remaining contractual years	Aggregate intrinsic value
		US$	US$		US$
Outstanding as of January 1, 2025	19,957,442	0.40	0.32	4.88	71,540
Forfeited	(166,566)	0.43	-	-	-
Outstanding as of September 30, 2025	19,790,876	0.37	0.32	4.10	-
Expected to be vested as of September 30, 2025	19,790,876	0.37	0.32	4.10	-
Exercisable as of September 30, 2025	17,707,680	0.33	0.27	3.83	-

	Number of Additional Option Units	Weighted average exercise price	Weighted average grant date fair value	Weighted average remaining contractual years	Aggregate intrinsic value
		US$	US$		US$
Outstanding as of January 1, 2025	528,942	0.82	0.58	0.03	-
Forfeited	(9,268)	1.20	-	-	-
Outstanding as of September 30, 2025	519,674	0.81	0.58	-	-
Expected to be vested as of September 30, 2025	519,674	0.81	0.58	-	-
Exercisable as of September 30, 2025	519,674	0.81	0.58	-	-

	Number of Restricted Share Units	Weighted average exercise price	Weighted average grant date fair value	Weighted average remaining contractual years	Aggregate intrinsic value
		US$	US$		US$
Outstanding as of January 1, 2025	13,545,875	0.00	0.62	N/A	2,786,010
Exercised	(327,925)	0.00	-	-	-
Outstanding as of September 30, 2025	13,217,950	0.00	0.62	N/A	1,959,739
Vested and expected to be vested as of September 30, 2025	13,217,950	0.00	0.62	N/A	1,959,739

All of share-based compensation expenses relating to Original Option Units, Additional Option Units and Restricted Share Units in the amount of RMB2,434,834 and RMB1,609,636 for the nine months ended September 30, 2025 and 2024, respectively, were included in general and administrative expenses.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

(Expressed in Renminbi Yuan)

17.	Income Tax Expense

The statutory income tax rate for the Company’s major operating entities is 25% for the nine months ended September 30, 2025 and 2024. The effective income tax rate for the nine months ended September 30, 2025 and 2024 was (0.2%) and (0.5%), respectively. Due to the Company’s continuous loss-making status, valuation allowance was fully provided for deferred tax assets as of September 30, 2025 and December 31, 2024.

18.	Loss Per Share

Basic and diluted losses per ordinary share for the nine months ended September 30, 2025 and 2024 are calculated as follow.

	Nine months ended September 30,
	2025	2024
Numerator:
Net loss from continuing operations attributable to shareholders of the Company	(206,369,735)	(325,482,297)
Net income from discontinued operations attributable to shareholders of the Company	-	44,958,829
Net loss attributable to shareholders of the Company	(206,369,735)	(280,523,468)

Denominator:
Basic and diluted weighted average number of ordinary shares	32,542,071	32,410,787

Basic and diluted loss per ordinary share
Continuing operations	(6.34)	(10.04)
Discontinued operations	-	1.39
Total	(6.34)	(8.65)

For the nine months ended September 30, 2025 and 2024, the calculation of basic loss per ordinary shares excludes 280,000 unvested Earn-in Shares owned by the Sponsor of SPAC that would only be vested upon the Company’s future share price reaching certain price thresholds.

The following securities were excluded from the computation of diluted net loss per share because their effective would have been anti-dilutive or for which the contingent condition had not been met at the end of the period:

	Nine months ended September 30,
	2025	2024

Earn-out Shares	2,800,000	2,800,000
Original Option Units	1,146,683	1,210,632
Additional Option Units	30,110	36,608
Liability-settled share-based payment to non-employee	40,000	40,000
Convertible Senior Note	1,431,308	1,431,308
Convertible Junior Note	21,149,934	21,149,934

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

(Expressed in Renminbi Yuan)

19.	Fair Value Measurement

The following table presents the fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis as of September 30, 2025 and December 31, 2024:

	As of September 30, 2025			Total Fair
	Level 1	Level 2	Level 3	Value
	RMB	RMB	RMB	RMB
Liabilities
Current
Convertible Senior Note	-	-	503,779,950	503,779,950
Liability-settled share-based payment to non-employee	-	-	852,660	852,660
Non-current
Convertible Junior Note	-	-	425,619,450	425,619,450

Total	-	-	930,252,060	930,252,060

	As of December 31, 2024			Total Fair
	Level 1	Level 2	Level 3	Value
	RMB	RMB	RMB	RMB
Liabilities
Current
Convertible Senior Note	-	-	473,715,560	473,715,560
Liability-settled share-based payment to non-employee	-	-	1,581,448	1,581,448
Non-current
Convertible Junior Note	-	-	464,847,231	464,847,231

Total	-	-	940,144,239	940,144,239

The inputs used in the analysis for September 30, 2025 and December 31, 2024 were classified as Level 3 inputs within the fair value hierarchy due to the lack of observable market data and activity.

The table below reflects the reconciliation from the opening balances to the closing balances for recuring fair value measurement of the fair value hierarchy for the nine months ended September 30, 2025:

	Convertible Senior Note	Convertible Junior Note	Liability-settled share-based payment to non-employee

Balance as of January 1, 2025	473,715,560	464,847,231	1,581,448
Changes in fair value, excluding impact of instrument-specific credit risk	33,787,176	(34,653,330)	(714,520)
Changes in fair value due to instrument specific credit risk	2,004,324	534,725	-
Foreign currency translation adjustment	(5,727,110)	(5,109,176)	(14,268)
Balance as September 30, 2025	503,779,950	425,619,450	852,660

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

(Expressed in Renminbi Yuan)

19.	Fair Value Measurement (Continued)

The Convertible Senior Note and Convertible Junior Note were measured at fair value using the Binomial Option Pricing Model. The liability-settled share-based payment to non-employee were measured at fair value using the Black-Scholes Option Pricing Model.

As of September 30, 2025, the assumptions were as follow:

	Convertible Senior Note	Convertible Junior Note	Liability-settled share-based payment to non-employee
Expected volatility	64.00%	60.00%	43.00%
Risk-free interest rate (per annum)	3.64%	3.64%	3.99%
Expected dividend yield	0.00%	0.00%	0.00%
Fair value of the underlying ordinary share	US$2.59	US$2.59	US$2.59
Bond yield	9.23%	9.22%	N/A

The expected volatility was estimated based on the historical volatility of the Company. The risk-free interest rate was estimated based on the yield to maturity of U.S. treasury bonds denominated in US$ for a term consistent with the expected term of the notes in effect at the valuation date of Convertible Senior Note, Convertible Junior Note, and liability-settled share-based payment to non-employee. The expected dividend yield is zero as the Company has never declared or paid any cash dividends on its shares and the Company does not intend to pay dividend before the Company becomes profitable. The bond yield was based on the market yield of comparable bonds with similar credit rating. The fair value of the Company’s ordinary shares was obtained from the listed trading price.

Nonrecurring Fair Value Measurements

Long-lived assets within asset groups were measured at fair value based on unobservable inputs (Level 3) on a nonrecurring basis as of the end of each quarter during 2025 and 2024 due to impairment recognized on those assets at that date. The fair values of store-level assets primarily reflect the price market participant would pay to sub-lease the operating lease right-of-use assets and acquire remaining store assets, representing the highest and best use of these assets. Significant unobservable inputs used in the fair value measurement include future market rental prices.

20.	Related Parties

The related parties are summarized as follow:

Cartesian Capital Group, LLC	Ultimate controlling party
Pangaea Two, LP	Intermediate holding company
Pangaea Two Acquisition Holdings XXIIA, Ltd.	Parent company
THRI	Shareholder of the Company
Pangaea Three Acquisition Holdings IV, Limited	A subsidiary of ultimate holding company and shareholder of the Company
TDL Group Corp	A subsidiary of shareholder of the Company
Pangaea Data Tech (Shanghai) Co., Ltd	A subsidiary of ultimate controlling party
PLK APAC Pte. Ltd.	A subsidiary of shareholder of the Company subsequent to June 28, 2024
Bobipai (Shanghai) Catering Management Co., Ltd. (Bobipai (Shanghai))	A subsidiary of shareholder of the Company subsequent to June 28, 2024

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

(Expressed in Renminbi Yuan)

20.	Related Parties (Continued)

The material related party transactions are summarized as follows:

		Nine months ended September 30,
		2025	2024
Continuing franchise fee to THRI	(i)	37,626,679	36,133,965
Continuing franchise fee to PLK APAC Pte. Ltd.		-	957,548
Upfront franchise fee to THRI	(ii)	5,674,817	5,881,635
Upfront franchise fee to PLK APAC Pte. Ltd.		-	161,984
Purchase of coffee beans from TDL Group Corp	(iii)	26,908,924	35,767,421
Services provided by Pangaea Data Tech (Shanghai) Co., Ltd.	(iv)	3,796,792	4,164,717
Provision of services to Bobipai (Shanghai)	(v)	1,922,429	354,969
Reimbursements from Bobipai (Shanghai)		-	185,097
Issuance of promissory notes to Pangaea Three Acquisition Holdings IV, Limited		-	142,536,000

(i)	Pursuant to the master development agreement between the Company and THRI, pays continuing franchise fee based on certain percentage of revenue generated from Company owned and operated stores and franchise stores, and such continuing franchise fee was recorded in Franchise and royalty expenses.

(ii)	Pursuant to the master development agreement between the Company and THRI, the Company pays upfront franchise fee for each newly opened store to THRI during the term of the master development contract.

(iii)	The Company purchased coffee beans from TDL Group Corp. for its daily operation in the amount of RMB26,908,924 and RMB35,767,421 for the nine months ended September 30, 2025 and 2024, respectively.

The Company sold and recognized coffee beans purchased from TDL Group Corp. for its daily operation in the costs of food and packaging in the amount of RMB23,948,527 and RMB42,803,419 for the nine months ended September 30, 2025 and 2024, respectively.

(iv)	Pangaea Data Tech (Shanghai) Co., Ltd. provides various data maintenance and management services, technical supports and consulting services in support of the operation of the Company. For the nine months ended September 30, 2025 and 2024, RMB630,000 and RMB450,000 of purchased services were recognized in other operating expenses, respectively, while RMB3,166,792 and RMB3,714,717 were capitalized in property and equipment, respectively.

(v)	On June 28, 2024, the Company disposed Popeyes China operation to PLK APAC Pte. Ltd. As part of the disposal, the Company is obligated to provide transitioning management support and IT support to Bobipai (Shanghai), in the amount of RMB1,922,429 and RMB354,969 for the nine months ended September 30, 2025 and 2024, respectively.

(vi)	Cartesian Capital Group, LLC paid travel and entertainment expenses relating to Company’s directors on behalf of the Company.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

(Expressed in Renminbi Yuan)

20.	Related Parties (Continued)

As of September 30, 2025 and December 31, 2024, the balances of transactions with related parties are set forth below:

Amount due from related parties:

	As of September 30, 2025	As of December 31, 2024

Amount due from RBI related to Popeyes China Transaction	2,448,029	4,764,645
Amount due from Bobipai (Shanghai) related to provision of services	318,224	1,092,991
Total	2,766,253	5,857,636

Amount due to related parties:

		As of September 30, 2025	As of December 31, 2024

TDL Group Corp	(iii)	47,713,425	20,983,264
THRI	(i)(ii)	63,272,084	24,640,581
Pangaea Data Tech (Shanghai) Co., Ltd.	(iv)	3,602,487	1,528,811
Cartesian Capital Group, LLC	(vi)	952,824	963,940
Total		115,540,820	48,116,596

21.	Segment reporting

Subsequent to the disposal of Popeyes, the Company operated under single reportable segment, Tim Hortons, which owns the exclusive franchise right authorized by THRI, and is authorized to develop and operate stores branded “Tim Hortons” throughout the PRC, including Hong Kong and Macau.

The Company’s chief executive officer as the chief operating decision maker (the “CODM”) evaluates performance, monitor budget versus actual results, make operating decisions and allocates resources primarily based on net revenues and segment loss before income taxes, which is defined in Note 2. The Company does not allocate service expenses incurred in the headquarter, share-based compensation, income taxes or other non-operating items to segments. The Company didn’t include assets information in the segment disclosure since no asset information provided to the CODM.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

(Expressed in Renminbi Yuan)

21.	Segment reporting (Continued)

The following is reconciliation of the Company’s consolidated loss from continuing operations before income taxes to reportable segment loss before taxes. No additional reconciliation of reportable segment revenue since no further reconciliation item between the Company’s consolidated total revenue and segment revenue.

	For the nine months ended September 30,
	2025	2024
Loss from continuing operations before income taxes	(208,145,246)	(320,057,524)
Plus (deduct):
Service expenses incurred at headquarter	10,616,781	19,655,271
Share-based compensation	2,391,061	1,259,845
Interest income	(2,879,817)	(2,220,054)
Interest expense	12,662,223	18,742,157
Foreign currency transaction loss/(gain)	492,832	(4,418,040)
Loss of the debt extinguishment	-	10,657,161
Changes in fair value of Deferred Contingent consideration	-	16,941,248
Changes in fair value of convertible notes	(866,154)	48,461,077
Segment loss before income taxes	(185,728,320)	(210,978,859)

22.	Subsequent Events

(i)	On October 31, 2025, the Company entered into a definitive agreement for the issuance of senior secured convertible notes due September 2029 (the “2025 Senior Secured Convertible Notes”) in an aggregate principal amount of approximately US$89.9 million. The 2025 Senior Secured Convertible Notes are convertible into newly issued ordinary shares of the Company at a price of US$2.7822, which equals to 110% of the five-day volume-weighted average share price (“VWAP”) prior to the signing of the transaction. The 2025 Senior Secured Convertible Notes are secured by (i) a pledge of 100% of the shares of TH Hong Kong International Limited, a subsidiary of the Company, and (ii) an all-asset debenture over all of the Company’ assets. The Company intends to use part of the proceeds from the issuance of the 2025 Senior Secured Convertible Notes for the repurchase of all outstanding amount due under Convertible Senior Note. Concurrently, THRI and Cartesian Capital Group have agreed to extend the maturity of Convertible Junior Note from June 2027 to September 2029, with the conversion price reset to align with that of the 2025 Senior Secured Convertible Notes. The above transactions were closed on December 2, 2025.

(ii)	On January 21, 2026, the Company’s Board of Directors approved an ESOP exercise price adjustment for share options granted under the 2019 Share Option Scheme to the lower of US$2.7822 per share and the original ESOP exercise price.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Cayman Companies Act does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against dishonesty, willful default or fraud or the consequences of committing a crime. Our articles of association provide that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our articles of association.

Pursuant to the indemnification agreements between us and our directors and officers, the form of which was filed as Exhibit 10.7 to our registration statement on Form F-4 (File No. 333-259743) that was filed with the SEC on March 28, 2022, we agreed to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer.

ITEM 9. EXHIBITS

The exhibits to this registration statement are listed in the Index to Exhibits below.

ITEM 10. UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)	Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this item do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
1.1*	Form of Underwriting Agreement
3.1	Second Amended and Restated Memorandum and Articles of Association of TH International Limited (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form F-1 (File No. 333-267864) filed by the Registrant on October 13, 2022)
4.1	Specimen Ordinary Share Certificate (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form F-4 (File No. 333-259743) filed by the Registrant on September 23, 2021)
4.2*	Certificate of Designation for Preferred Shares
4.3*	Form of Warrant Agreement
4.4*	Form of Subscription Rights Certificate
4.5*	Specimen Unit Certificate
5.1	Opinion of Maples and Calder (Cayman) LLP regarding the validity of the securities being registered
8.1	Opinion of Maples and Calder (Cayman) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2	Opinion of Han Kun Law Offices regarding certain PRC law matters
10.1	Convertible Note Purchase Agreement by and among TH International Limited, Tim Hortons Restaurants International GMBH, SONA Credit Master Fund Limited and SONA Blue Peak, Ltd. (incorporated by reference to Exhibit 10.1 to the Form 6-K (File No. 001-41516), furnished with the SEC on October 31, 2025)
23.1	Consent of KPMG Huazhen LLP, Independent Registered Public Accounting Firm
23.2	Consent of Maples and Calder (Cayman) LLP (included in Exhibit 5.1)
23.3	Consent of Han Kun Law Offices (included in Exhibit 8.2)
24.1	Power of attorney (included on signature page of Part II of this Registration Statement)
107	Calculation of Filing Fee Table

*	To be filed by amendment or as an exhibit to a document to be incorporated by reference into this registration statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on March 27, 2026.

TH International Limited.

By:	/s/ Yongchen Lu
Name:	Yongchen Lu
Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Yongchen Lu and Dong Li as his true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities set forth below on March 27, 2026.

Signature	Title

/s/ Peter Yu	Chairman and Director
Peter Yu

/s/ Yongchen Lu	Chief Executive Officer and Director
Yongchen Lu	(Principal Executive Officer)

/s/ Dong Li	Chief Financial Officer
Dong Li	(Principal Financial and Accounting Officer)

/s/ Gregory Armstrong	Director
Gregory Armstrong

/s/ Paul Hong	Director
Paul Hong

/s/ Thiago Santelmo	Director
Thiago Santelmo

/s/ Eric Haibing Wu	Director
Eric Haibing Wu

/s/ Rafael Odorizzi De Oliveira	Director
Rafael Odorizzi De Oliveira

/s/ Derek Cheung	Director
Derek Cheung

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Under the Securities Act, the undersigned, the duly authorized representative in the United States of TH International Limited, has signed this registration statement in New York, United States on March 27, 2026.

Authorized U.S. Representative

Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President